SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Travelers Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 17, 2009

Dear Fellow Shareholders:

Please join us for The Travelers Companies, Inc. Annual Meeting of Shareholders on Tuesday, May 5, 2009, at 10:30 a.m. (Central Daylight Time) at our office at 385 Washington Street, Saint Paul, Minnesota 55102.

We are pleased to have again utilized the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that the e-proxy process will expedite our shareholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our annual meeting.

In accordance with this rule, we sent shareholders of record at the close of business on March 6, 2009 a Notice of Internet Availability of Proxy Materials on or about March 17, 2009. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone, by completing, signing and promptly returning a proxy card or you may vote in person at the Annual Meeting.

Thank you for your continued support of Travelers.

Sincerely,

Jay S. Fishman

Chairman of the Board and Chief Executive Officer

PROXY VOTING METHODS

If at the close of business on March 6, 2009, you were a shareholder of record or held shares through a Travelers benefit or compensation plan or a broker or bank, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 4 of the Proxy Statement.

If you are a shareholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 4, 2009 to be counted.

Please note, if you hold shares through a Travelers benefit or compensation plan, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 1, 2009. Those votes cannot be changed or revoked after that time, and those shares cannot be voted in person at the Annual Meeting.

To vote by proxy:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit Control Number included on your Notice of Internet Availability of Proxy Materials or proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•	From a touch-tone telephone, dial (800) 690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit Control Number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.

BY MAIL

•	Request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

THE TRAVELERS COMPANIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	10:30 a.m. (Central Daylight Time) on Tuesday, May 5, 2009

PLACE	The Travelers Companies, Inc.

385 Washington Street

Saint Paul, Minnesota 55102

ITEMS OF BUSINESS	1.	To elect the 12 directors listed herein.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009.

3.	To re-approve the material terms of the performance goals under The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan.

4.	To consider a shareholder proposal relating to political contributions, if presented at the Annual Meeting.

5.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a shareholder of record at the close of business on March 6, 2009.

VOTING BY PROXY

To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a paper proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section beginning on page 1 of the Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Matthew S. Furman

Senior Vice President and

Corporate Secretary

This Notice of Annual Meeting and Proxy Statement

are being distributed or made available, as the

case may be, on or about March 17, 2009.

TABLE OF CONTENTS (Continued)

THE TRAVELERS COMPANIES, INC.

485 Lexington Avenue

New York, New York 10017

Telephone: 917-778-6000

PROXY STATEMENT

Annual Meeting of Shareholders

May 5, 2009

10:30 a.m. (Central Daylight Time)

GENERAL INFORMATION

Why am I being provided with these materials?

We have made these proxy materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail in connection with the solicitation by the Board of Directors (the “Board”) of The Travelers Companies, Inc. (the “Company” or “Travelers”) of proxies to be voted at our Annual Meeting of Shareholders to be held on May 5, 2009 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the meeting and vote your shares in person.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have again elected to provide shareholders access to our proxy materials over the Internet. We believe that the e-proxy process will expedite our shareholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about March 17, 2009 to shareholders of record entitled to vote at the Annual Meeting. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice and to download printable versions of the proxy materials or to request and receive a printed set of the proxy materials from us. Instructions on how to access the proxy materials over the Internet or to request a printed copy from us may be found on the Notice.

What am I voting on?

There are four proposals scheduled to be voted on at the meeting:

•	Election of the 12 directors listed in this Proxy Statement.

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2009.

•	Re-approval of the material terms of the performance goals under The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”).

•	Shareholder proposal relating to political contributions, if presented at the Annual Meeting.

Who is entitled to vote?

Shareholders as of the close of business on March 6, 2009 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 585,267,285 shares of common stock and 266,748.39 shares of Series B convertible preferred stock outstanding. The holders of common stock and Series B convertible preferred stock vote as one class on all matters at the Annual Meeting. Each share of Series B convertible preferred stock is entitled to eight votes. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”);

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”) – Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares;

•	Credited to your account in our 401(k) Savings Plan; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

A majority of the aggregate voting power of the shares of common stock and Series B convertible preferred stock entitled to vote must be present or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). We believe that under current New York Stock Exchange (“NYSE”) rules, the shareholder proposal relating to political contributions is the only proposal for which your broker will not have discretionary authority to vote your shares at the Annual Meeting. On the Record Date, 585,267,285 shares of our common stock and 266,748.39 shares of our Series B convertible preferred stock were outstanding. Each share of common stock is entitled to one vote, and each share of Series B convertible preferred stock is entitled to eight votes. Therefore, a total of 587,401,272 votes are eligible to be cast at the Annual Meeting.

How many votes are required to approve each proposal?

Each director shall be elected at the Annual Meeting by the vote of a majority of the votes cast with respect to the director. A majority of the votes cast with respect to election of a director means that, of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock of the Company, those votes cast “for” a director must exceed the votes cast “against” that director. In an uncontested election of directors at which a quorum is present, if any nominee for director receives a greater number of “against” votes than “for” votes, our Governance Guidelines require that such person must promptly tender his or her resignation to the Board following certification of the shareholder vote. Our Governance Guidelines further provide that the Nominating and Governance Committee will then consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision within 90 days from the date of the certification of the election results. Cumulative voting in the election of directors is not permitted.

Any other proposal requires an affirmative vote equal to the greater of (1) a majority of the votes represented in person or by proxy at the Annual Meeting that are entitled to vote on the proposal and (2) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting.

How are votes counted?

You may vote “FOR” or “AGAINST” each of the nominees for the Board, or you may “WITHHOLD” authority to vote for one or more nominees. You may vote “FOR”, “AGAINST” or “ABSTAIN” on each of the other proposals. With respect to the election of directors, a “WITHHOLD” vote will have the same effect as an abstention and will not count as a vote cast “FOR” or “AGAINST” a director nominee. Therefore, a “WITHHOLD” vote will have no effect on the outcome of the election of directors. If a majority of the votes represented in person or by proxy at the Annual Meeting that are entitled to vote on the proposal is required in order to approve a proposal, then an abstention will have the same effect as a vote against the proposal and a broker non-vote will have no effect in determining whether the shareholder proposal is approved because the shares subject to the broker non-vote will not be deemed “entitled to vote” on the proposal. However, if a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting is required in order to approve a proposal, then an abstention or a broker non-vote on the shareholder proposal will be considered a vote against the proposal and may have a negative effect in determining whether the proposal is approved. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee, “FOR” the other proposals as recommended by the Board, “AGAINST” the shareholder proposal as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon. Voting instructions are being provided separately to current and former employees who hold shares through any of our benefit or compensation plans.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes, and representatives of IVS Associates will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2009.

•	“FOR” the re-approval of the material terms of the performance goals under the 2004 Stock Incentive Plan.

•	“AGAINST” the shareholder proposal relating to political contributions.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record or hold shares through one of our benefit or compensation plans, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In all circumstances, you may vote:

•

By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit Control Number included on your Notice or your proxy card in order to vote by Internet.

•

By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing (800) 690-6903 and by following the recorded instructions. You will need the 12-digit Control Number included on your Notice or your proxy card in order to vote by telephone.

•

By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Daylight Time) on May 4, 2009 for the voting of shares held by shareholders of record or held in street name and at 11:59 p.m. (Eastern Daylight Time) on May 1, 2009 for the voting of shares held by current and former employees through a Company benefit or compensation plan.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than May 4, 2009.

Mailed proxy cards with respect to shares held by current and former employees through a Company benefit or compensation plan must be received no later than May 1, 2009.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a shareholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice or proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or proxy card so that your vote will be counted even if you later were to decide not to attend the Annual Meeting.

Shares held by current and former employees through a Company benefit or compensation plan cannot be voted in person at the Annual Meeting.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary or to any corporate officer of the Company, provided such statement is received no later than May 4, 2009;

•	Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on May 4, 2009;

•	Submitting a properly signed proxy card with a later date that is received no later than May 4, 2009; or

•	Attending the Annual Meeting, revoking your proxy and voting in person.

If you are a current or former employee and hold shares through a Travelers benefit or compensation plan, you may change your vote and revoke your proxy by any of the first three methods listed above if you do so no later than 11:59 p.m. (Eastern Daylight Time) on May 1, 2009. You cannot, however, revoke or change your proxy with respect to shares held through a Company benefit or compensation plan after that date, and you cannot vote those shares in person at the Annual Meeting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your Notice or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of The Travelers Companies, Inc. stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all shareholders must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co. to solicit proxies. We will pay Morrow & Co. a fee of $14,000, plus reasonable expenses, for these services.

ITEM 1—ELECTION OF DIRECTORS

There are currently 13 members of the Board. On February 4, 2009, the Board, upon recommendation of its Nominating and Governance Committee, unanimously nominated the 12 directors listed below for re-election to the Board at the Annual Meeting. Dr. Glen D. Nelson, who currently serves as a director, has reached the Board’s mandatory retirement age and, therefore, has not been nominated for re-election. We thank Dr. Nelson for his many years of service to the Company.

The directors elected at the Annual Meeting will hold office until the 2010 annual meeting of shareholders and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this Proxy Statement, as filed with the SEC, intend to vote the proxies held by them for the election of the 12 nominees named below. The proxies cannot be voted for more than 12 candidates for director. If any of the 12 nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election as Directors

Name, Title and Age	Principal Occupation, Business Experience and Directorships
ALAN L. BELLER Partner Cleary Gottlieb Steen & Hamilton LLP Director since 2007 Age 59

Mr. Beller is a partner, based in the New York City office, of the law firm of Cleary Gottlieb Steen & Hamilton LLP (“Cleary”). Mr. Beller joined Cleary in 1976, became a partner in 1984 and returned to Cleary in August 2006 after serving as the Director of the Division of Corporation Finance of the U.S. Securities and Exchange Commission and as Senior Counselor to the Commission from January 2002 until February 2006. Mr. Beller is a member of the Board of Overseers of the University of Pennsylvania Law School.

Nominees for Election as Directors

Name, Title and Age	Principal Occupation, Business Experience and Directorships
JOHN H. DASBURG Chairman, President and Chief Executive Officer ASTAR Air Cargo, Inc. Director since 1994 Age 66

Mr. Dasburg has been Chairman, President and Chief Executive Officer of ASTAR Air Cargo, Inc., an air freight service company, since April 2003. He served as Chief Executive Officer and President of Burger King Corporation from April 2001 through January 2003 and as Chairman of Burger King from April 2001 to March 2003. Mr. Dasburg served as President and Chief Executive Officer of Northwest Airlines from 1989 through March 2001. From 1980 to 1989 he held a number of positions at Marriott Corporation, including President of The Lodging Group, Chief Financial Officer and Chief Real Estate Officer. From 1973 to 1980, Mr. Dasburg was employed by KPMG Peat Marwick, serving as a Tax Partner from 1978 to 1980. Mr. Dasburg is a director of Mercy Hospital and Mercy Foundation and a member of the Board of Governors of the Florida State University System.

JANET M. DOLAN President Act 3 Enterprises, LLC Director since 2001 Age 59

Ms. Dolan has been President of Act 3 Enterprises, LLC, a consulting services company, since August 2006. She served as Chief Executive Officer and President of Tennant Company, a manufacturer of nonresidential floor maintenance equipment and products, from April 1999 until her retirement in December 2005, and she had served in a number of senior executive positions with Tennant Company from 1986 until April 1999. Prior to joining Tennant Company, Ms. Dolan was a director of the Minnesota Lawyers’ Professional Responsibility Board. She is also a director of Donaldson Company, Inc. and Wenger Corporation.

Nominees for Election as Directors

Name, Title and Age	Principal Occupation, Business Experience and Directorships
KENNETH M. DUBERSTEIN Chairman and Chief Executive Officer The Duberstein Group, Inc. Director since 1998 Age 64

Mr. Duberstein has been Chairman and Chief Executive Officer of The Duberstein Group, Inc., a strategic advisory and consulting firm, since 1989. Previously, Mr. Duberstein served as Chief of Staff to President Ronald Reagan from 1988 to 1989 and as Deputy Chief of Staff during 1987. From 1984 to 1986, Mr. Duberstein was Vice President of Timmons & Company in Washington, DC. Prior to that, he held the White House position as Assistant to the President, Legislative Affairs from 1981 to 1983. From 1977 to 1980, Mr. Duberstein was Vice President of the Committee for Economic Development. He serves as a director of the Council on Foreign Relations, the Brookings Institution, the National Alliance to End Homelessness and the National Endowment for Democracy, and he is a trustee for Franklin & Marshall College and a lifetime trustee for the Kennedy Center for the Performing Arts. Mr. Duberstein is also a director of The Boeing Company, ConocoPhillips and Mack-Cali Realty Corp.

JAY S. FISHMAN Chairman and Chief Executive Officer The Travelers Companies, Inc. Director since 2001 Age 56

Mr. Fishman is Chairman and Chief Executive Officer of Travelers. He has served as the Company’s Chief Executive Officer since the April 1, 2004 merger of The St. Paul Companies, Inc. with Travelers Property Casualty Corp. that formed the Company, and he assumed the additional role of Chairman in September 2005. He held the additional title of President from October 2001 until June 2008. From October 2001 until April 2004, Mr. Fishman had been Chairman, Chief Executive Officer and President of St. Paul. Mr. Fishman held several key executive posts at Citigroup Inc. from 1998 to October 2001, including Chairman, Chief Executive Officer and President of the Travelers insurance businesses. Starting in 1989, Mr. Fishman worked as an executive for Primerica, which became part of Citigroup. Mr. Fishman is a trustee of the University of Pennsylvania and a director of the National Academy Foundation.

Nominees for Election as Directors

Name, Title and Age	Principal Occupation, Business Experience and Directorships
LAWRENCE G. GRAEV Chairman, Chief Executive Officer and President The GlenRock Group, LLC Director since 2002 Age 64

Mr. Graev has, since December 2000, held the positions of Chairman, Chief Executive Officer and President of The GlenRock Group, LLC, a merchant banking firm that invests in private equity opportunities and provides management assistance to the leadership and boards of a variety of businesses. Mr. Graev has, since September 1, 2007, also held the positions of President and Chief Operating Officer of GlenRock Capital Advisers, LLC, a registered investment adviser that acts as investment manager for institutional and other investors with respect to their alternative asset investment programs, primarily through investments in leading venture capital, buyout and real estate funds managed by independent third parties. In addition, Mr. Graev was an Adjunct Professor of Venture Capital Law at George Washington University Law School in 2007 and 2008, and he holds the same position at Fordham Law School since January 2009. He also serves as Chairman of Pangea3, Inc., an Indian provider of legal outsourcing services. From June 2001 until January 2006, Mr. Graev held an Of Counsel position with the law firm of King & Spalding, LLP. Prior to that, he was a Partner with the O’Sullivan Graev & Karabell, LLP law firm from 1973 to 2001. From 1969 to 1973, Mr. Graev was an Associate at the law firm of Cravath, Swaine & Moore.

PATRICIA L. HIGGINS Retired President and Chief Executive Officer Switch and Data Facilities, Inc. Director since 2007 Age 59

Ms. Higgins served as President and Chief Executive Officer of Switch and Data Facilities, Inc., a provider of neutral interconnection and collocation services, from September 2000 until her retirement in February 2004. In 1999 and 2000, Ms. Higgins served as Executive Vice President of the Gartner Group and Chairman and Chief Executive Officer of the Research Board, a segment of the Gartner Group. From 1997 to 1999, she served as Corporate Vice President and Chief Information Officer of Alcoa Inc., and from 1995 to 1997, she served as Vice President and President (Communications Market Business Unit) of Unisys Corporation. From 1977 to 1995, she served in various managerial positions, including as Corporate Vice President and Group Vice President (State of New York) for Verizon (NYNEX) and Vice President, International Sales Operations (Lucent) for AT&T Corporation/Lucent. Ms. Higgins currently serves on the Board of Directors of Barnes & Noble, Inc., Internap Network Services Corporation, Visteon Corporation and Dycom Industries.

Nominees for Election as Directors

Name, Title and Age	Principal Occupation, Business Experience and Directorships
THOMAS R. HODGSON Retired President and Chief Operating Officer Abbott Laboratories Director since 1997 Age 67

Mr. Hodgson served as President and Chief Operating Officer of Abbott Laboratories, a global diversified health care company, from 1990 until his retirement in 1998. Prior to that, he had been President of the Abbott International Division from 1983 to 1990 and President of the Hospital Products Division from 1978 to 1983. Mr. Hodgson held various other management positions with Abbott from 1972 to 1978. Mr. Hodgson is currently a director of Idenix Pharmaceuticals.

CLEVE L. KILLINGSWORTH, JR. Chairman and Chief Executive Officer Blue Cross Blue Shield of Massachusetts, Inc. Director since 2007 Age 56

Mr. Killingsworth has been the Chairman and Chief Executive Officer of Blue Cross Blue Shield of Massachusetts, Inc. since January 1, 2008. He served as the company’s President and Chief Executive Officer from July 2005 through December 2007. He joined the company in February 2004 as President and Chief Operating Officer. Before joining Blue Cross Blue Shield of Massachusetts, Mr. Killingsworth served the Henry Ford Health System as Senior Vice President of Insurance and Managed Care, as well as President and Chief Executive Officer of the Health Alliance Plan. He joined Henry Ford Health Systems in January 1998 after holding senior management positions with the Kaiser Foundation Health Plan; Blue Cross Blue Shield of Rochester, NY; Group Health Cooperative of Puget Sound; The American Hospital Association and the Hospital of the University of Pennsylvania. Mr. Killingsworth is currently a faculty member of the Harvard School of Public Health and serves on the Harvard Medical School Board of Fellows. In addition, Mr. Killingsworth is currently a member of the Board of Trustees of The MITRE Corporation and the Board of Overseers of the Teachers Insurance and Annuity Association of America (TIAA) and the College Retirement Equities Fund (CREF).

Nominees for Election as Directors

Name, Title and Age	Principal Occupation, Business Experience and Directorships
ROBERT I. LIPP Senior Advisor Brysam Global Partners Director since 2004 Age 70

Mr. Lipp assumed his current responsibilities as Senior Advisor with Brysam Global Partners, a private equity firm, in October 2008. From September 2005 to September 2008 Mr. Lipp served as a Senior Advisor and director for JPMorgan Chase & Co. He had served as the Company’s Chairman from April 2004 until retiring in September 2005. Before the merger, Mr. Lipp was Chairman and Chief Executive Officer of Travelers Property Casualty Corp. since December 2001. Prior to that, Mr. Lipp held various senior executive positions at Citigroup and TPC and their predecessor companies since 1986, retiring in 2001 as Vice Chairman of Citigroup and Chairman and Chief Executive Officer of its Global Consumer Business. Prior to 1986, Mr. Lipp spent 23 years with Chemical Bank, where he rose to the positions of President and Director. Mr. Lipp is a director of the New York City Ballet and a trustee of the Massachusetts Museum of Contemporary Art. He is also a director of Accenture Ltd.

BLYTHE J. MCGARVIE Chief Executive Officer Leadership for International Finance, LLC Director since 2004 Age 52

Ms. McGarvie has been Chief Executive Officer of Leadership for International Finance, LLC, a firm focusing on improving clients’ financial positions and providing leadership seminars for corporate and academic groups, since January 2003. Her firm specializes in providing global perspectives to U.S. and multinational companies, primarily in the consumer goods, financial services and knowledge-based industries. From 1999 through the end of 2002, Ms. McGarvie was the Executive Vice President and Chief Financial Officer at BIC Group, a leading manufacturer of convenient disposable products. Ms. McGarvie served as Senior Vice President and Chief Financial Officer of Hannaford Bros. Co., a food retailer, from 1994 to 1999. Ms. McGarvie is currently a director of Accenture Ltd., The Pepsi Bottling Group, Inc. and Viacom, Inc.

Nominees for Election as Directors

Name, Title and Age	Principal Occupation, Business Experience and Directorships
LAURIE J. THOMSEN Executive Partner New Profit, Inc. Director since 2004 Age 51

Ms. Thomsen joined New Profit, Inc., a venture philanthropy firm, as an Executive Partner in September 2006. She served on the board of New Profit from 2001 to 2006. Prior to that, she was a co-founding General Partner of Prism Venture Partners, a venture capital firm investing in healthcare and technology companies. Ms. Thomsen was employed at Prism from 1995 until she retired from the firm in June 2004. From 1984 until 1995, she worked at the venture capital firm Harbourvest Partners in Boston, where she was a General Partner from 1988 until 1995. Ms. Thomsen was in commercial lending at U.S. Trust Company of New York from 1979 until 1984. Ms. Thomsen is a trustee of Williams College and a director of KickStart International. She is also a director of MFS Mutual Funds.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE

ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS INFORMATION

Committees of the Board and Meetings

There are six standing committees of the Board: the Audit Committee; the Compensation Committee; the Executive Committee; the Investment and Capital Markets Committee; the Nominating and Governance Committee; and the Risk Committee. The Board also has an Advisory Committee on Public Policy.

The Board has adopted a written charter for each of the Committees, copies of which are posted on our website at www.travelers.com under Investors: Corporate Governance: Committee Charters. A shareholder also may request a copy of these materials in print, without charge, by contacting the Corporate Secretary at The Travelers Companies, Inc., 385 Washington Street, Saint Paul, MN 55102. Each Committee reviews its charter annually and, when appropriate, presents to the Nominating and Governance Committee and the Board any recommended amendments for consideration and approval.

The following table summarizes the current membership of the Board and of each of its Committees, as well as the number of times the Board and each Committee met during 2008.

	Board	Audit	Compensation	Executive	Investment and Capital Markets	Nominating and Governance	Risk	Advisory Committee on Public Policy
Mr. Beller	X	X					X
Mr. Dasburg	X	Chair		X			X
Ms. Dolan	X	X					X	Chair
Mr. Duberstein	X		X		X	X		X
Mr. Fishman	Chair			Chair
Mr. Graev	X		Chair	X	X	X
Ms. Higgins	X	X					X
Mr. Hodgson	X	X		X			Chair
Mr. Killingsworth	X		X		X	X		X
Mr. Lipp	X			X			X
Ms. McGarvie	X		X	X	Chair	X		X
Dr. Nelson(1)	X		X	X	X	Chair
Ms. Thomsen	X	X					X
Number of 2008 meetings	5	10	7	2	4	4	4	1

(1)

Dr. Nelson, who currently serves as a director, has reached the Board’s mandatory retirement age and, therefore, has not been nominated for re-election. Dr. Nelson will retire from the Board on the date of the Annual Meeting.

Each director attended 75% or more of the total number of meetings of the Board and of the Committees on which each such director served.

Audit Committee

All members of the Audit Committee are “independent”, consistent with our Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. In addition, the Board has determined that the members of the Audit Committee meet the financial literacy and expertise requirements of the NYSE. The Board also has determined that Mr. Dasburg’s experience with KPMG Peat Marwick from 1973 to

1980 and his service as a KPMG Tax Partner from 1978 to 1980, his experience as Chief Financial Officer of Marriott Corporation, as Chief Executive Officer of Northwest Airlines, Burger King Corporation and ASTAR Air Cargo, Inc. and his service on the audit committees of other public companies qualify him as an audit committee financial expert, and he has been so designated.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.travelers.com under Investors: Corporate Governance: Committee Charters: Audit Committee, and include the following:

•

serving as an independent and objective body to carry out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting principles and policies and internal controls and procedures;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and proposed fees of the independent registered public accounting firm;

•

reviewing reports and other communications between management and the independent registered public accounting firm with respect to that firm’s evaluation of the design and operation of internal controls; and

•	reviewing and evaluating the work of our internal audit unit.

With respect to our reporting and disclosure matters, the duties and responsibilities of the Audit Committee include reviewing our audited financial statements and recommending to the Board that they be included in our Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

Compensation Committee

All members of the Compensation Committee are “independent” as defined by our Governance Guidelines and the NYSE listing standards. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as “outside directors” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee assists the Board in carrying out its responsibilities with respect to our compensation matters. The Compensation Committee has a charter, which may be found at www.travelers.com under Investors: Corporate Governance: Committee Charters: Compensation Committee.

Duties and Responsibilities

With respect to general compensation matters, the duties and responsibilities of the Compensation Committee include:

•

setting the performance goals and objectives for our senior management team, which includes our Chief Executive Officer (the “CEO”) and the other 22 most senior members of management, including our executive officers as defined in the Exchange Act (collectively, the “Management Committee”);

•	reviewing the performance and approving the salaries and incentive compensation of the members of the Management Committee;

•	approving policies with respect to perquisites of the members of the Management Committee;

•	approving and monitoring compliance with stock ownership guidelines applicable to the CEO and other members of management;

•	developing our executive compensation philosophy and objectives;

•

reviewing the operation of our overall compensation program to evaluate its objectives and execution and recommending to the Board amendments to our compensation programs to better conform them with the established compensation objectives;

•	reviewing and approving, and, in certain cases, recommending to the Board for approval, all new equity compensation plans and material amendments to existing plans, and administration of such plans;

•	recommending to the Board for approval nonequity compensation and benefit programs determined by the Compensation Committee to be appropriate;

•	reviewing our regulatory compliance with respect to compensation matters;

•	reviewing and approving, and, in certain cases, recommending to the Board for approval, any employment and severance contracts for the CEO and other members of management; and

•

reviewing and approving stock options, restricted stock, restricted stock units, performance shares and similar stock-based grants to the members of the Management Committee and all other officers subject to Section 16 of the Exchange Act.

With respect to our reporting and disclosure matters, the duties and responsibilities of the Compensation Committee include reviewing and recommending the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

Establishment of Annual Bonus and Equity Award Pools

As discussed more fully below under the caption “Executive Compensation—Compensation Discussion and Analysis—Compensation Determination Process”, the Compensation Committee sets executive compensation policy for the Company as a whole.

Pursuant to its charter, the Compensation Committee considered recommendations from the CEO regarding total compensation for each of the other executive officers named in the Summary Compensation Table on page 47 (together with the CEO, the “named executive officers”) and other officers.

During 2008, the Compensation Committee took those actions required under Section 162(m) in order for performance-based compensation to be fully deductible by the Company for income tax purposes.

The Compensation Committee approves the individual salary, annual bonus and equity awards for executive officers and the members of the Management Committee. In addition, the Compensation Committee approves the aggregate annual bonuses and all equity awards to employees who are not members of the Management Committee.

Delegation of Authority with Respect to “Off-Cycle” Equity Grants

The Compensation Committee also has delegated limited authority to the Chairman and CEO to make certain “off-cycle” equity grants outside of the annual equity grant process to existing employees who are not executive officers or members of the Management Committee. The delegation is subject to maximum grant date values of equity that can be granted to any one person. These grants can only be made on the grant dates established by our Governance Guidelines for “off-cycle” equity awards as discussed below under “Governance of Your Company—Significant Governance Practices—Dating of Equity Grants”. Any awards made “off-cycle” are reported to the Compensation Committee at the next regularly scheduled meeting following such awards.

Compensation Consultant

In addition to the independent, outside compensation consultant discussed below, our corporate staff (including Finance, Human Resources and Legal staff members) supports the Compensation Committee in its work. Other than the CEO (with respect to compensation for each of the other named executive officers and the other members of the Management Committee) and the President and Chief Operating Officer (with respect to members of the Management Committee that report to him), no executive officer determines or recommends the amount or form of executive compensation. The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged Frederic W. Cook & Co. (“F. W. Cook”) as its independent outside compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation.

F. W. Cook maintains no other direct or indirect business relationships with the Company. All executive compensation services provided by F. W. Cook are conducted under the direction or authority of the Compensation Committee, and all work performed by F. W. Cook must be pre-approved by the Compensation Committee or the Chair of the Compensation Committee.

F. W. Cook also advises the Nominating and Governance Committee with respect to director compensation.

As requested by the Compensation Committee, in 2008, F. W. Cook’s services to the Compensation Committee included, among other things:

•	advising with respect to the Compensation Committee meeting materials;

•	evaluating changes to incentive plans;

•	advising with respect to individual compensation for the members of the Management Committee;

•	reviewing and discussing possible aggregate levels of corporate-wide bonus payments and equity awards;

•	preparing comparative analyses of executive compensation levels and elements at peer group companies;

•	advising as to whether our compensation exceeded or fell below targeted levels and whether the actual amounts paid were commensurate with our operating performance as compared to our peer group companies; and

•	advising in connection with the preparation of certain of the information included in this Proxy Statement.

An F. W. Cook representative participated in five of the seven Compensation Committee meetings in 2008.

In 2008 and 2007, we paid F. W. Cook $242,731 and $217,671, respectively, for services to the Compensation Committee and the Nominating and Governance Committee. In 2008 and 2007, the Company paid $81,369 and $90,790, respectively, to certain other compensation consultants retained by management to provide broad-based compensation surveys. Such other consultants retained by management did not have any role in determining or recommending the amount or form of executive or director compensation.

Executive Committee

The Board has granted to the Executive Committee, subject to certain limitations set forth in its charter, the broad responsibility of exercising the authority of the Board in the oversight of our business during the intervals between Board meetings.

The Executive Committee meets only as necessary. The duties and responsibilities of the Executive Committee are set forth in its charter, which may be found at www.travelers.com under Investors: Corporate Governance: Committee Charters: Executive Committee.

Investment and Capital Markets Committee

The Investment and Capital Markets Committee assists the Board in exercising its oversight of management’s investment of our investment portfolios (including credit risk monitoring) and certain financial affairs of the Company (including debt and equity financing, dividend policy and actions, stock splits, repurchases of stock or other securities, capital needs, financing arrangements and liquidity).

The Investment and Capital Markets Committee also reviews and either approves, or recommends appropriate Board action with respect to, among other matters, the issuance of securities, the establishment of bank lines of credit and certain purchases and dispositions of real property, capital expenditures and acquisitions and divestitures of assets.

The Investment and Capital Markets Committee’s charter can be found at www.travelers.com under

Investors: Corporate Governance: Committee Charters: Investment and Capital Markets Committee.

Nominating and Governance Committee

Each member of the Nominating and Governance Committee is “independent”, consistent with our Governance Guidelines and the NYSE listing standards.

The duties and responsibilities of the Nominating and Governance Committee are set forth in its charter, which may be found at www.travelers.com under Investors: Corporate Governance: Committee Charters: Nominating and Governance Committee, and include the following:

•	the identification and selection of director candidates for election or re-election to the Board;

•	the identification and selection of directors for appointment to serve on the committees of the Board;

•	the establishment of criteria for the selection of candidates to serve on the Board;

•	the recommendation of adjustments, from time to time, to the size of the Board or of any Board committee;

•	the establishment of procedures for the evaluation of Board and director performance;

•	the periodic review and related recommended changes to the Board’s director compensation programs and policies;

•

the establishment and periodic review of our Governance Guidelines and standards for determining the independence of directors and the absence of material relationships between the Company and a director;

•	an annual review of succession plans for our senior management;

•	the review and approval or ratification of all related person transactions under our Related Person Transaction Policy; and

•	the recommendation to the Board of any guidelines for the removal of directors, as it determines appropriate.

Risk Committee

The purpose of the Risk Committee is to assist the Board in exercising its oversight of our operational activities and the identification and review of those risks that could have a material impact on us.

The duties and responsibilities of the Risk Committee are set forth in its charter, which may be found at www.travelers.com under Investors: Corporate Governance: Committee Charters: Risk Committee, and include oversight of the following:

•	the underwriting of insurance;

•	the settlement of claims;

•	the management of catastrophe exposure;

•	the retention of insured risk and appropriate levels and types of reinsurance;

•	the credit risk in the Company’s insurance operations and its ceded reinsurance program;

•	our information technology operations;

•	our enterprise risk management program; and

•	the business continuity and executive crisis management for the Company and its business operations.

Advisory Committee on Public Policy

The Advisory Committee on Public Policy assists the Board in reviewing and exercising its oversight of the Company’s positions on significant public policy matters and trends affecting the Company.

The duties and responsibilities of the Advisory Committee on Public Policy are set forth in its charter, which may be found at www.travelers.com under Investors: Corporate Governance: Committee Charters: Advisory Committee on Public Policy, and include the following:

•	identify significant public policy matters and trends affecting the Company; and

•	review and oversee how the Company responds to such significant public policy matters and trends.

GOVERNANCE OF YOUR COMPANY

Our Governance Guidelines, which include our categorical standards of director independence, our Code of Business Conduct and Ethics, Board Committee charters and other corporate governance information are available on the Corporate Governance page of the Investors section on our website at www.travelers.com. Any shareholder also may request them in print, without charge, by contacting the Corporate Secretary at The Travelers Companies, Inc., 385 Washington Street, Saint Paul, MN 55102.

Governance Guidelines

Our commitment to good corporate governance is reflected in our Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Governance Guidelines are reviewed regularly by the Nominating and Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Certain of the significant corporate governance practices that the Board has implemented are described further below.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees, including our CEO, Chief Financial Officer, Controller and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business ethics.

The Code of Conduct may be found on our website at www.travelers.com under Investors: Corporate Governance: Code of Conduct.

Significant Governance Practices

Ethics Helpline

We maintain an Ethics Helpline by which employees can report integrity concerns or seek guidance regarding a policy or procedure. The Ethics Helpline is serviced by an independent company and is available 7 days a week, 24 hours a day. The helpline has a toll-free number for U.S.-based employees, as well as a toll-free international number for employees based outside the United States. Employees may also access the helpline system and report integrity concerns via the Web. In either case, employees can report integrity concerns anonymously. We maintain a formal no retaliation policy that prohibits retaliation or discipline against an employee who raises an ethical concern in good faith. Once a complaint is alleged, the report is forwarded to our Chief Compliance Officer who is responsible for oversight of the helpline. Our Chief Compliance Officer coordinates with management and outside resources, as appropriate, to investigate the matter, and any ethical or compliance-related issues will not be closed until they have been addressed to his satisfaction. Any matter reported to the Chief Compliance Officer that involves accounting, internal control or audit matters, or any fraud involving persons with a significant role in our internal controls, is required to be reported promptly to the Audit Committee.

Our Chief Compliance Officer oversees adherence to the Code of Conduct in addition to overseeing our compliance functions throughout the businesses.

Our Chief Compliance Officer assists in the communication of the Code of Conduct and oversees employee education regarding its requirements, including online compliance training. All employees are required to certify as to their familiarity and compliance with the Code of Conduct.

Business Practices Committee

We have a Business Practices Committee that, along with the Business Conduct Officer chairing the committee, oversees our Producer Protocol, which is a guide for all employees with underwriting responsibilities or who have direct contact with agents and brokers. This committee implemented a helpline to respond to employee questions relating to interactions with agents and brokers and continues to meet on an as-needed basis.

Compliance Policy and Review Board

Under the oversight of the Audit Committee, we have established a Company-wide compliance function, with a view to ensuring compliance with evolving laws, regulations and policies and to encourage and reinforce ongoing ethical and lawful business conduct. The compliance function involves our Chief Compliance Officer, the Business Conduct Officer and the Compliance Policy and Review Board, which comprises members of senior management and which oversees the activities of the Chief Compliance Officer. Together, this group oversees the implementation of the various compliance initiatives and functions in each of the business units and seeks to promote better coordination and effectiveness through corporate compliance policies and initiatives, program design and promotion of a culture of compliance. Training is a key element of this program, and we provide global, computer-based compliance training, supplemented with focused in-person sessions.

Director Stock Ownership

The Board believes its non-management directors should accumulate and retain certain levels of ownership of our equity securities to align the interests of the non-management directors and the shareholders. The Board established an ownership target of $580,000 of equity interests in the Company for each non-management director. Each new director is expected to meet or exceed this target within four years of his or her initial election to the Board. All of our current non-management directors, other than Ms. Higgins and Messrs. Beller and Killingsworth, each of whom was elected to our Board for the first time in May 2007, have achieved stock ownership levels in excess of the amount required.

Director Age Limit

The Governance Guidelines provide generally that no person who will have reached the age of 72 on or before the date of the next annual shareholders’ meeting will be nominated for election at that meeting.

Under special circumstances, with the approval of the Board, exceptions can be made to this policy. The Board believes, however, that exceptions to this policy should not be commonplace and should be based upon the needs of the Company and the individual attributes of the director.

Director Nomination Process

The Nominating and Governance Committee weighs the independence, skills, characteristics and experience of potential candidates for election to the Board and recommends nominees for director to the full Board for election. In considering candidates for the Board, the Nominating and Governance Committee assesses the overall composition of the Board taking into account its representation of skills, backgrounds, diversity and contacts in the insurance industry or other industries relevant to our business. As the application of these factors involves the exercise of judgment, the Nominating and Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Committee does at a minimum assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and Committee matters.

In identifying prospective director candidates, the Nominating and Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating and Governance Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Committee also assesses the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

In 2009, this process resulted in the Committee’s recommendation to the Board, and the Board’s nomination, of the 12 incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting. In accordance with the director retirement policy set forth in the Governance Guidelines, Dr. Glen D. Nelson was not nominated for re-election at the upcoming Annual Meeting and will retire from the Board on the date of our 2009 Annual Meeting of Shareholders.

The Nominating and Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, résumé and biographical information to the attention of the Corporate Secretary, The Travelers Companies, Inc., 385 Washington Street, Saint Paul, Minnesota 55102. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Governance Committee for its consideration.

Annual Meeting of Shareholders

We encourage and expect all of the directors to attend each annual meeting of shareholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board on the day following the annual meeting of shareholders. All of our directors were present at the 2008 annual meeting of our shareholders.

Director Independence and Independence Determinations

Under our Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company. In addition, the director must meet the bright-line test for independence set forth by the NYSE rules.

The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, attached as Annex A to this Proxy Statement, set forth certain relationships between the Company and the directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. The Nominating and Governance Committee annually reviews the independence of all directors and reports its determinations to the full Board.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the categorical independence standards, the independent members of the Board determine in their judgment whether such relationship is material.

Our Governance Guidelines require that no less than three-fourths of the members of the Board and three-fourths of the members of each standing committee of the Board (other than the Executive Committee) be independent, and that no more than two members of the Board may concurrently serve as officers of the Company.

The Board has determined that all of its directors and all of the persons proposed for election at the upcoming annual meeting of shareholders are independent, other than Mr. Robert Lipp, who served as an executive officer of the Company until September 2005, and our Chairman and Chief Executive Officer, Mr. Jay Fishman, who is an employee of the Company. Consequently, approximately 85% of the directors on the Board are independent.

In making its independence determinations, the Board considered and reviewed the various commercial, charitable and employment transactions and relationships known to the Board (including those identified through annual directors’ questionnaires) that exist between us and our subsidiaries and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated. Specifically, the Board’s independence determinations included reviewing charitable contributions to non-profit organizations where Ms. Janet Dolan and/or Dr. Glen Nelson (or his spouse) serves as a director, trustee or in a similar capacity (but not as an executive officer or employee). Payments to these non-profit organizations constituted less than the greater of $200,000 or 1% of that organization’s annual consolidated gross revenues during its last completed fiscal year and were below the thresholds set forth under our categorical standards of director independence.

The Board determined that none of the transactions or relationships identified were material or affected the independence of such directors under either the Company’s Governance Guidelines or the applicable NYSE rules.

Dating of Equity Grants

The Board has adopted a Governance Guideline establishing fixed grant dates for the award of “off-cycle” equity grants, so as to avoid the appearance that equity grant dates have been established with a view to benefiting grantees from the timing of material public announcements. Our Governance Guidelines are available on our website at www.travelers.com under Investors: Corporate Governance: Governance Documents: Governance Guidelines.

In addition, to further ensure the integrity of our equity awards process, the Compensation Committee requires that the exercise price of all stock options granted, and the fair value of all equity awards made, must be determined by reference to the closing price for a share of our common stock on the NYSE on the date of any such grant or award. Under the 2004 Stock Incentive Plan, the Compensation Committee may not take any action with respect to any stock option that would be treated as a “repricing” of such stock option, unless such action is approved by the Company’s shareholders in accordance with applicable rules of the NYSE. For further discussion, see “Executive Compensation—Compensation Discussion and Analysis—Compensation Elements—Stock-Based Long-Term Incentives” on page 39.

Transactions with Related Persons and Certain Control Persons—Related Person Transaction Approval

The Board has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and ratifying related person transactions and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as the Board’s Governance Guidelines and our Code of Conduct.

The Related Person Transaction Policy provides that all related person transactions covered by the Policy are prohibited, unless approved or ratified by the Board or by the Nominating and Governance Committee. Our directors and executive officers are required to provide prompt and detailed notice of any potential Related Person Transaction (as defined in the Policy) to the Corporate Secretary, who in turn must promptly forward such notice and information to the Chairperson of the Nominating and Governance Committee and to our counsel for analysis, to determine whether the particular transaction does constitute a Related Person Transaction requiring compliance with the Policy. The analysis and recommendation of counsel are then presented to the Nominating and Governance Committee for consideration at its next regular meeting.

In reviewing Related Person Transactions for approval or ratification, the Nominating and Governance Committee will consider the relevant facts and circumstances, including:

•	the commercial reasonableness of the terms;

•	the benefit (or lack thereof) to us;

•	opportunity costs of alternate transactions;

•	the materiality and character of the related person’s interest, including any actual or perceived conflicts of interest; and

•

with respect to a non-employee director or nominee, whether the transaction would compromise the director’s (1) independence under the Board’s Governance Guidelines, the NYSE rules and Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee, (2) status as an outside director under Section 162(m), if such non-employee director serves on the Compensation Committee, or (3) status as a “non-employee director” under Rule 16b-3 of the Exchange Act, if such non-employee director serves on the Compensation Committee.

The Nominating and Governance Committee will not approve or ratify a Related Person Transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, our best interests and the best interests of our shareholders.

Generally, the Related Person Transaction Policy applies to any current or proposed transaction in which:

•	the Company was or is to be a participant;

•	the amount involved exceeds $120,000; and

•	any related person had or will have a direct or indirect material interest.

A copy of our Related Person Transaction Policy is available on our website at www.travelers.com under Investors: Corporate Governance: Governance Documents: Related Person Transaction Policy.

The Nominating and Governance Committee reviewed each of the Related Person Transactions discussed below under “—Employment Relationships” and “—Third-Party Transactions” and, after considering all of their relevant facts and circumstances, approved and ratified them for 2008. The Nominating and Governance Committee also approved all of the below-mentioned transactions which will qualify as Related Person Transactions in 2009 with respect to any such payments that will be made in 2009.

Employment Relationships

We employ approximately 33,000 employees, approximately 7,000 of whom work in and around Hartford, Connecticut. We employ several employees in the Hartford area who are related to the executive officers identified below:

•

Mr. Joseph P. Lacher is Executive Vice President—Personal Insurance and Select Accounts for the Company. His brother, Mr. Christopher Lacher, and his sister-in-law, Ms. Meghan Lacher, have been employed by the Company since 2003. In 2008, their combined total compensation, including salary, bonuses, equity awards and other benefits, totaled approximately $300,000. Their compensation is commensurate with that of their peers.

•

Mr. Brian W. MacLean is President and Chief Operating Officer of the Company. His daughter, Ms. Erin Cha, has been employed by the Company since 2005, and his son-in-law, Mr. Junghwan Cha, had been employed by the Company since 2005 until his departure from the Company in May 2008. In 2008, their combined total compensation, including salary, bonuses, equity awards and other benefits, totaled approximately $184,000. Their compensation is commensurate with that of their peers.

•

Ms. Doreen Spadorcia is Executive Vice President—Claim Services. Her brother-in-law, Mr. Michael Giuffrida, has been employed by the Company since 1962. In 2008, his total compensation, including salary, bonus, equity awards and other benefits, totaled approximately $523,000. His compensation is commensurate with that of his peers.

Third-Party Transactions

We engage several thousand law firms, nationally and internationally, to represent us and/or our insureds in connection with, among other things, corporate, litigation, regulatory, insurance coverage and claim matters. The selection and retention of our outside counsel is overseen by our Vice Chairman and Chief Legal Officer and our Executive Vice President and General Counsel. In 2008, we engaged several law firms with partners related to the executive officer or director identified below:

•

Mr. Robert Lipp is a director of the Company. Mr. Alan Schnitzer is Vice Chairman and Chief Legal Officer of the Company. Mr. Lipp’s step-son and Mr. Schnitzer’s brother-in-law, Mr. Joseph Berman, is a partner in the law firm Looney & Grossman. In 2008, the Company paid approximately $308,000 in legal fees and disbursements to Looney & Grossman. We engage this firm from time to time in the ordinary course of our business and on an arm’s length basis. Mr. Lipp and Mr. Schnitzer have each explicitly recused themselves from any involvement with respect to our retention of, or payments to, this law firm.

•

Ms. Doreen Spadorcia is Executive Vice President—Claim Services. Her husband, Mr. Richard Cavo, is a partner in the law firm Litchfield Cavo LLP. In 2008, we paid this firm approximately $6.4 million in legal fees and disbursements for work performed by Mr. Cavo and several of his partners and associates. Litchfield Cavo LLP has been an approved firm of the Company for more than ten years and is retained by the Company from time to time in the ordinary course of business and on an arm’s length basis. Ms. Spadorcia has been in her present role since 2005. Ms. Spadorcia has explicitly recused herself from any involvement with respect to our retention of, or payments to, this law firm.

In addition to the Related Person Transaction Policy, our Code of Conduct requires that all employees, officers and directors avoid any situation that involves or appears to involve a conflict of interest between their personal and professional relationships. Our Audit Committee provides oversight regarding compliance with our Code of Conduct and discusses any apparent conflicts of interest with senior management. The Code of Conduct also requires that all employees seek approval from both their senior manager and our Chief Compliance Officer prior to accepting a position as a director or officer of any unaffiliated for-profit company or organization.

Lead Director

The Board has established the position of Lead Director. The Lead Director is elected by a plurality vote from among the independent directors. The Lead

Director acts when the Chairman of the Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an independent director under the Governance Guidelines. Among other responsibilities, the Lead Director presides over executive sessions of the independent and non-management directors, provides input to the Chairman with respect to Board agendas, provides direction regarding the meeting schedule and information to be sent to the Board and acts as a liaison among directors, Committee chairs, the Chairman and senior management. The Lead Director is elected by secret ballot, and no person may serve in such role for more than five consecutive years. A more complete description of the role of the Lead Director is set forth in our Governance Guidelines which are available on our website at www.travelers.com.

Mr. Dasburg currently serves as our Lead Director.

Executive Sessions

Executive sessions, which are meetings of the non-employee members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and any non-employee directors who are not independent. The Audit, Compensation and Nominating and Governance Committees also meet regularly in executive session.

Board and Committee Evaluations

Every year, the Board and each of its Committees evaluate and discuss their respective performances and effectiveness, as required by the Governance Guidelines. These evaluations cover a wide range of topics, including but not limited to, the fulfillment of the Board and Committee responsibilities identified in the Governance Guidelines and Committee charters, which are posted on our website at www.travelers.com under Investors: Corporate Governance.

Shareholder Communications

As described on our website at www.travelers.com, shareholders and other interested parties who wish to communicate with a member or members of the Board, including the Chairman of the Nominating and Governance Committee, the non-employee directors as a group, the Lead Director or the Audit Committee, may do so by addressing their correspondence as follows: if intended for the full Board or one or more non-employee directors, to the Lead Director; if intended for the Lead Director, to Mr. John Dasburg; and if intended for the Audit Committee, to the

Chairman of the Audit Committee. All such correspondence should be sent to the following address: Corporate Secretary, The Travelers Companies, Inc., 385 Washington Street, Saint Paul, Minnesota 55102. The office of the Corporate Secretary will forward all such correspondence to the appropriate person or persons.

Enterprise Risk Management

Under the oversight of the Risk Committee, Enterprise Risk Management is a company-wide initiative that involves the Board and management in identifying, assessing and managing risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. Our Enterprise Risk Management activities involve the identification and assessment of a broad range of risks and the development of plans to mitigate their effects.

Certain Litigation Matters

In 2007, we settled a derivative action that was brought against certain of our current and former directors, naming us as a nominal defendant: Rowe v. Fishman, et al. (Oct. 22, 2004). Under Minnesota law, we indemnify our officers and directors in respect of this lawsuit and other lawsuits arising out of alleged similar facts and circumstances. We retained special counsel, who determined that the directors were entitled to advances of their costs of defense under the Minnesota Business Corporation Act. Accordingly, we have advanced officers and directors attorneys’ fees and other expenses incurred in defending Rowe v. Fishman, et al. We advanced approximately $740 in 2008.

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for 2009.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of KPMG will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The shares represented by your proxy will be voted for the ratification of the selection of KPMG unless you specify otherwise. KPMG has served as the independent registered public accounting firm of the Company (including The St. Paul Companies, Inc. (“St. Paul”) and its subsidiaries prior to its merger with Travelers Property Casualty Corp. (“TPC”) that formed the Company (the “Merger”)) since 1968 and of TPC and its predecessors from December 1993 until the Merger.

Audit and Non-Audit Fees

In connection with the audit of the 2008 financial statements, we entered into an agreement with KPMG which sets forth the terms by which KPMG will perform audit services for the Company.

The following table presents fees for professional services rendered by KPMG for the audit of our financial statements for 2008 and 2007 and fees billed for other services rendered by KPMG for those periods:

	2008	2007
Audit fees(1)	$8,995,928	$9,640,404
Audit-related fees(2)	647,090	651,310
Tax fees(3)	316,685	356,583
All other fees	—	—

Total:	$9,959,703	$10,648,297

(1)	Fees paid were for audits of financial statements, reviews of quarterly financial statements and related reports and reviews of registration statements and certain periodic reports filed with the SEC.

(2)	Services primarily consisted of audits of employee benefit plans and reports on internal controls not required by applicable regulations.

(3)	Tax fees related primarily to tax return preparation and assistance services and occasionally to domestic and international tax planning.

The Audit Committee of the Board considered whether providing the non-audit services shown in this table was compatible with maintaining KPMG’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for appointing, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee preapproves all audit and permitted non-audit services provided by the independent registered public accounting firm. Each year, the Audit Committee approves an annual budget for such permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. The Audit Committee has authorized our Chief Auditor to approve KPMG’s commencement of work on permitted services within that budget, although the Chair of the Audit Committee must approve any permitted non-audit service within the budget if the expected cost for that service exceeds $100,000. During the year, circumstances may arise that make it necessary to engage the independent registered public accounting firm for additional services that would exceed the initial budget. The Audit Committee has delegated the authority to the Chair of the Audit Committee to review such circumstances and to grant approval when appropriate. All such approvals are then reported by the Audit Committee Chair to the full Audit Committee at its next meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

Report of the Audit Committee

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “Board of Directors Information—Audit Committee”. Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company’s internal controls over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

John H. Dasburg (Chair) Alan L. Beller Janet M. Dolan	Patricia L. Higgins Thomas R. Hodgson Laurie J. Thomsen

ITEM 3—RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE TRAVELERS COMPANIES, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan was initially adopted effective July 28, 2004, and was subsequently amended and restated effective December 13, 2006 and November 5, 2008. In order to satisfy the requirements of Section 162(m) of the Internal Revenue Code with respect to certain performance awards that may be granted under the 2004 Stock Incentive Plan, the Company is seeking shareholder re-approval of the material terms of the performance goals that may be utilized for purposes of determining performance awards that may be granted under the 2004 Stock Incentive Plan. The material terms include the employees eligible under the 2004 Stock Incentive Plan, the business criteria on which performance goals are based and the maximum amount of compensation payable under the 2004 Stock Incentive Plan to any one employee.

The Company is not seeking to make any changes with respect to the material terms of the performance goals or any other terms of the 2004 Stock Incentive Plan at this time. However, the regulations under Section 162(m) of the Internal Revenue Code require the Company to seek re-approval of the material terms of the performance goals under the 2004 Stock Incentive Plan no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved those terms.

The material terms of the performance goals under the 2004 Stock Incentive Plan are described below under “Eligibility”, “Limitation of Number of Shares Granted; Adjustments”, “Performance Awards”, “Performance Conditions” and “Other Stock-Based Awards”.

Description of the 2004 Stock Incentive Plan

The following is a description of the purpose and the material provisions of the 2004 Stock Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the 2004 Stock Incentive Plan, which is attached hereto as Annex B. Capitalized terms used but not defined below have the meanings set forth in the 2004 Stock Incentive Plan.

General. The 2004 Stock Incentive Plan permits the Company to reward the efforts of its non-employee directors, executive officers and other employees and to attract new personnel by providing incentives in the form of stock-based awards, including options to purchase shares of common stock, shares of restricted stock, restricted stock units and other performance awards.

Outstanding Awards. As of December 31, 2008, there were 10,307,994 shares subject to outstanding stock options and 5,634,061 shares of outstanding restricted stock or shares subject to other stock-based awards under the 2004 Stock Incentive Plan. This leaves 42,491,794 shares available for the grant of future awards under the 2004 Stock Incentive Plan. In limited instances described below under “Number of Shares Available for Issuance”, shares subject to outstanding awards under the 2004 Stock Incentive Plan may become available for issuance under the 2004 Stock Incentive Plan in connection with events such as forfeitures, terminations, cancellations, cash settlements and tender of shares related to the outstanding awards. The closing price of the Company’s common stock on the NYSE on December 31, 2008 was $45.20 per share.

Types of Awards. The 2004 Stock Incentive Plan provides for the issuance of stock-based and stock-denominated awards including nonqualified stock options, incentive stock options (“ISOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units, deferred stock, deferred stock units, performance awards and other stock-based or stock-denominated awards with respect to the Company’s common stock (collectively, “Awards”). Employees and non-employee directors who are granted awards under the 2004 Stock Incentive Plan (“Participants”) are not required to make any payments to the Company or its subsidiaries as consideration for the granting of an Award.

Administration. Awards may be granted by the Compensation Committee of the Board or a subcommittee of the Committee, consisting of no less than two directors who qualify as “independent directors” within the meaning of Rule 303A of the NYSE’s Listed Company Manual, as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, and as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (“Exchange Act”). The Compensation Committee may at any time delegate to a committee of the Board or one or more officers of the Company some or all of the Committee’s authority over the administration of the 2004 Stock Incentive Plan, with respect to persons who are not subject to the reporting requirements of Section 16(a) of the Exchange Act or “covered employees” described in Section 162(m) of the Internal Revenue Code.

The number of employees selected to receive Awards will likely vary from year to year. The Compensation

Committee has the authority to determine the type and timing of Awards, to select the Participants to receive Awards and to determine the terms of each Award, including, among other things, any modifications of the Award, applicable restrictions, termination and vesting conditions. The Compensation Committee has the authority to establish terms of Awards relating to a Participant’s retirement, death, disability, leave of absence or termination of employment. The Compensation Committee also has the full and exclusive power to administer and interpret the 2004 Stock Incentive Plan and to adopt such administrative rules, regulations, procedures and guidelines governing the 2004 Stock Incentive Plan and the Awards as it may deem necessary in its discretion, from time to time.

Eligibility. Awards under the 2004 Stock Incentive Plan may be granted to officers, employees and non-employee directors of the Company, as well as agents of the Company and its subsidiaries. As of December 31, 2008, there were approximately 17,430 such persons eligible based on established criteria utilized by the Compensation Committee in determining awards. The Compensation Committee may also grant stock options, SARs, restricted stock, performance awards or other Awards under the 2004 Stock Incentive Plan in substitution for, or in connection with the assumption of, existing options, SARs, restricted stock, performance awards or other awards granted, awarded or issued by another entity and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or any subsidiary is a party (a “Business Combination”). The terms and conditions of the substitute Awards may vary from the terms and conditions set forth in the 2004 Stock Incentive Plan to the extent the Compensation Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

Future Grants. Because Awards under the 2004 Stock Incentive Plan are determined by the Compensation Committee, we cannot determine the benefits or amounts that will be received or allocated in the future under the 2004 Stock Incentive Plan.

Number of Shares Available for Issuance. Under the 2004 Stock Incentive Plan, as of December 31, 2008, the Company could issue to Participants up to 42,491,794 shares of the Company’s common stock. Common stock issued under the 2004 Stock Incentive Plan may consist of shares that are authorized but unissued, or previously issued shares reacquired by the Company, or both.

The 42,491,794 shares available for issuance as of December 31, 2008 includes 35,000,000 shares initially identified by the 2004 Stock Incentive Plan as the maximum available for issuance. It also includes shares that were available as of December 31, 2008 in addition to the stated maximum pursuant to the terms of the 2004 Stock Incentive Plan, which provides that the following are not counted towards the maximum number of shares and are available for future grants under the 2004 Stock Incentive Plan: (i) shares of common stock subject to an Award that expires unexercised, that is forfeited, terminated or canceled, that is settled in cash or other forms of property, or otherwise does not result in the issuance of shares of common stock, in whole or in part; (ii) shares that are used by a Participant (whether delivered by the Participant or retained by the Company pursuant to the Participant’s authorization) to pay the exercise price of stock options and shares used to pay withholding taxes on Awards generally; and (iii) shares purchased by the Company in the open market using Option Proceeds (as defined in the 2004 Stock Incentive Plan); provided, however, that the increase in the number of shares of common stock available for grant pursuant to such market purchases shall not be greater than the number that could be repurchased at fair market value on the date of exercise of the stock option giving rise to such Option Proceeds.

In addition, the number of shares of common stock available for grant under the 2004 Stock Incentive Plan shall not be reduced by shares subject to Awards granted under the 2004 Stock Incentive Plan upon the assumption of or in substitution for awards in connection with a Business Combination.

Limitations of Number of Shares Granted; Adjustments. No Participant may, in any consecutive 36 month period, be granted Awards of stock options and SARs with respect to more than 3,000,000 shares of common stock, or more than 1,000,000 shares of restricted stock under the 2004 Stock Incentive Plan, each of which numbers shall be subject to adjustment as provided below.

In the event of an equity restructuring, the Compensation Committee shall make equitable adjustments to:

•	the maximum number and kind of shares available for issuance under the 2004 Stock Incentive Plan or to any one employee;

•

the maximum number of shares under the individual limitation of the number of shares of common stock underlying stock options, SARs and restricted stock in any consecutive 36 month period described above;

•	the number of shares of common stock covered by outstanding Awards; and

•	the exercise price applicable to outstanding stock options and SARs.

Repricing Prohibited. Even though the Compensation Committee has the authority to make adjustments described above, the Committee may not amend any stock option or SAR granted under the 2004 Stock Incentive Plan in order to decrease the exercise price or strike price thereof, as the case may be, or cancel the same in conjunction with the grant of any new stock option or SAR with a lower exercise price or strike price, as the case may be, or otherwise take any such action that would be treated, for accounting purposes or under the rules of the NYSE, as a “repricing” of such stock option or SAR, unless such amendment, cancellation or action is approved by the Company’s shareholders in accordance with applicable law and rules of the NYSE.

Stock Options. Stock options granted under the 2004 Stock Incentive Plan may be non-qualified stock options, ISOs or any other type of stock option permitted under the Internal Revenue Code, as determined by the Compensation Committee and evidenced by the document governing the Award.

Each stock option may be exercised in whole or in part on the terms provided in the Award document. The Compensation Committee shall also establish the period during which a stock option is exercisable; provided that in no event may a stock option be exercisable for a period of more than 10 years after the date of grant, and in no event may a stock option become exercisable earlier than one year after the date of grant, except in the case of:

•	a Change of Control if so provided by the Committee;

•	an earlier date specifically approved by the Committee to attract a key executive to join the Company; or

•	a stock option issued as a substitute option pursuant to a Business Combination.

When a stock option is no longer exercisable, it shall be deemed to have lapsed or expired.

The Compensation Committee will determine the exercise price applicable to each stock option, which will not be less than the Fair Market Value of the common stock at the time of the grant, except in the case of options issued in substitution for stock options in a Business Combination as discussed above under “Eligibility.”

Upon the exercise of a stock option, the Participant may pay the exercise price in cash or, if permitted by the Compensation Committee: (1) by directing the Company to withhold shares having a Fair Market Value equal to the exercise price from the shares otherwise issuable to the Participant upon exercise of the stock option; (2) by using shares of common stock having a Fair Market Value equal to the exercise price; (3) by a combination of cash and common stock or (4) by authorizing the sale, on behalf of the Participant, of all or a portion of the shares otherwise issuable upon exercise, with the sale proceeds applied towards the exercise price.

The Compensation Committee may, with the consent of the Participant, cancel any outstanding stock option in consideration of a cash payment in an amount not greater than the excess, if any, of the aggregate Fair Market Value (on the date of such cancellation) of the shares subject to the stock option over the aggregate exercise price of such stock option; provided, however, that the Participant’s consent is not required for such a cancellation pursuant to a Change of Control.

Stock Appreciation Rights. An Award of a SAR entitles the Participant, subject to terms and conditions determined by the Compensation Committee, to receive, upon exercise of the SAR, all or a portion of the excess of the Fair Market Value of a specified number of shares of common stock as of the date of exercise of the SAR over a specified strike price, which price (other than for substitute SARs issued in connection with a Business Combination as discussed above under “Eligibility”) may not be less than the Fair Market Value of a share of the common stock on the date of grant of the SAR or the date of grant of a previously granted related stock option as determined by the Compensation Committee in its discretion. A SAR may be granted in connection with a previously or contemporaneously granted stock option, or independent of any stock option. If issued in connection with a stock option, the Compensation Committee will impose a condition that the exercise of a SAR cancels the stock option with which it is connected, and exercise of the connected stock option cancels the SAR. Each SAR may be exercised in whole or in part on the terms provided in the Award document. SARs granted independent of any stock option shall be exercisable for such period as specified by the Compensation Committee, but in no event may SARs become exercisable earlier than one year after the date of grant, except in the case of:

•	a Change of Control if so provided by the Committee;

•	an earlier date specifically approved by the Committee to attract a key executive to join the Company; or

•	a SAR issued as a substitute SAR pursuant to a Business Combination.

In addition, in no event may a SAR be exercisable for a period of more than ten years following the date of grant. When a SAR is no longer exercisable, it shall be deemed to have lapsed or terminated. Except as otherwise provided in the applicable agreement, upon exercise of a SAR, payment to the Participant shall be made in the form of cash, shares of common stock, or a combination of cash and shares of common stock as promptly as practicable after such exercise. The agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or shares of common stock) may be made in the event of the exercise of a SAR. The Compensation Committee may, with the consent of the Participant, cancel any outstanding SAR in consideration of a cash payment in an amount not in excess of the difference between the aggregate Fair Market Value (on the date of such cancellation) of any shares subject to the SAR and the aggregate strike price of such shares; provided, however, that the Participant’s consent is not required for such a cancellation in connection with the purchase of such SAR pursuant to a Change of Control.

Restricted Stock. The Compensation Committee may grant shares of restricted stock and restricted stock units subject to any conditions, limitations, restrictions, vesting and forfeiture provisions as the Committee shall determine in its discretion. No portion of an Award of restricted stock may vest as to any of the shares subject to the Award earlier than one year from the date of grant, except in the case of:

•	a Change of Control if so provided by the Committee;

•	death, retirement or disability if so provided by the Committee; or

•	restricted stock issued as a substitute Award pursuant to a Business Combination.

The Compensation Committee may, on behalf of the Company, approve the purchase by the Company of any shares subject to an Award of restricted stock, to the extent vested, for an amount equal to the aggregate Fair Market Value of such shares on the date of purchase. Awards of restricted stock may provide the Participant with dividends or dividend equivalents and voting rights, if in the form of actual shares, prior to vesting. With respect to Awards of restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the Compensation Committee shall establish and administer Performance Conditions (as defined in the 2004 Stock Incentive Plan) in the manner described in Section 162(m) and treasury regulations promulgated thereunder as an additional condition to the vesting or payment, as applicable, of such Awards.

Performance Awards. Awards based on the attainment of certain Performance Conditions (as described below) (“Performance Awards”) may be in the form of performance shares valued with reference to a share of common stock or performance units valued with reference to an amount of property (including cash) other than shares of common stock. Performance Awards shall entitle a Participant to future payments based upon the attainment of Performance Conditions established in writing by the Compensation Committee. Payment shall be made in cash, shares of common stock or any combination thereof, as determined by the Compensation Committee. The agreement establishing a Performance Award may establish that a portion of a Participant’s Award will be paid for performance that exceeds the minimum target but falls below the maximum target available to the Award. The agreement shall also provide for the timing of payment, which shall not be earlier than one year from date of grant, except in the case of:

•	a Change of Control if so provided by the Committee;

•	an earlier date specifically approved by the Committee to attract a key executive to join the Company; or

•	a Performance Award issued as a substitute Award pursuant to a Business Combination.

Following the conclusion or acceleration of the period of time designated for attainment of the Performance Conditions, the Compensation Committee shall determine the extent to which the Performance Conditions have been attained and shall then cause to be delivered to the Participant, (1) a number of shares of common stock equal to the number of performance shares or the value of such performance units determined by the Committee to have been earned and/or (2) cash equal to the Fair Market Value of such number of performance shares or the value of performance units, as the Committee shall elect or as shall have been stated in the applicable agreement. In no event may Performance Awards be granted to a single Participant in any 12-month period (1) in respect of more than 250,000 shares of common stock (if the Award is denominated in shares of common stock) or (2) having a maximum payment with a value greater than $10,000,000 (if the Award is denominated in other than shares of common stock).

Performance Conditions. Pursuant to the 2004 Stock Incentive Plan, the “Performance Conditions” upon which Performance Awards may be based include one or more of the following business criteria:

•	earnings per share;

•	earnings before interest and tax;

•	net income;

•	adjusted net income;

•	operating income;

•	stock price;

•	total shareholder return;

•	market share;

•	return on equity;

•	cash return on equity;

•	achievement of profit, loss and/or expense ratio;

•	revenue targets;

•	cash flows;

•	book value;

•	return on assets; or

•	return on capital.

Such Performance Conditions may be based on the attainment of levels set for such financial measures with respect to the Company or any subsidiary, division, business unit, or any combination thereof and may be set as an absolute measure or relative to a designated peer group or index of comparable companies. Such Performance Conditions shall be set and defined by the Compensation Committee within the time period prescribed by Section 162(m) of the Internal Revenue Code. Unless specifically determined by the Compensation Committee at the time a Performance Condition is set, the satisfaction of any Performance Condition shall be determined without regard to any change in accounting rules which becomes effective following the time such Performance Condition is set.

Other Stock-Based Awards. The Compensation Committee may issue unrestricted shares of common stock, or other awards denominated in common stock (including but not limited to phantom stock and deferred stock units), to Participants, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. With respect to such Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the Compensation Committee shall establish and administer Performance Conditions in the manner described in Section 162(m) and regulations promulgated thereunder as an additional condition to the vesting and payment of such Awards. In no event may other stock-based Awards be granted to a single Participant in respect of more than 250,000 shares of common stock in any 12-month period. The terms and conditions of any such other stock-based Awards subject to time-based restrictions on vesting will be limited as specified for Awards of restricted stock described above.

Change of Control. Upon a Change of Control, the 2004 Stock Incentive Plan does not provide for automatic vesting or acceleration; however, the Compensation Committee may, in its discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control:

•

provide for the purchase of such Awards, upon the Participant’s consent, for an amount of cash equal to the amount which could have been obtained upon the exercise or realization of such rights had such Awards been currently exercisable or payable; provided that the Participant’s consent shall not be required if the Committee takes such action in connection with the consummation of a Change of Control;

•	make such adjustment to the Awards then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

•	cause the Awards then outstanding to be assumed, or new rights substituted therefor, by the surviving corporation in such Change of Control.

The Compensation Committee may, in its discretion, include such further provisions and limitations in any Award document as it may deem equitable and in the best interests of the Company.

A “Change of Control” means the occurrence of any of the following:

•	any “person” within the meaning of Section 14(d) of the Exchange Act, other than the Company, a subsidiary or any employee benefit plan(s) sponsored by the Company or any subsidiary, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the then-outstanding common stock, other than pursuant to a purchase of common stock from the Company;

•

individuals who constitute the Board on the effective date of the 2004 Stock Incentive Plan cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of the 2004 Stock Incentive Plan, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three quarters of the directors comprising the Board on the effective date of the 2004 Stock Incentive Plan (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for this purpose, considered as though such person were a member of the Board on the effective date of the 2004 Stock Incentive Plan;

•	any plan or proposal for the liquidation of the Company is adopted by the shareholders of the Company;

•	all or substantially all of the assets of the Company are sold, liquidated or distributed; or

•

there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company, in each case, with respect to which the shareholders of the Company immediately prior to such transaction do not, immediately after the transaction, own more than 50% of the combined voting power of the Company or other entity resulting from such transaction in substantially the same proportion as their ownership of the voting power of the Company immediately prior to such transaction.

However, with respect to Awards that are subject to Section 409A of the Internal Revenue Code, no Change of Control will be deemed to have occurred upon any of the events described above that would have the effect of changing the time or form of payment of such Award unless that event would also constitute a change in the ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company for purposes of Section 409A of the Internal Revenue Code.

Transferability; Deferrals. The Compensation Committee may permit (on such terms, conditions and limitations as it determines) an Award to be transferred or transferable to the extent permissible by law and, in the case of an ISO, to the extent permissible under Section 422 of the Internal Revenue Code. Other than as stated in the preceding sentence, no Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company.

The Compensation Committee may require or permit Participants to elect to defer the issuance of shares or the settlement of Awards in cash under such rules and procedures as it may establish under the 2004 Stock Incentive Plan. It may also provide that deferred settlements include the payment or crediting of interest or dividend equivalents on the deferral amounts.

Amendment and Termination. The Board may amend, suspend or terminate the 2004 Stock Incentive Plan or any portion thereof at any time, provided that, (i) no amendment shall be made without shareholder approval if such approval is necessary in order for the 2004 Stock Incentive Plan to continue to comply with the rules of the NYSE or if such approval is necessary in order for the Company to avoid being denied a tax deduction under Section 162(m) of the Internal Revenue Code, and (ii) no amendment, suspension or termination may adversely affect any outstanding Award without the consent of the Participant to whom such Award was made. The 2004 Stock Incentive Plan will terminate on July 28, 2014, unless terminated prior to that date.

Section 162(m). The 2004 Stock Incentive Plan is intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code, which limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly held corporation to “Covered Employees.” “Covered Employees” are determined at the end of the tax year and are the Chief Executive Officer plus the next three most highly compensated officers of the Company (other than the Chief Financial Officer) whose compensation is reported to shareholders under applicable SEC rules.

Compensation paid to Covered Employees will not be subject to the Section 162(m) limitations if it is considered “qualified performance-based compensation.” Under the regulations to Section 162(m), compensation related to stock options and SARs is deemed to constitute qualified performance-based compensation if the grant or award of stock options or SARs meets the following conditions: (1) it is made by a committee of the board of directors comprised solely of two or more outside directors; (2) the plan under which the grant or award is made sets forth the maximum number of shares with respect to stock options or SARs that may be granted to any individual during a specified period; (3) under the terms of the stock option or SAR, the amount of compensation that an employee can receive is based solely on an increase in the value of the stock after the date of the grant or award; and (4) the material terms of the plan are disclosed to and approved by shareholders.

As described in more detail above, the terms of the 2004 Stock Incentive Plan are intended to satisfy the foregoing requirements with respect to stock options and SARs. Other Awards issued under the 2004 Stock Incentive Plan to Covered Employees may be based upon Performance Conditions intended to be qualified performance-based compensation.

Tax Consequences. The following is a brief summary of the principal U.S. federal income tax consequences of transactions under the 2004 Stock Incentive Plan based on current U.S. federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences.

Non-Qualified Options. No taxable income is realized by a Participant upon the grant of an option, including a reload option. Upon the exercise of a non-qualified option, the Participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares of common stock exercised over the aggregate option exercise price, even though that common stock may be subject to a restriction on transferability or may be subsequently forfeited, in limited circumstances. Income and payroll taxes are required to be withheld by the Participant’s employer on the amount of ordinary income resulting to the Participant from the exercise of an option. The spread is generally deductible by the Participant’s employer for federal income tax purposes, subject to the possible limitations on deductibility of compensation paid to some executives under Section 162(m) of the Internal Revenue Code. The Participant’s tax basis in shares of common stock acquired by exercise of an option will be equal to the exercise price plus the amount taxable as ordinary income to the Participant.

Upon a sale of the shares of common stock received by the Participant upon exercise of the option, any gain or loss will generally be treated for federal income tax purposes as long-term or short-term capital gain or loss, depending upon the holding period of that stock. The Participant’s holding period for shares acquired after the exercise of an option begins on the date of exercise of that option.

If the Participant pays the exercise price in full or in part by using shares of previously acquired common stock, the exercise will not affect the tax treatment described above, and no gain or loss generally will be recognized to the Participant with respect to the previously acquired shares. The shares received upon exercise which are equal in number to the previously acquired shares used will have the same tax basis as the previously acquired shares surrendered to us and will have a holding period for determining capital gain or loss that includes the holding period of the shares used. The value of the remaining shares received by the Participant will be taxable to the Participant as compensation, even though those shares may be subject to sale restrictions. The remaining shares will have a tax basis equal to the fair market value recognized by the Participant as compensation income, and the holding period will commence on the exercise date. Shares used to pay applicable income and payroll taxes arising from that exercise will generate taxable income or loss equal to the difference between the tax basis of those shares and the amount of income and payroll taxes satisfied with those shares. The income or loss will be treated as long-term or short-term capital gain or loss depending on the holding period of the shares used. Where the shares used to pay applicable income and payroll taxes arising from that exercise generate a loss equal to the difference between the tax basis of those shares and the amount of income and payroll taxes satisfied with those shares, that loss may not be currently recognizable if, within a period beginning 30 days before the exercise date and ending 30 days after that date, the Participant acquires or enters into a contract or option, including a reload option, to acquire additional common stock.

Incentive Stock Options. No taxable income is realized by a Participant upon the grant or exercise of an ISO. If shares of common stock are issued to a Participant after the exercise of an ISO and if no disqualifying disposition of those shares is made by that Participant within two years after the date of grant or within one year after the receipt of those shares by that Participant, then:

•	upon the sale of those shares, any amount realized in excess of the option exercise price will be taxed to that Participant as a long-term capital gain, and

•	the Company will be allowed no deduction.

Additionally, the exercise of an ISO will give rise to an item of tax preference that may result in alternative minimum tax liability for the Participant. If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, that disposition would be a “disqualifying disposition,” and generally:

•

the Participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise, or, if less, the amount realized on the disposition of the shares, over the option exercise price, and

•	the Company will be entitled to deduct that amount.

Any other gain realized by the Participant on that disposition will be taxed as short-term or long-term capital gain and will not result in any deduction to us. If a Participant pays the exercise price in full or in part with previously acquired shares of common stock, the exchange will not affect the tax treatment of the exercise. Upon the exchange, no gain or loss generally will be recognized upon the delivery of the previously acquired shares to us, and the shares issued in replacement of the shares used to pay the exercise price will have the same basis and holding period for capital gain purposes as the previously acquired shares. A Participant, however, would not be able to utilize the holding period for the previously acquired shares for purposes of satisfying the ISO statutory holding period requirements. Additional shares of common stock will have a basis of zero and a holding period that commences on the date the common stock is issued to the Participant upon exercise of the ISO. If this exercise is effected using shares of common stock previously acquired through the exercise of an ISO, the exchange of the previously acquired shares may be a disqualifying disposition of that common stock if the holding periods discussed above have not been met.

If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as a nonqualified option. Subject to some exceptions for disability or death, an ISO generally will not be eligible for the federal income tax treatment described above if it is exercised more than three months following a termination of employment.

Stock Appreciation Rights. Upon the exercise of a SAR, the Participant will recognize compensation income in an amount equal to the cash received plus the fair market value of any common stock received from the exercise. The Participant’s tax basis in the shares of common stock received in the exercise of the SAR will be equal to the compensation income recognized with respect to the common stock. The Participant’s holding period for shares acquired after the exercise of a SAR begins on the exercise date. Income and payroll taxes are required to be withheld on the amount of compensation attributable to the exercise of the SAR, whether the income is paid in cash or shares. Upon the exercise of a SAR, the Participant’s employer will generally be entitled to a deduction in the amount of the compensation income recognized by the Participant.

Certain Limitations on Deductibility of Executive Compensation. As discussed above, the Section 162(m) limitations apply to equity Awards granted under the 2004 Stock Incentive Plan, unless certain conditions are satisfied. Compensation under the 2004 Stock Incentive Plan is intended to satisfy those conditions and constitute “qualified performance-based compensation.”

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE TRAVELERS COMPANIES, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN.

The following table provides certain information regarding outstanding equity awards, weighted average exercise prices and shares remaining available under the Company’s equity-based plans (including the 2004 Stock Incentive Plan), as of December  31, 2008.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	35,242,577	$41.62 per share	42,491,794	(3)
Equity compensation plans not approved by security holders(2)	196,004	$41.66 per share	—

Total	35,438,581	$41.62 per share	42,491,794	(3)

(1)

In addition to the 2004 Stock Incentive Plan, these numbers also include the St. Paul Global Stock Option Plan and certain plans for St. Paul’s United Kingdom and Republic of Ireland employees. Shares of deferred stock or phantom stock units that may be settled in shares of common stock are included in column (a) of the table but are not included in column (b) for purposes of the weighted average exercise price of stock options.

(2)

Represents options granted under The St. Paul Holdings 1996 Stock Option Plan which was established to grant options to certain eligible employees of St. Paul’s United Kingdom operations. The options granted under the plan were priced at the market price of St. Paul’s common stock on the date of grant and were eligible for exercise at any time from three to ten years after the date of grant. No additional options may be granted under the plan.

(3)

These shares are available for grant as of December 31, 2008 under the 2004 Stock Incentive Plan pursuant to which the Compensation Committee may make various stock-based awards, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, deferred stock units, performance awards and other stock-based or stock-denominated awards with respect to the Company’s common stock. The 2004 Stock Incentive Plan had 35 million shares initially authorized for issuance. In addition to these 35 million shares, the following shares will become available for grant under the 2004 Stock Incentive Plan and, to the extent such shares became available as of December 31, 2008, they are included in the table as available for grant: (i) shares covered by outstanding awards under the 2004 Stock Incentive Plan and legacy plans that are forfeited or otherwise terminated or settled in cash or other property rather than settled through the issuance of shares; (ii) shares that are used to pay the exercise price of stock options and shares used to pay withholding taxes on equity awards generally; and (iii) shares purchased by the Company on the open market using cash from option exercises, as limited by the 2004 Stock Incentive Plan.

The provisions of the preceding paragraph that result in shares becoming available for future grants under the 2004 Stock Incentive Plan also apply to any awards granted under legacy share-based incentive compensation plans that were outstanding on the effective date of the 2004 Stock Incentive Plan except for certain shares delivered to or retained in legacy plans in connection with the withholding of taxes applicable to the exercise of outstanding options that have reload features.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the Proxy Statement explains our compensation philosophy and describes how our compensation programs are designed and operate with respect to our named executive officers for whom compensation is disclosed in the tables below.

2008 Overview

In 2008, financial markets and the economy in the United States and abroad experienced substantial disruption. This disruption resulted in a number of financial institutions seeking federal governmental assistance or declaring bankruptcy. Of the 12 companies comprising our compensation comparison group at year-end 2008, rating agencies downgraded the financial strength, debt ratings or outlook of nine of them during 2008, and of those nine, two have obtained financial assistance from the federal government and two others have submitted to additional federal regulation in an effort to qualify for governmental assistance. In addition, the average market capitalization of the 12 companies fell by approximately 65% and the average book value of these companies fell by approximately 30% from the beginning to the end of 2008. Since December 31, 2008, these trends have continued and the financial condition of many of the companies in the compensation comparison group has continued to deteriorate.

Although we have not been immune to the market disruption, we have not been materially impacted by many of the issues faced by our competitors and others in our compensation comparison group, as evidenced by the following:

•	In 2008, we recorded our third highest net income in the history of our Company.

•	On June 6, 2008, Moody’s Investors Services upgraded our financial strength and debt ratings, and during the year other rating agencies affirmed our financial strength and debt ratings.

•	We grew our book value almost 2% during 2008 after returning approximately $2.8 billion to shareholders through stock repurchases and dividends.

•	All of our financial strength indicators were at or better than our target levels as of December 31, 2008, including our debt-to-capital ratio.

•

Prior to 2008, our market capitalization was generally consistent with the median of the compensation comparison group, and by the end of 2008, our market capitalization was in the top quarter of all members of the group.

The Company believes that its strong 2008 performance resulted from the successful execution of its long-term strategy over a multi-year time period. As previously disclosed, the Company aspires to achieve an operating return on equity in the mid-teens over time. The Company believes that this goal recognizes the historic cyclicality of its business and the variability in its financial results from period to period, is consistent with the Company’s careful balance of risk and reward and encourages a long-term perspective.

As discussed more fully below, our compensation programs are designed to support our business goals and promote our short- and long-term operating performance objectives, strategic initiatives and growth in shareholder value. Our compensation structure reflects the Compensation Committee’s philosophy that the proportion of total compensation that is performance-based should increase with successively higher levels of responsibility, that superior performance should result in higher levels of compensation to the named executive officers and that compensation to the named executive officers should be set at lesser levels when the Company or the named executive officers do not perform at superior levels.

In setting the amount of 2008 performance-based compensation paid to the named executive officers, the Compensation Committee decided to apply its long-standing executive compensation philosophy discussed below under “—Objectives of the Company’s Executive Compensation Program”. Notwithstanding the significant market disruption experienced by many financial services companies, including many in the Company’s compensation comparison group, during 2008, the Compensation Committee determined that no significant changes to the Company’s compensation structure were necessary. However, in light of the substantial disruption in the financial markets and the economy in 2008 and the impact on the Company’s compensation comparison group, the Compensation Committee did not find comparative compensation data for the 2007 performance year, the most recent information publicly available, to be particularly meaningful. Accordingly, while the Compensation Committee did consider the Company’s performance relative to the performance of the companies in our peer group and did have access to comparative compensation information, the Compensation Committee relied less heavily on comparative compensation information as compared to previous years in setting compensation for the 2008 performance year.

In determining the amount of 2008 performance-based compensation paid to the named executive officers, the

Compensation Committee considered both the Company’s 2008 performance on an absolute basis and on a relative basis as compared to the performance of companies in its comparison group. The average annual cash bonus paid to the CEO alone, and to the named executive officers as a group, for the 2008 performance year decreased by 33% and 25%, respectively, reflecting the Compensation Committee’s consideration of, among other things, the fact that operating return on equity in 2008 decreased as compared to 2007. However, in determining these amounts of cash bonuses, the Compensation Committee also considered the fact that, on an absolute basis, the Company’s operating performance, including profitability, was strong (especially given economic conditions and higher than expected catastrophes) and, on a relative basis, the Company significantly outperformed most of the companies in its comparison group. In addition, in light of the Company’s strong 2008 operating performance and other relevant factors, the Compensation Committee determined to follow its general practice of awarding the named executive officers, other than the CEO, annual stock-based long-term incentive grants with a grant date fair value equal to three times the executive’s annual base salary rate at the time of grant. The CEO was awarded a stock-based long-term incentive grant with a grant date fair value of $6.25 million, which is the minimum award pursuant to his employment agreement.

The Compensation Committee believes that our stable performance is attributable in part to our strong culture of risk management. The Risk Committee, Investment and Capital Markets Committee and other committees of the Board, as well as our separate management risk committee, are key elements of the Company’s enterprise risk management structure. Our compensation structure is also designed to reinforce this culture. The Compensation Committee believes that our compensation structure encourages management to take appropriate risks, both on an individual risk basis and in the aggregate on a Company-wide basis, and discourages management from taking risks for which the Company is not adequately compensated. As discussed in more detail below, the Compensation Committee selected adjusted operating return on equity as the quantitative performance measure for our stock-based long-term incentive program and as a threshold quantitative performance measure for our annual bonus program. Because operating return on equity is a function of both operating income and shareholders’ equity, it encourages senior executives to focus on a variety of performance objectives that are important for creating shareholder value, including the quality and profit-

ability of our underwriting and investing activities and capital management.

In addition, the long-term nature of the stock-based incentive awards, and the fact that more than 40% of our named executive officers’ compensation in the aggregate was in the form of long-term stock-based incentives in 2007 and 2008, encourages enterprise risk management and discourages excessive risk taking for short-term gain. Moreover, neither the long-term incentive awards nor annual bonuses require growth in revenues or earnings in order for our executives to be rewarded. As a result of this and the mix of short- and long-term performance criteria, the Compensation Committee believes that our executives are not incentivized to employ disproportionately risky growth strategies. Also, management of catastrophe exposure was specifically identified as a criterion considered by the Compensation Committee in awarding annual bonuses. Furthermore, the Compensation Committee’s independent outside compensation consultant, F.W. Cook, evaluates and advises the Compensation Committee as to the design and risk implications of the Company’s incentive plans and other aspects of its executive compensation program. As a result of the foregoing, the Compensation Committee believes that the compensation structure rewards management for a thoughtful approach to balancing risk and reward.

Objectives of the Company’s Executive Compensation Program

The following five primary objectives of our executive compensation program have been approved by the Compensation Committee.

1.	Link compensation to the achievement of our short- and long-term financial and strategic objectives

The Compensation Committee believes that a properly structured compensation system should measure and reward performance on multiple bases. To ensure an appropriate degree of balance in the program, the compensation system is designed to measure short- and long-term financial and operating performance, the efficiency with which capital is employed in the business, the effective management of risk, the achievement of strategic initiatives and the individual performance of each executive.

The Compensation Committee further believes that an executive’s total compensation opportunity should be commensurate with his or her position and level of responsibility. Accordingly, the proportion of total compensation that is performance-based increases with successively higher levels of responsibility. Thus, the senior-most executives who are responsible for the development and execution of our strategic and financial plan have the largest portion of their compensation tied to performance-based incentives, including equity-based compensation, where the ultimate value is completely or partly dependent on changes in stock price and return on equity.

2.	Provide competitive compensation opportunities to attract, retain and motivate high-performing executive talent

Our overall compensation levels are targeted to attract and retain the best executives in light of the competition for executive talent. The Compensation Committee generally targets base salary for executive officers, including the named executive officers, at the 50th percentile for equivalent positions at the select group of companies that the Compensation Committee believed to be an appropriate reference group (the “Compensation Comparison Group”), based upon the most recently available public information. In addition, the Compensation Committee believes that, when the Company generally exceeds its performance goals and the named executive officers individually perform at superior levels in achieving that performance, total direct compensation for these executive officers (that is, the sum of base salary, annual cash bonuses and stock-based long-term incentive awards) should be above the median of the compensation levels for equivalent positions in the Compensation Comparison Group. When the Company does not generally exceed its performance goals or the named executive officers individually do not perform at superior levels, total direct compensation for these executives should be set at lesser levels. The Compensation Committee may also take into account other relevant facts and circumstances in awarding total direct compensation in order to attract, retain and motivate high-performing executive talent.

3.

Align the interests of management and shareholders by paying a substantial portion of the total compensation in equity-based incentives and ensuring that executives accumulate meaningful stock ownership stakes over their tenure

The Compensation Committee believes that the interests of executives and shareholders should be aligned. Accordingly, a significant portion of the total compensation for the named executive officers is in the form of stock-based compensation. The principal components of stock-based compensation granted in 2008 and 2009 were stock options and performance shares. In addition, as discussed below, senior executives are expected to achieve certain stock ownership targets prior to selling any stock acquired upon the exercise of stock options or vesting of performance shares or restricted stock units. The portion of total compensation attributable to stock-based programs and the expected level of executive stock ownership increases with successively higher levels of responsibility.

4.	Maximize, to the extent equitable and practicable, the financial efficiency of the overall compensation program from tax, accounting and cash flow perspectives

We make reasonable efforts to maximize the tax deductibility of all elements of compensation. Section 162(m) prohibits us from deducting compensation in excess of $1 million paid to certain of the named executive officers, unless certain requirements are met, including that such amounts be considered “qualified performance-based compensation” under Section 162(m).

However, the Compensation Committee, in its discretion, may approve compensation that does not qualify for a deduction under Section 162(m) if it determines that it is appropriate to do so in light of other competing interests and goals, such as the attraction and retention of key executives.

As part of the process of approving the initial design of incentive plans, or any subsequent modifications made to such plans, and determining awards under the plans, the Compensation Committee evaluates the aggregate economic costs of such compensation, the expected accounting treatment and the impact on our financial results. The Compensation Committee attempts to balance the various financial implications of each program to ensure that the system is as efficient as possible and that unnecessary costs are avoided.

5.	Reflect established and evolving corporate governance standards

The Compensation Committee, with the assistance of our Human Resources Department and independent compensation consultant, F.W. Cook, stays abreast of current and developing corporate governance standards with respect to executive compensation and adjusts the various elements of our executive compensation program, from time to time, as it deems appropriate.

Compensation Determination Process

The Compensation Committee is responsible for setting our executive compensation objectives and policies, establishing our executive compensation program consistent with those objectives and policies and determining the compensation for our executive officers. Determining the appropriate level of executive compensation is not an exact science and involves careful deliberation and business judgment. As described more fully below, in determining executive compensation, the Compensation Committee reviews all components of the named executive officers’ compensation and takes into account a number of variables and the advice of F.W. Cook.

The CEO’s compensation was determined by the Compensation Committee consistent with his employment agreement and based on the prior year’s compensation levels adjusted to reflect (1) the Compensation Committee’s assessment of the Company’s overall performance and the individual performance of the CEO and (2) an assessment of management’s performance, including a written assessment, provided by the CEO. In addition, the Compensation Committee also reviewed the most recent publicly available comparable compensation data (i.e. 2007 performance year compensation) for the Compensation Comparison Group provided by F.W. Cook. However, as noted above, the Compensation Committee relied less heavily on comparable compensation data as compared to previous years.

With respect to compensation for the other named executive officers, the Compensation Committee generally considers a variety of factors, including Company and individual performance, the recommendations of the CEO and comparable salary data for the Compensation Comparison Group provided by F.W. Cook. However, as noted above, the Compensation Committee relied less heavily on comparable compensation data as compared to previous years.

In 2007 and 2008, the Compensation Comparison Group consisted of the following competitors for executive talent in the property and casualty insurance business:

•	ACE Ltd.

•	Allstate Corporation

•	American International Group

•	Chubb Corporation

•	Hartford Financial Services Group

•	Progressive Corporation

•	Safeco Corporation (until its merger with Liberty Mutual Group, Inc.)

In 2007 and 2008, the Compensation Comparison Group also included the following general financial services and life and health insurance companies:

•	Aetna, Inc.

•	American Express

•	CIGNA Corporation

•	Manulife Financial Corporation

•	MetLife Inc.

•	Prudential Financial Inc.

The Compensation Comparison Group includes (1) our key competitors in the property and casualty insurance industry and (2) general financial services and life and health insurance companies. We regard these general financial services and life and health insurance companies as potential competition for executive talent. Moreover, our revenues and market capitalization have been generally consistent with the median of the Compensation Comparison Group until 2008 when the median market capitalization of the Compensation Comparison Group dropped significantly. In light of the significant market disruption experienced by many of the companies in the Compensation Comparison Group during 2008, the Compensation Committee expects to reevaluate the composition of our Compensation Comparison Group.

The factors considered by the Compensation Committee in determining the total compensation of the named executive officers are described below.

Compensation Elements

We deliver executive compensation through a combination of base salary, performance-based annual cash bonus, stock-based long-term incentive awards, benefits and perquisites. Total direct compensation for a performance year consists of base salary and annual cash bonuses paid, and stock-based long-term incentive awards granted, to our named executive officers in February of the following year with respect to the performance in the prior year.

In accordance with our philosophy that overall compensation should be competitive and that the compensation of the named executive officers should be most heavily dependent upon individual and Company performance, these executives receive a higher portion of total annual compensation in the form of performance-based annual cash bonuses and stock-based long-term incentive awards as compared to other Company employees. Further, in support of pay-for-performance objectives, the portion of total direct compensation delivered through stock-based long-term incentives increases with successively higher levels of responsibility. As a result, the senior most executives are held most accountable for achieving multi-year performance objectives and changes in stock price and return on equity.

Total Direct Compensation

The following table sets forth the composition of total direct compensation for the CEO and our other named executive officers for the 2008 performance year:

	Percentage of Total Direct Compensation of CEO	Percentage of Average Total Direct Compensation of Other NEOs
Base Salary	8%	14%
Performance-Based Annual Cash Bonus	41%	46%
Stock-Based Long-Term Incentives	51%	40%

Base Salary

The Compensation Committee generally sets base salary for executive officers, including the named executive officers, at a level that is targeted at the 50th percentile for equivalent positions in the Compensation Comparison Group. Individual salaries may range above or below the median based on a variety of factors, including the potential impact of the executive’s role at the Company, the terms of the executive’s employment agreement, if any, the experience the executive brings to the position and the performance and potential of the executive in his or her role. Base salaries in 2008 for the named executive officers, on average, approximated the median for base salaries based upon the most recently available public information. Base salaries are reviewed annually, and adjustments are made from time to time as the Compensation Committee deems appropriate to recognize performance, changes in duties and changes in the competitive marketplace.

The CEO’s 2008 base salary of $1,000,000 is set forth in Mr. Fishman’s employment agreement as a minimum and was at the 25th percentile of the Compensation Comparison Group. Mr. Fishman’s base salary has not changed since he joined the Company in 2001. A description of Mr. Fishman’s employment agreement is set forth under the “Tabular Executive Compensation Disclosure—Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2008” on page 50.

Performance-Based Annual Cash Bonus

The named executive officers are eligible to earn annual cash bonuses under the Senior Executive Performance Plan, a plan approved by our shareholders in 2002. Annual bonuses are short-term compensation awards that are based upon the individual performance of each executive as well as that of the Company as a whole. These bonuses are intended to motivate and promote the achievement of our operating performance objectives and strategic initiatives that are important to our success.

The Senior Executive Performance Plan is designed to comply with the “qualified performance-based compensation” requirements of Section 162(m) and thereby enable annual bonuses paid to the named executive officers to be fully tax deductible. Under the Senior Executive Performance Plan, a maximum pool for annual bonus awards is determined by a formula that was approved by shareholders. Notwithstanding the establishment of the bonus pool, the Compensation Committee may determine, in its discretion, to grant no bonuses if it believes none are warranted. Alternatively, even if the target under the Senior Executive Performance Plan is not achieved and no bonus pool is available under the Senior Executive Performance Plan, the Compensation Committee could award bonuses to the named executive officers if, in the exercise of its business judgment, the Compensation Committee determines that they are warranted under the circumstances and in the best interest of the Company. In such a case, the bonuses would be awarded outside the Senior Executive Performance Plan and would not qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code.

Pursuant to the formula set forth in the Senior Executive Performance Plan, generally, if our return on equity, as defined below, for the performance period is greater than 8%, then the pool available to pay bonuses to the named executive officers will equal 1.5% of After-Tax Operating Earnings, as defined below. The Senior Executive Performance Plan formula provides that the return on equity is determined by dividing After-Tax Operating Earnings by total common shareholders’ equity as of the beginning of the fiscal year (adjusted to exclude net unrealized appreciation or depreciation of investments). The Senior Executive Performance Plan defines “After-Tax Operating Earnings” as our net income from continuing operations for the performance period as reported in our financial statements for the performance period, adjusted to eliminate the after-tax effects of the following items:

•	net realized investment gains or losses in our fixed maturities and real estate portfolios;

•	extraordinary items and the cumulative effect of accounting changes as each is defined by U.S. generally accepted accounting principles (“GAAP”);

•	restructuring charges;

•	losses in our “core” businesses from officially designated catastrophes; and

•	underwriting results of our “non–core”, or exited, businesses placed into run-off.

Maximum awards for each named executive officer are set annually by the Compensation Committee as a percentage of the aggregate pool determined using the formula described above. For the 2008 performance period, the maximum percentage of the pool payable to each of the named executive officers was set at 35% for the CEO, 20% for the next most highly compensated executive officer and 15% for the other named executive officers.

After the close of the performance period and before the payment of any award under the Senior Executive Performance Plan, the Compensation Committee determines whether the threshold level of return on equity has been achieved, and if so, determines the maximum awards that could be paid to each named executive officer. Due to the Company’s substantial After-Tax Operating Earnings in 2008, we achieved a return on equity as defined under the Senior Executive Performance Plan of 15.56%, which resulted in a pool of $60.4 million available for the bonuses for the named executive officers. In accordance with the terms of the Senior Executive Performance Plan and as permitted by the regulations under Section 162(m), the Compensation Committee has discretion, subject to the maximum amounts described above, to determine the individual bonus amount to be paid to each named executive officer. The bonus pool is not an expectation of the amount of bonuses that will actually be paid. Rather, the bonus pool (and the maximum individual allocations established thereunder) represents the maximum amount of bonus awards that the Compensation Committee may approve under the Senior Executive Performance Plan as “qualified performance-based compensation” for tax purposes pursuant to Section 162(m). With respect to the bonuses paid for the 2008 performance period, because the amount of the Company’s After-Tax Operating Earnings generated a larger bonus pool than was necessary for awarding bonuses consistent with the Compensation Committee’s objectives, the Compensation Committee exercised its discretion to award less than the maximum amount that could have been awarded under the Plan as “qualified performance-based compensation”. As discussed below, the Compensation Committee awarded a total of $14,100,000 of bonuses to the named executive officers for the 2008 performance period. The Compensation Committee’s decision to award less than the maximum amount that could have been awarded was consistent with its practice in prior years.

In determining the actual annual bonuses awarded, the Compensation Committee applied its business judgment and considered a number of factors, including:

•

the Company, business segment and/or investment results relative to the various financial measures set forth in the Company’s 2008 business plan that was established and approved by the Board at the end of 2007;

•	the performance of the executive;

•

compensation market practices as reflected by the Compensation Comparison Group in the most recent publicly available data (although, as noted above, the Compensation Committee relied less heavily on this data as compared to previous years);

•	the Company’s performance relative to the companies in the Compensation Comparison Group; and

•	past awards, if any, to the executive.

In determining these bonuses, the Compensation Committee also considered qualitative factors, such as:

•	the strategic positioning of the Company or the applicable business unit;

•	the progress made on strategic and technology initiatives;

•	the identification and achievement of cost efficiencies (or, when appropriate, the maintenance of a business segment’s cost competitiveness);

•	the effective management of risk;

•	the demonstration of leadership and innovation; and

•	the extent of accomplishment of the applicable business unit’s business plan.

With regard to CEO performance, the Compensation Committee also considered his development of management expertise, management depth and succession plans. In addition, with respect to the CEO, the Compensation Committee also considered that the size, and change in value in recent years, of his pension (reflected in the Summary Compensation Table below under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column) was substantially less than comparable amounts for other chief executives within the Compensation Comparison Group, based on the most recently available public information.

The achievement, or inability to achieve, any particular financial or operational measure in a given year neither guarantees nor precludes the payment of an award but is considered by the Compensation Committee as one of several factors in light of the other factors noted and any additional information available to it at the time, including, without limitation, market conditions in general. The Compensation Committee does not assign any particular relative weighting to the performance measures but generally weighs financial performance (particularly operating return on equity) more heavily than other factors. Historically, the Compensation Committee has also tended to weigh comparable compensation information more heavily than other factors.

As part of evaluating the foregoing factors for 2008, the Compensation Committee established the four specific executive management performance goals discussed below, and, in setting compensation for the 2008 performance year, considered management’s progress in achieving these specific goals.

1.	Achieve appropriate operating return on equity

One of management’s important responsibilities is to produce an appropriate return on equity for our shareholders and to develop and execute financial and operational plans consistent with our aspiration of operating return on equity for our shareholders in the mid-teens over the long term. The Compensation Committee also recognizes, however, the historic cyclicality of our business and that there may be times when the operating return on equity achievable in a given year is greater than, or less than, a mid-teens level.

The Compensation Committee also recognizes that the Company’s business is subject to natural and man-made catastrophic events, as well as to certain types of prior year reserve development. The Compensation Committee believes that, while the impact of catastrophes in any given year can produce significant volatility, management’s plan to manage volatility and earn a return on capital committed to insurance in catastrophe-prone areas must be long-term in nature.

While the Compensation Committee evaluates a broad range of financial and operating metrics quarterly, including premium revenues, investment income, insurance losses, expense management and the resulting operating income, the Compensation Committee places considerable importance on the Company’s operating return on equity, both on an as reported basis and as adjusted to exclude the cost of catastrophes and certain prior year reserve development related to asbestos and environmental coverages. Prior period reserve developments related to asbestos and environmental coverages are excluded because, to a great degree, they relate to policies that were written decades ago and, particularly in the case of asbestos, arise to a significant extent as a result of court decisions and other trends that have attempted to expand insurance coverage far beyond the intent of the original parties. Accordingly, the financial impact is largely beyond the control of current management. In terms of evaluating the appropriateness of the return on equity for any particular period, the Compensation Committee considers the Company’s return on equity relative to the Compensation Comparison Group and relative to the Company’s cost of equity.

When the Board approved the Company’s 2008 business plan, both management and the Board believed the plan to be reasonably difficult to achieve. Among other goals, that plan targeted an operating return on equity, adjusted to exclude catastrophes and asbestos and environmental charges, of approximately 14.6%, which the Company exceeded in 2008 with an adjusted operating return on equity of 16.0%. This adjusted operating return on equity reflected solid underwriting performance, including favorable prior year reserve development not related to asbestos and environmental coverages, which was partially offset by lower than anticipated investment returns due to market conditions. The Compensation Committee nonetheless believes that the Company’s investment returns were strong in light of the substantial disruption in the financial markets and the relative investment performance of the Compensation Comparison Group. The Company’s strong adjusted operating return on equity also reflected effective investment risk management, as the Company’s investment impairments, both on an absolute basis and as a percentage of invested assets, were modest, particularly when compared to many of the companies in the Compensation Comparison Group. The Compensation Committee also noted that, because of higher than anticipated catastrophe losses in 2008 (including as a result of Hurricanes Ike, Gustav and Dolly), operating return on equity on an as reported basis (12.4%) was slightly below plan (13.4%). However, catastrophe losses were generally consistent, on an overall basis, with expectations under the Company’s long-term risk models.

2.	Gain market share, as appropriate for market conditions

The Compensation Committee also reviewed improvement, in light of market conditions, in the Company’s net written premiums and compared that to the business plan in each of our business segments. The Compensation Committee also reviewed our annual net written premiums as compared to a peer group of competitors in the property and casualty insurance business, on both an aggregated peer group basis and individually. These competitors were:

•	Ace Ltd.

•	Allstate Corporation

•	American International Group

•	Chubb Corporation

•	Cincinnati Financial Corporation

•	CNA Corporation

•	Hartford Financial Services Group

•	Progressive Corporation

•	Safeco Corporation (until its merger with Liberty Mutual Group, Inc.)

•	XL Capital Ltd.

In 2008, our level of net written premiums was generally consistent with our business plans in light of market conditions and our disciplined response to those conditions. In addition, our growth in net written premiums as compared to 2007 generally outperformed our peer group.

3.	Implement identified technology initiatives

We established target completion dates for identified technology initiatives designed to increase efficiency and new business flow, among other things. Substantially all of the projects scheduled for completion in 2008 were timely completed, and projects scheduled for completion in 2009 are also currently expected to be finished on time. In addition, the enhancements completed to date have generally delivered the anticipated results.

4.	Continue to enhance the Company’s analysis of its catastrophe exposures and respond appropriately

During 2008, as part of our enterprise risk management strategy, we continued to refine our models that estimate risk of loss in various catastrophe scenarios, including with respect to hurricanes, earthquakes and hail storms. We also updated our risk/return analysis framework applicable to all perils. Finally, the Company implemented business strategies consistent with that risk/return framework. All of the items scheduled for completion in 2008 were timely completed.

At its February 2009 meeting, the Compensation Committee considered the quantitative and qualitative factors described above and the substantial contribution made by the named executive officers in achieving the 2008 performance goals described above. Following those deliberations, which included consideration of the advice of F.W. Cook, the Compensation Committee determined in its judgment to award a cash bonus of $5,000,000 to the CEO and total cash bonuses of $9,100,000 to the other named executive officers.

Stock-Based Long-Term Incentives

As described below, in 2008 and 2009, long-term compensation was awarded to the named executive officers in the form of stock options and performance shares. Our stock-based long-term incentive awards are designed to ensure that:

•	our executive officers have a continuing stake in the long-term success of the Company;

•	the total compensation realized by our executive officers reflects our multi-year performance as measured by the efficient use of capital and changes in shareholder value;

•	a large portion of the total compensation opportunity is earned over a multi-year period and is forfeitable in the event of termination of employment; and

•	our executive officers manage the business with a long-term perspective.

The Compensation Committee generally begins its process for determining the amount of annual stock-based long-term incentive grants to each named executive officer, other than the CEO, by considering awards with a grant date fair value equal to three times the executive’s annual base salary rate. This practice began in 2006 and was intended to be generally consistent with the annual equity grants to named executive officers of the Compensation Comparison Group at the 50th percentile. At its February 2008 meeting and February 2009 meeting, the Compensation Committee awarded annual stock-based long-term incentive grants to each named executive officer in an amount equal to three times the executive’s annual base salary rate at the time of grant, with the exception of the CEO, who is guaranteed a stock-based long-term incentive grant with a grant date fair value of $6.25 million pursuant to his employment agreement. The value of stock-based long-term incentive awards at the time of vesting or exercise (in the case of stock options) may be greater than or less than the grant date fair value, depending upon our operating performance and changes in the value of our stock price. Unless otherwise noted, the grant date fair values and associated expense related to stock-based long-term incentive awards are computed in accordance with the Financial Accounting Standards Board Revised Statement of Financial Accounting Standards No. 123, Share-Based Payment (“FAS 123R”).

As part of the Compensation Committee’s process of evaluating whether the aggregate stock-based long-term incentive awards represent reasonable grants of compensation by the Company, F. W. Cook conducts an annual review of the economic costs and potential share dilution of the Company’s stock-based compensation, as well as the economic costs and potential share dilution relative to the Compensation Comparison Group based upon the most recently available public information. Based on the results of these reviews as well as the Company’s historic grant patterns and budget constraints, the Compensation Committee granted approximately $117 million in grant date fair value of annual equity awards in 2008 to approximately 6,300 employees. Those awards fell within the budget established by the Compensation Committee for all equity incentive awards to our employees, including the named executive officers. In October and December of 2007, F. W. Cook advised the Compensation Committee that the 2008 stock-based long-term incentive award budget of approximately $117 million fell within the range of the equity award practices of the Compensation Comparison Group based on the most recently available public information.

In February 2009, the Compensation Committee granted approximately $117.9 million in grant date fair value of annual equity awards to approximately 6,900 employees. F. W. Cook advised the Compensation Committee that the 2009 stock-based long-term incentive award level of approximately $117.9 million fell within the range of the equity award practices of the Compensation Comparison Group based on the most recently available public information.

The Compensation Committee, with advice from F.W. Cook, developed guidelines for the allocation of annual grants of equity compensation between stock options and performance shares. These allocations are intended to result in a mix of long-term incentives that is sufficiently performance-based and will ensure that (1) a large component of total compensation is variable and tied to the achievement of specific, multi-year operating performance objectives and (2) an appropriate portion is tied solely to changes in shareholder value. Under the guidelines, the mix of long-term incentives for the named executive officers is approximately 40% stock options and 60% performance shares, based on the grant date fair value of such awards. The mix of long-term incentive compensation reflects the Compensation Committee’s judgment as to the appropriate balance of these incentives to achieve its objectives. While the grant date fair values of equity awards take into account both individual and Company performance, the mix of equity incentives does not. For details of the 2008 equity awards, refer to the “Tabular Executive Compensation Disclosure—Grants of Plan-Based Awards in 2008” on page 49.

Stock Options.    All stock options are currently granted with an exercise price equal to the closing price of the underlying shares on the date of grant. Our annual award of stock options generally has an expiration date of ten years from the date of grant, vests 100% three years after the date of grant and does not accelerate upon a change of control.

The Compensation Committee’s annual option award to the CEO had a grant date fair value of $3,000,000 for the February 2008 award and $2,500,000 for the February 2009 award. The Compensation Committee’s annual option awards to the other named executive officers had an average grant date fair value of approximately $795,000 for each of the February 2008 awards and the February 2009 awards.

Performance Shares. Under our program for granting performance shares, we may grant performance share awards to certain of our employees who hold positions of Vice President (or its equivalent) or above, including the named executive officers. These awards provide the recipient with the right to receive a variable number of shares of our common stock based upon our attainment of certain performance goals. The performance goals for performance share awards granted in 2008 are based upon our attaining various adjusted returns on equity over a three-year performance period commencing January 1, 2008 and ending December 31, 2010 (“Performance Period Return on Equity”). Performance Period Return on Equity is the average of the “Adjusted Return on Equity” for each of the three calendar years in the Performance Period Return on Equity. The “Adjusted Return on Equity” for each calendar year is determined by dividing “Adjusted Operating Income” by “Adjusted Shareholders’ Equity” for the year, as defined below.

“Adjusted Operating Income”, as defined in the Performance Share Awards Program, excludes the after-tax effects of:

•	certain losses from officially designated catastrophes;

•	asbestos and environmental reserve charges or releases;

•	net realized investment gains or losses in the fixed maturities and real estate portfolios;

•	extraordinary items; and

•

restructuring charges and the cumulative effect of accounting changes and federal income tax rate changes, each as defined by GAAP, and each as reported in our financial statements (including accompanying footnotes and management’s discussion and analysis), and is then reduced by the after-tax dollar amount for expected “normal” catastrophe losses for each calendar year in the performance period ($342 million for 2008).

“Adjusted Shareholders’ Equity” for each year in the performance period is defined in the Performance Share Awards Program as the sum of our total common stockholders’ equity, as reported on our balance sheet as of the beginning and end of the year (excluding net unrealized appreciation or depreciation of investments and adjusted as set forth in the immediately following sentence), divided by two. In calculating Adjusted Shareholders’ Equity, our total common shareholders’ equity as of the beginning and end of the year is adjusted to remove the cumulative after-tax impact of the following items during the performance period: (1) discontinued operations and (2) the adjustments and reductions made in calculating Adjusted Operating Income.

The actual distribution of any portion of the performance shares granted in 2008 is contingent upon our attaining Performance Period Return on Equity as indicated on the following chart. Performance falling between any of the identified points in the chart below will result in an interpolated vesting (e.g., a 13.5% Performance Period Return on Equity will yield a vesting of 115%).

Performance Shares: Performance Period Return on Equity Standard

	Performance Period Return on Equity	Vesting Percentage
Maximum	≥16.0%	160%
	15.5%	150%
	15.0%	140%
	14.5%	130%
	14.0%	120%
	13.0%	110%
	12.0%	100%
	10.0%	75%
Threshold	8.0%	50%
	<8.0%	0%

The Compensation Committee selected Performance Period Return on Equity as the performance measure in the Performance Share Plan because the Compensation Committee believes it is the best measure of return to shareholders and efficient use of capital over a multi-year period. Because it is a function of both operating income and shareholders’ equity, Performance Period Return on Equity encourages senior executives to focus on a variety of multi-year performance areas that are critical to our success, including the quality and profitability of our underwriting and investing activities and capital management. In establishing the Performance Period Return on Equity standard shown in the chart above, the Compensation Committee considered, among other things: recent and historical trends in returns on equity for the Company, the Company’s Compensation Comparison Group and the insurance industry generally; the Company’s business plan; the Company’s historic cost of capital; and the fact that the performance shares are designed as a long-term incentive. In addition, in establishing the Performance Period Return on Equity shown in the chart above, the Compensation Committee also considered the Company’s aspiration of achieving an operating return on equity in the mid-teens over the long-term and that such an operating return on equity would, in its view, be reasonably difficult to achieve and would represent an industry-leading return.

To support our recruitment and retention objectives and to encourage a long-term focus on our operations, the performance shares vest after the completion of the three-year performance period, subject to the participants’ continued employment and our satisfaction of the requisite performance goals. The program does not provide for accelerated vesting upon a change in control of the Company. However, the program provides for accelerated vesting and/or waiver of service requirements in the event of death or disability (and pro-rata accelerated vesting in the case of qualified retirement). Further, the CEO is entitled to accelerated vesting in the event of a voluntary termination for good reason or an involuntary termination without cause. New performance share cycles commence annually and overlap one another, helping to foster strong retention and reduce the impact of the volatility in compensation associated with changes in our annual return on equity performance. Dividend equivalent shares are accrued on the performance shares assuming vesting at 100% and will be adjusted up or down, as the case may be, at the end of the three-year performance period to reflect the actual number of shares earned, if any. In other words, accumulated dividend equivalent shares vest in the same manner as the performance shares to which they relate (i.e., dividends are paid only on shares that are actually earned).

The Compensation Committee awarded the CEO $4,500,000 in performance shares in February 2008 and $3,750,000 in February 2009. These grant date fair values were determined by multiplying the number of performance shares awarded, assuming 100% vesting, by the closing price of the Company’s common stock on the date of grant ($47.23 and $39.19 in 2008 and 2009, respectively). The Compensation Committee also awarded an average of approximately $1,192,500 (determined as described above) in performance shares to each of the named executive officers (other than the CEO) in both 2008 and 2009.

Total Direct Compensation for 2008 (Supplemental Table)

The following table shows base salary for 2008 and annual cash bonuses paid, and equity awards granted, to our named executive officers in February 2009 for the 2008 performance year.

This supplemental information has been included to provide investors with additional compensation information for the 2008 performance year and to better understand the actions of the Compensation Committee with respect to total direct compensation for the 2008 performance year. However, this supplemental information is not intended to be a substitute for the information provided in the Summary Compensation Table on page 47 required by the SEC’s disclosure rules.

Name	Salary ($)	Bonus ($)	Equity Awards ($)	Total ($)
J. S. Fishman	1,000,000	5,000,000	6,250,000	12,250,000
J. S. Benet	650,000	2,000,000	1,950,000	4,600,000
B.W. MacLean	700,000	2,500,000	2,100,000	5,300,000
W. H. Heyman	650,000	2,900,000	1,950,000	5,500,000
A. D. Schnitzer	650,000	1,700,000	1,950,000	4,300,000

The information contained in this Supplemental Table differs substantially from the 2008 compensation information contained in the Summary Compensation Table.

The Summary Compensation Table on page 47 discusses compensation information in a format required by the SEC. In the Summary Compensation Table, the stock awards and option awards columns report the expense recognized for financial statement reporting purposes with respect to 2008 in accordance with FAS 123R (excluding estimates of forfeitures) and applicable SEC rules. FAS 123R requires that we expense during 2008 a portion of equity awards granted in 2008 and prior years. The Supplemental Table presented above includes the entire grant date value of equity grants made in February 2009 in respect of the 2008 performance year and excludes any amounts associated with grants made in prior years.

In the case of awards in which compensation expense varies depending on performance, such as the performance share awards, the Summary Compensation Table includes the compensation expense recognized during the applicable reporting year, adjusted for any change in estimated performance shares from the initial grant to reflect actual performance to date during the performance period. The Supplemental Table, on the other hand, displays the grant date fair value (assuming a 100% vesting percentage) of the awards that were granted in February 2009 to reflect performance in 2008.

The Summary Compensation Table also includes the value of reload options issued in connection with options exercised during the latter half of 2006, 2007 and 2008, while the Supplemental Table does not include the value of such reload options. The Compensation Committee does not consider the value of a reload option as 2008 compensation because a reload option is a feature of an original option granted as long-term compensation pursuant to reload programs that have been terminated, and such options are not currently a component of our executive compensation program.

Other Compensation

Pension Plans

We currently offer all of our employees a tax-qualified defined benefit plan with a cash-balance formula, with certain “grandfathered” participants accruing benefits under a final average pay formula. Also, a number of employees and executives participate or have accrued benefits in other pension plans that were offered by St. Paul and TPC prior to the Merger, but which have since been frozen as to new participants and/or new accruals. Under the cash balance formula, each enrolled employee has a hypothetical account balance that grows with interest and pay credits each year.

In addition, we sponsor a non-qualified excess benefit retirement plan that covers all employees whose tax-qualified plan benefit is limited by the Internal Revenue Code with respect to the amount of compensation that can be taken into account under a tax-qualified plan. The non-qualified plan makes up for the benefits that cannot be provided by the qualified plan as a result of those Internal Revenue Code limits by using the same cash-balance pension formula that applies under the qualified plan.

The details of the existing plans are described more fully under “Tabular Executive Compensation Disclosure—Post-Employment Compensation—Pension Benefits” on page 57 below.

Deferred Compensation

We offer a tax-qualified 401(k) plan to our employees and a non-qualified deferred compensation plan to those of our employees whose annual salary is at least $150,000. Both plans are available to the named executive officers.

Employees may make pre-tax contributions to the 401(k) plan up to the statutory maximum. We will match each active participant’s contributions on a dollar for dollar basis up to the lesser of 5% of salary or $5,000 per year. In February 2009, in light of the Company’s ongoing effort to promote retirement savings at all levels as well as recent equity market disruption, the Company made a special one-time contribution of up to $500 per employee to 401(k) accounts of employees with salaries of $60,000 or less.

The non-qualified deferred compensation plan allows an employee with an annual salary of $150,000 or more to defer receipt of a portion of his or her salary and/or annual bonus until a future date or dates elected by the employee. This plan provides an additional vehicle for employees to save for retirement on a tax deferred basis. The deferred compensation plan is not funded by us and does not provide preferential rates of return. Participants have only an unsecured contractual commitment by us to pay amounts owed under that plan.

For further details, see “Tabular Executive Compensation Disclosure—Post-Employment Compensation—Non-Qualified Deferred Compensation for 2008” on page 59 below.

Other Benefits

We also provide certain other benefits described below to our executive officers, including the named executive officers, which are not tied to any performance criteria and are intended to be part of a competitive compensation program. These benefits are intended to support objectives related to the attraction and retention of highly skilled executives and to ensure that they remain appropriately focused on their job responsibilities without unnecessary distraction.

Financial Counseling. The Compensation Committee believes it is important to provide financial counseling to senior executives to help them maximize the benefits they realize from the various elements of compensation described above and to ensure their compliance with tax and regulatory requirements, thereby mitigating reputational risk for the Company. Additionally, the use of a single financial counseling firm by most of our senior executives helps our Human Resources Department improve senior executives’ understanding of the benefits that we offer and helps ensure that management attention is preserved for Company business. At December 31, 2008, 80% of our executives at or above the senior vice president level participated in this benefit. The cost of providing financial counseling benefits to the named executive officers in 2008 is disclosed below under “Tabular Executive Compensation Disclosure—Summary Compensation Table” on page 47.

The incremental cost of these services is based on the amounts billed to the Company.

Personal Security. We have established a security policy in response to a security study prepared by an outside consultant that analyzed security risks to our CEO based on a number of factors, including travel patterns and past security threats. This security policy is periodically reviewed by our outside security consultant. The last review was completed in 2008. Pursuant to this security policy, a Company car and driver or other ground transportation arrangements are provided to the CEO for business and some personal travel. The methodology that we use to value the personal use of a dedicated Company car and driver as a perquisite calculates the incremental cost to us, which is the sum of the driver’s annual salary and benefits and all costs associated with the car, less the fair market value of use of the car for business based on the limousine rates for the area. The incremental costs of personal trips using a non-dedicated Company car and driver are valued at the market value limousine rates for the area. The incremental costs of personal trips using other ground transportation arrangements are valued at the actual incremental cost to us. In 2008, the total incremental cost of ground transportation provided to the CEO pursuant to our security policy was $192,645, excluding the tax gross-up (discussed below).

The security policy also requires that the CEO use Company aircraft for all business and personal air travel. Prior to August 5, 2008, the CEO was required to reimburse the Company for all personal travel on Company aircraft at the maximum amount legally payable for each such flight under FAA regulations, which is an amount equal to two times the fuel costs plus certain miscellaneous expenses. As a result of significant increases in the price of fuel, during the period January 1, 2007 through August 5, 2008, Mr. Fishman reimbursed the Company for personal use of Company aircraft $149,427 more than the incremental cost to the Company of providing such flights. Accordingly, on August 5, 2008, the Company amended the CEO’s agreement to require that he reimburse the Company for all personal travel on Company aircraft in an amount equal to the lesser of (i) the maximum amount legally payable under FAA regulations and (ii) the incremental cost to the Company for each such flight. The Compensation Committee agreed to apply the $149,427 of excess reimbursement against future personal flights. (See footnote 6(a) to the “Summary Compensation Table” on page 48 for additional information.) The CEO is responsible for all taxes due on any income imputed to him in connection with his personal use of Company transportation other than travel taxed as commuting costs and spousal travel related to our business.

We also on occasion provide transportation on Company aircraft for spouses of the named executive officers who accompany the named executive officers on trips related to our business but which spousal travel, under SEC rules, may not be considered to be directly and integrally related to our business. We reimburse the named executive officers for any tax liabilities incurred with respect to spousal travel related to business. Other than such tax reimbursement, in 2008 there was no incremental cost to the Company associated with such spousal travel.

In addition, pursuant to the security policy described above, the Company provides Mr. Fishman with additional home security enhancements and other protections. The methodology that we use to value the incremental costs of providing additional home security enhancements and other protections to Mr. Fishman is the actual cost to the Company relating to the installation of home security and other equipment and the incremental cost to the Company with respect to any related expenses. In 2008, the total incremental cost of the additional home security enhancements and other protections to the CEO pursuant to our security policy was $77,751. (See footnote 6(a) to the “Summary Compensation Table” on page 48 for additional information.)

Tax Gross-Up. Consistent with our past practice, we periodically reimburse executives for the tax cost of imputed income associated with non-cash taxable executive benefits that are provided for business reasons, such as financial counseling and certain transportation services, as described above. This tax gross-up is provided to make such benefits tax-neutral when the taxable benefits are associated with the Company’s business or in other cases to encourage employees to take advantage of them. Further, the tax gross-up is consistent with the Company’s long-standing policy, which was unchanged in 2008. Details as to the gross-up amounts provided for the named executive officers are provided in the footnotes to the “All Other Compensation” column of the Summary Compensation Table on page 47.

Severance and Change in Control Agreements

The Compensation Committee believes that severance and, in certain circumstances, change in control arrangements are necessary to attract and retain the talent necessary for our long-term success. The Compensation Committee believes that our severance programs allow our executives to focus on duties at hand and provide security should their employment be terminated as a result of an involuntary termination without cause or a constructive discharge. Currently, all of our senior executives (other than the CEO) are covered by our severance plan.

Each of the named executive officers, other than Mr. Fishman, has entered into an agreement with the Company (which are discussed below under “Tabular Executive Compensation Disclosure—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Non-Solicitation and Non-Disclosure Agreements”), pursuant to which they are granted enhanced severance benefits in exchange for their agreement to certain non-solicitation and non-disclosure provisions. Under the terms of such agreements, these named executive officers are eligible to receive a severance benefit if they are involuntarily terminated due to reduction in force or for reasons other than cause or if they are asked to take a substantial demotion. Such benefit is equal to their total monthly cash compensation for 21 to 24 months, depending on their years of service with the Company, with the total monthly cash compensation equal to, at least, one-twelfth of the executive’s annual base salary in effect at the time of his termination plus the greater of (a) one-twelfth of the average of the executive’s two most recent cash payments under our annual incentive compensation plan or (b) one-twelfth of 125% of final annual base salary.

The CEO’s employment agreement, discussed at greater length below under “Tabular Executive Compensation Disclosure—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Fishman’s Employment Agreement”, contains severance benefits that are triggered under certain circumstances, including certain circumstances related to a change in control of the Company. The Compensation Committee believes that these arrangements are appropriate and consistent with similar provisions agreed to by members of our Compensation Comparison Group and their chief executive officers. For a discussion of these severance and change in control agreements, see “Tabular Executive Compensation Disclosure—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements” below on page 64.

Stock Ownership Guidelines

We maintain an executive stock ownership policy pursuant to which executives are expected to accumulate and retain certain levels of ownership of our equity securities until termination of employment, so as to further align the interests of management and shareholders. The Compensation Committee developed this policy based in part on analyses provided by F.W. Cook and after an analysis of policies instituted at our peer competitors. Under the policy, the CEO has a target ownership level established as the lesser of 150,000 shares or the equivalent value of 500% of base salary. Vice chairmen and executive vice presidents have target ownership levels established as the lesser of 30,000 shares or the equivalent value of 300% of base salary, and senior vice presidents have target ownership levels established as the lesser of 5,000 shares or the equivalent value of 100% of base salary. Executives who have not achieved these levels of stock ownership are expected to retain the shares acquired upon exercising stock options or upon the vesting of restricted stock, restricted stock units or performance shares until the requirements are met.

We review stock ownership levels of all persons subject to this policy on a quarterly basis. In determining an executive’s share ownership level, the following are included:

•	100% of shares held directly by the executive;

•	100% of shares held indirectly through our 401(k) plan or deferred compensation plan;

•	50% of unvested restricted shares, restricted stock units or performance shares (assuming 100% vesting of the performance shares); and

•	a number of shares with a market value equal to 50% of any unrealized appreciation in stock options, whether vested or unvested.

As of December 31, 2008, each named executive officer had achieved a stock ownership level in excess of the applicable level set forth above.

We have a Securities Trading Policy that sets forth guidelines and restrictions applicable to employees’ transactions involving our stock. Among other things, this policy prohibits our employees from engaging in short-term or speculative transactions involving our stock, including purchasing our stock on margin, short sales of our stock (i.e., selling stock that is not owned and borrowing shares to make delivery), buying or selling puts, calls or other derivatives related to our stock and arbitrage trading or day trading of our stock.

Recapture/Forfeiture Provisions

Under the terms of our executive performance share, restricted stock, restricted stock unit and stock option award agreements, in the event that the employment of an executive, including the named executive officers, is terminated for gross misconduct or for cause, as determined by the Compensation Committee, all outstanding vested and unvested awards are cancelled upon termination.

Further, in connection with equity awards, the named executive officers and certain other senior executives are parties to an agreement that provides for the forfeiture of unexercised or unvested awards and the recapture by us of any compensatory value, including any amount included as compensation in the taxable income, that the former executive received or realized by way of payment, exercise or vesting during the period beginning twelve months prior to the date of termination of employment with us, and ending twelve months after the date of the termination of employment with us, if during the 12-month period following his or her termination, the executive:

(1)	fails to keep all confidential information strictly confidential;

(2)

uses confidential information to solicit or encourage any person or entity that is a client, customer, policyholder, vendor, consultant or agent of the Company to discontinue business with us after accepting a position with a direct competitor of the Company;

(3)	is directly and personally involved in the negotiation or solicitation of the transfer of business away from us; or

(4)	solicits, hires or otherwise attempts to affect the employment of any person employed by us at any time during the last three months of the executive’s employment or thereafter, without our consent.

Timing of Equity Grants

The Compensation Committee typically makes annual awards of equity at its meeting held in early February, which is set in advance as part of the Board’s annual calendar of scheduled meetings. The Compensation Committee has in the past, and may in the future, make limited grants of equity on other dates in order to retain key employees, to compensate an employee in connection with a promotion or to compensate newly hired executives for equity or other benefits lost upon termination of their previous employment or to otherwise induce them to join us. The Compensation Committee has a policy to make off-cycle equity grants only on previously determined dates in each calendar month, which will be either (1) the date of a regularly scheduled Board or Compensation Committee meeting, (2) the 15th day of the calendar month (or if the 15th is not a business day, the business day immediately preceding the 15th) or (3) in the case of grants in connection with new hires and/or promotions, on, or within 15 days of, the first day of employment or other personnel change. The grant date of equity grants to executives is the date of Compensation Committee approval. As discussed above, the exercise price of option grants is the closing market price of our common stock on the date of grant.

As discussed under “Board of Directors Information—Compensation Committee” on page 13, the Compensation Committee has delegated to the CEO, subject to the prior written consent of the Company’s Executive Vice President and General Counsel, the authority to make limited “off-cycle” grants to employees who are not executive officers and/or who are not members of the Management Committee on pre-established grant dates, as determined by the Compensation Committee. For these grants, as discussed above, the grant date is the date of such approval, and the exercise price of all stock options is the closing market price of our common stock on the date of grant.

We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Lawrence G. Graev (Chair)

Kenneth M. Duberstein

Cleve L. Killingsworth, Jr.

Blythe J. McGarvie

Glen D. Nelson

Compensation Committee Interlocks and Insider Participation

None of the members of the Board who served on the Compensation Committee during 2008 was ever an officer or employee of the Company or of any of its subsidiaries.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chairman and Chief Executive Officer, our Vice Chairman and Chief Financial Officer and each of our three other most highly compensated executive officers who served in such capacities at December 31, 2008, which we refer to collectively as the named executive officers. The dollar amounts for stock and option awards included in the table below represent the compensation expense recognized by the Company for financial statement reporting purposes calculated pursuant to FAS 123R (excluding estimates of forfeitures) as required by SEC rules. For the grant date fair values of awards granted in 2008, see the table below titled “Grants of Plan-Based Awards in 2008”.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Jay S. Fishman Chairman and Chief Executive Officer	2008 2007 2006	1,000,000 1,000,000 1,000,000	0 0 0	4,192,505 4,343,339 2,776,037	3,460,229 6,132,241 4,874,143	5,000,000 7,500,000 6,500,000	377,730 449,838 344,266	622,601 355,613 582,693	14,653,065 19,781,031 16,077,139
Jay S. Benet Vice Chairman and Chief Financial Officer	2008 2007 2006	650,000 631,250 575,000	0 0 0	1,450,733 1,456,834 1,312,377	1,030,842 2,286,938 1,448,463	2,000,000 2,600,000 2,000,000	152,715 174,707 129,744	137,770 79,270 97,880	5,422,060 7,228,999 5,563,464
Brian W. MacLean President and Chief Operating Officer	2008 2007 2006	700,000 700,000 700,000	0 0 0	1,926,855 1,902,521 1,355,992	2,398,097 1,785,099 1,232,449	2,500,000 3,700,000 3,000,000	191,865 226,667 182,585	140,997 71,965 88,547	7,857,814 8,386,252 6,559,573
William H. Heyman Vice Chairman and Chief Investment Officer	2008 2007 2006	650,000 631,250 575,000	0 0 0	1,394,380 1,028,506 1,389,307	956,482 1,769,278 2,650,364	2,900,000 3,000,000 2,000,000	204,879 168,258 127,431	106,943 127,205 173,065	6,212,684 6,724,497 6,915,167
Alan D. Schnitzer(7) Vice Chairman and Chief Legal Officer	2008 2007 2006	650,000 448,106 0	0 500,000 0	3,038,052 3,125,000 0	700,485 322,615 0	1,700,000 2,000,000 0	49,207 0 0	176,399 4,266,136 0	6,314,143 10,661,857 0

(1)	Bonuses paid under the Company’s Senior Executive Performance Plan are reported under the “Non-Equity Incentive Plan Compensation” column.

(2)

The dollar amounts represent the compensation expense recognized by the Company for financial statement reporting purposes during 2006, 2007 and 2008 related to awards of performance shares, restricted stock, restricted stock units and CAP shares, as well as any special or off-cycle grants (where applicable). For a discussion of restricted stock awards and CAP shares, see “Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2008” below. Compensation cost is measured based on the grant date fair value of an award, determined pursuant to FAS 123R (excluding estimates of forfeitures) utilizing assumptions discussed in Note 12 to our financial statements for the fiscal year ended December 31, 2008. Compensation cost is recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award (generally the vesting period). For a discussion of specific stock awards during 2008, see “Grants of Plan-Based Awards in 2008” below and the narrative discussion that follows.

From the date of award of all shares of restricted stock, the recipient can vote the restricted shares and will receive cash dividends at the same times and amounts per share as all other holders of common stock. From the date of award of all restricted stock units, the recipient will receive cash dividend equivalents at the same times and amounts per share as all other holders of common stock but cannot vote the restricted stock units. Cash dividends paid on shares of restricted stock, cash dividend equivalents paid on restricted stock units and dividend equivalent shares paid with respect to performance shares at the time they vest are included in the “All Other Compensation” column above. This column does not include any expense relating to additional shares allocated to recipients of performance shares as a result of the phantom reinvestment of dividend equivalents on unvested performance shares, which may be distributed upon the vesting of such performance shares in accordance with their terms. The dollar value of these additional shares will be included in the “All Other Compensation” column if and when the shares actually vest.

(3)

The dollar amounts represent the compensation expense recognized by the Company for financial statement reporting purposes during 2006, 2007 and 2008 related to option awards. Compensation cost is measured based on the grant date fair value of an award, determined pursuant to FAS 123R (excluding estimate of forfeiture) utilizing assumptions discussed in Note 12 to our financial statements for the fiscal year ended December 31, 2008. Compensation cost is recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award (generally the vesting period). For a discussion of specific stock option awards during 2008, see “Grants of Plan-Based Awards in 2008” below and the narrative discussion that follows.

(4)

Reflects incentive compensation paid under the Company’s Senior Executive Performance Plan in 2009 for performance year 2008, incentive compensation paid in 2008 for performance year 2007 and incentive compensation paid in 2007 for performance year 2006, as the case may be. For a discussion of the Company’s Senior Executive Performance Plan, see the “Compensation Discussion and Analysis—Compensation Elements—Performance-Based Annual Cash Bonus” section.

(5)

These amounts represent the aggregate change in actuarial present value of accumulated pension benefits for the Company’s fiscal years ending December 31, 2008, December 31, 2007 and December 31, 2006 over the Company’s fiscal years ending December 31, 2007, December 31, 2006 and December 31, 2005, respectively, using the same pension plan measurement date used for financial statement reporting purposes. The Company does not provide any of its executives with any above-market preferential earnings on non-qualified deferred compensation.

(6)	For 2008, “All Other Compensation” for each of the named executive officers consisted of a $5,000 matching contribution under the Company’s 401(k) plan and the following:

(a)

Mr. Fishman: cash dividends of $30,720 paid on shares of unvested restricted stock; $199,559 representing the market value of additional dividend equivalent performance shares delivered with respect to the performance shares granted in 2006, which vested on December 31, 2008; $192,645 for personal use of a Company car and driver; $60,689 for the reimbursements of taxes on the imputed income relating to certain perquisites and business activities; $13,274 relating to financial counseling services; $42,963 for professional fees incurred in connection with the negotiation and execution of an amendment to Mr. Fishman’s employment agreement; and $77,751 of personal security expenses incurred on his behalf pursuant to the Company’s executive security program.

We require that Mr. Fishman use Company aircraft for business and personal travel. Prior to August 5, 2008, Mr. Fishman was required to reimburse the Company for all personal travel on Company aircraft at the maximum amount legally payable for each such flight under FAA regulations, which is an amount equal to two times the fuel costs plus certain other expenses. Because significant increases in fuel costs in 2007 and 2008 resulted in Mr. Fishman reimbursing the Company an amount in excess of the incremental cost to the Company relating to personal travel, on August 5, 2008, the Company amended his agreement to require that he reimburse the Company for all personal travel on Company aircraft in an amount equal to the lesser of (i) the maximum amount legally payable under FAA regulations and (ii) the incremental cost to the Company for each such flight. During 2007 and 2008 prior to this amendment, Mr. Fishman reimbursed the Company for personal use of the Company aircraft in an amount that exceeded the incremental cost to the Company of providing such flights by $149,427. Accordingly, the Compensation Committee agreed to apply that amount against his obligation to reimburse for subsequent personal use of Company aircraft. “All Other Compensation” for 2008 does not include $52,550 of the $149,427, which was so applied during 2008.

For information about these perquisites, including our methodology for calculating the incremental cost of providing a Company car and driver, see “Compensation Discussion and Analysis—Compensation Elements—Other Compensation—Other Benefits”. In addition, the Company paid life insurance premiums in 2008 in relation to the participation of Mr. Fishman in the legacy St. Paul Directors Charitable Award Program. For more information, please refer to the narrative discussion under “Non-Employee Director Compensation—Legacy Directors’ Charitable Award Program”.

(b)

Mr. Benet: cash dividends of $34,391 paid on shares of unvested restricted stock; $74,147 representing the market value of additional dividend equivalent performance shares delivered with respect to the performance shares granted in 2006, which vested on December 31, 2008; $11,082 for the reimbursement of taxes on the imputed income relating to certain perquisites and business activities; and $13,150 relating to financial counseling services.

(c)

Mr. MacLean: cash dividends of $45,734 paid on shares of unvested restricted stock and $90,263 representing the market value of additional dividend equivalent performance shares delivered with respect to the performance shares granted in 2006, which vested on December 31, 2008.

(d)

Mr. Heyman: cash dividends of $26,344 paid on shares of unvested restricted stock and $74,147 representing the market value of additional dividend equivalent performance shares delivered with respect to the performance shares granted in 2006, which vested on December 31, 2008.

(e)

Mr. Schnitzer: cash dividend equivalents of $143,441 paid on shares of unvested restricted stock units; $14,915 for the reimbursement of taxes on the imputed income relating to certain perquisites and business activities; and $13,043 relating to financial counseling services.

(7)	In connection with the commencement of his employment with the Company in April 2007, Mr. Schnitzer was awarded a sign-on bonus of $500,000.

Grants of Plan-Based Awards in 2008

The following table provides information on stock options, performance shares and restricted stock unit awards granted in 2008 to each of our named executive officers.

Name			Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
	Grant Date		Target ($)(4)	Threshold (#)	Target (#)	Maximum (#)
J.S. Fishman	2/5/2008	(1)	N/A	47,639	95,278	152,445				7,199,977
	2/5/2008	(2)						313,984	47.23	2,998,547
J.S. Benet	2/5/2008	(1)	N/A	12,386	24,772	39,635				1,871,961
	2/5/2008	(2)						81,636	47.23	779,624
B.W. MacLean	2/5/2008	(1)	N/A	13,339	26,678	42,685				2,016,013
	2/5/2008	(2)						87,916	47.23	839,598
	5/1/2008	(3)						1,999	52.15	12,473
W.H. Heyman	2/5/2008	(1)	N/A	12,386	24,772	39,635				1,871,961
	2/5/2008	(2)						81,636	47.23	779,624
A.D. Schnitzer	2/5/2008	(1)	N/A	12,386	24,772	39,635				1,871,961
	2/5/2008	(2)						81,636	47.23	779,624

(1)	Represents performance share awards granted as part of the annual long-term equity grant. All performance share awards were granted under the Company’s 2004 Stock Incentive Plan.

Performance shares represent the right to earn shares of our common stock based on our attainment of certain performance goals, as described above under “Compensation Discussion and Analysis—Compensation Elements—Stock-Based Long-Term Incentives—Performance Shares”. As described in more detail in this section, if our return on equity (as defined) over the three-year performance period is 12%, then 100% of the number of performance shares awarded and accumulated dividend equivalents will vest after the three-year performance period. If our return on equity over the three-year performance period falls below 12% but equals or exceeds 8%, then between 50% and 100% of the number of shares awarded and accumulated dividend equivalents will vest after the three-year performance period. If our return on equity over the three-year performance period falls below 8%, the entire award (including the accumulated dividend equivalents) will be forfeited. If our return on equity over the three-year performance period exceeds 12%, then more than 100% (up to a maximum of 160%) of the number of shares awarded and accumulated dividend equivalents will vest after the three-year performance period. The estimated future payouts of performance shares in the table above do not include additional shares that may be allocated to recipients of performance shares as a result of the phantom reinvestment of dividend equivalents on unvested performance shares.

(2)	Represents option awards granted as part of the annual long-term equity grant. All option awards were granted under the Company’s 2004 Stock Incentive Plan.

(3)

Represents an option award granted pursuant to the reload option provisions of outstanding option agreements, which required no additional Compensation Committee action. For more information regarding reload options, see “Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2008—Terms of Equity-Based Awards—Reload Options” below.

The reload option award granted to Mr. MacLean vests 100% after 6 months.

(4)

Our Senior Executive Performance Plan does not include thresholds, targets or maximums that are determinable at the beginning of the performance year. For additional information on our Senior Executive Performance Plan, which is an annual plan, see “Compensation Discussion and Analysis—Compensation Elements—Performance-Based Annual Cash Bonus” above. The actual cash bonuses paid to our named executive officers under our Senior Executive Performance Plan are disclosed in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

(5)

Represents, in the case of a performance share award, the grant date fair value of a performance share calculated in accordance with FAS 123R multiplied by the maximum number of performance shares that could be awarded pursuant to the grant or, in the case of an option award or restricted stock unit award, the grant date fair value of the option award or restricted stock unit award, as the case may be, calculated in accordance with FAS 123R.

Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2008

Mr. Fishman’s Employment Agreement

Effective April 1, 2004, Mr. Fishman entered into an employment agreement with us for a five-year term. That agreement has been amended as of November 5, 2004, as of December 13, 2006 and as of December 19, 2008. Commencing on the fourth anniversary of the effective date, and on each anniversary thereafter, the agreement’s term automatically renews for an additional one-year period, as long as neither we nor Mr. Fishman provides written notice requesting that the agreement not be so extended within at least thirty days prior to the agreement’s renewal date. The agreement provides that Mr. Fishman serve as Chief Executive Officer and Chairman of the Company.

Pursuant to this agreement, Mr. Fishman is entitled to receive a base annual salary of $1 million, and he is eligible to receive an annual bonus. Mr. Fishman also is entitled to receive an annual long-term incentive grant, consisting of stock options, restricted stock, other equity-based awards or a combination thereof, in an amount with a valuation upon the date of grant equal to not less than $6.25 million. Under the terms of the agreement, each long-term incentive grant is to be subject to vesting in equal annual installments over a four-year period and is to provide for full vesting on an accelerated basis in the event of earlier termination of employment for specified reasons, including termination of employment by us without “Cause” or by Mr. Fishman’s resignation for “Good Reason” (each as defined in the employment agreement and discussed under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control—Summary of Key Agreements” below) or termination of employment by reason of his death or “disability” (as defined in the agreement). With respect to his February 2008 and 2009 equity grants, Mr. Fishman waived the more favorable 4-year pro-rata vesting schedule provided for in his employment agreement in exchange for vesting of that equity on terms consistent with those of the other executives in the Company. The agreement also entitles Mr. Fishman to be reimbursed for all reasonable financial planning and tax preparation services at a cost to us of up to $25,000 per year.

As described more fully in “Compensation Discussion and Analysis—Compensation Elements—Other Compensation—Other Benefits”, Mr. Fishman’s employment agreement provides that he will be required for security purposes to use our corporate aircraft for all business and personal travel. Prior to August 5, 2008, the CEO was required to reimburse the Company for all personal travel on Company aircraft at the maximum amount legally payable for each such flight under FAA regulations, which is an amount equal to two times the fuel costs plus certain miscellaneous expenses. Because significant increases in fuel costs in 2007 and 2008 resulted in Mr. Fishman reimbursing the Company an amount in excess of the incremental cost to the Company relating to personal travel, on August 5, 2008, the Company amended the CEO’s agreement to require that he reimburse the Company for all personal travel on Company aircraft in an amount equal to the lesser of (i) the maximum amount legally payable under FAA regulations and (ii) the incremental cost to the Company for each such flight. During 2007 and 2008 prior to this amendment, Mr. Fishman reimbursed the Company for personal use of the Company aircraft $149,427 more than the incremental cost to the Company of providing such flights. Accordingly, the Compensation Committee agreed to apply that amount against his obligation to reimburse for subsequent personal use of Company aircraft. Mr. Fishman is responsible for all taxes due on any income imputed to him in connection with his personal use of Company transportation other than travel taxed as commuting costs and spousal travel related to our business.

As described more fully in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Fishman’s Employment Agreement”, if Mr. Fishman’s employment is terminated by us without “Cause” or he resigns for “Good Reason” (as defined in the agreement), or his employment is terminated by reason of his death or “disability” (as defined in the agreement), or if Mr. Fishman’s employment is terminated after a Change in Control (as defined in the agreement) by the Company other than for Cause, or by him for Good Reason, Mr. Fishman would become entitled to receive certain additional benefits.

Mr. Schnitzer’s Employment Agreement

Effective April 15, 2007, Mr. Schnitzer entered into an at-will employment agreement with us. The agreement provides that Mr. Schnitzer serve as our Vice Chairman and Chief Legal Officer.

Pursuant to this agreement, Mr. Schnitzer is eligible to receive a base annual salary of $650,000, and he is eligible to receive an annual bonus. With respect to his 2007 annual bonus, he was entitled to not less than $1.5 million, subject to the achievement of the return on equity performance goal set forth in our Senior Executive Performance Plan for fiscal year 2007. Under the terms of the agreement, Mr. Schnitzer also is eligible to receive an annual equity grant on terms and conditions similar to those applicable to other senior executives of the Company.

The agreement also entitled Mr. Schnitzer to sign-on incentives consisting of: (i) $500,000 in cash, payable at the time he commenced employment on April 23, 2007; (ii) an award of 148,644 restricted common stock units that vest in four equal annual installments on April 23, 2008, 2009, 2010 and 2011 (the “RSU Award”) and (iii) an award of options to purchase 121,560 shares of common stock having an exercise price equal to the closing price per share of our common stock on his commencement date ($53.82), cliff vesting on April 23, 2011 (the “Option Award”). The RSU Award provides that in the event of his termination of employment by us without “cause” or his resignation for “good reason” (each as defined under the employment agreement) then any unvested portion of the award will accelerate. The Option Award provides that in the event of his termination of employment by us without “cause” or his resignation for “good reason” (each as defined under the employment agreement) then (i) any unvested portion of the award will accelerate if the termination occurs on or after April 23, 2010, or (ii) a pro-rata portion of the unvested award will accelerate (based on the date of termination) if the termination occurs prior to April 23, 2010. In either event, the vested portion of Mr. Schnitzer’s Option Award will remain exercisable for the earlier of (i) one year following of the date of such termination or resignation or (ii) the expiration date of the award.

Pursuant to his employment agreement, Mr. Schnitzer was credited in 2007 with $4 million in a deferred compensation account under our Deferred Compensation Plan (discussed under “Post-Employment Compensation—Non-Qualified Deferred Compensation for 2008” below) in recognition of his forfeiture of certain pension benefits under his previous employer’s plan.

Mr. Schnitzer is also entitled to be made whole, on an after-tax basis, for any income taxes imposed on him in connection with certain business travel. In addition, if, prior to the time his sign-on incentives have vested in full, there occurs a transaction described in Section 280G of the Internal Revenue Code or any successor thereto, he is entitled to receive a tax gross-up payment for any taxes imposed or arising under Section 4999 of the Internal Revenue Code or any successor thereto in connection with (i) his involuntary termination without “cause” (as defined in the agreement), (ii) his voluntary resignation for “good reason” (as defined in the agreement) and/or (iii) the early vesting or payout of an award under the agreement (in connection with the transaction and with approval of our Board or Compensation Committee); provided, however, if all such taxes under Section 4999 of the Internal Revenue Code could be eliminated by reducing his payments by no more than 10%, then such payments will be so reduced.

As described more fully in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements”, Mr. Schnitzer is eligible to participate in our severance plan and would become entitled to receive certain benefits thereunder upon a qualifying termination of his employment.

CAP Shares

Until February 2006, we maintained a Capital Accumulation Program (“CAP”) under which 25% of any annual bonus awarded to certain employees was delivered in the form of restricted shares that vested in full, based on continued service, after two years (“CAP shares”). CAP shares were awarded to employees at a 10% discount from the fair market value of our common stock on the date of grant (the “CAP Discount”). This CAP Discount took the form of additional restricted shares.

From the date of award of all CAP shares, the recipient can vote the CAP shares and receives cash dividends at the same times and amounts per share as all other holders of common stock.

On February 6, 2008, the remainder of the outstanding CAP shares vested.

Restricted Stock

From the date of award of all shares of restricted stock, the recipient can vote the restricted shares and receives cash dividends at the same times and amounts per share as all shareholders of common stock.

Beginning in 2007, the Compensation Committee discontinued the use of time-based restricted stock as a component of the annual long-term equity awards of the named executive officers in favor of larger performance share awards.

Terms of Equity-Based Awards

Vesting Schedule

Unless otherwise provided in the footnote disclosure to the “Grants of Plan-Based Awards in 2008” table above or as discussed above under “—Mr. Schnitzer’s

Employment Agreement”, option awards vest in full three years after the date of grant. Restricted stock awards also vest in full three years after the grant date. Performance shares, and accumulated dividend equivalents thereon, vest at the end of a three-year performance period, if and to the extent performance goals are attained, as more fully described above in “Compensation Discussion and Analysis—Compensation Elements—Stock-Based Long-Term Incentives—Performance Shares”. A description of the vesting of Mr. Schnitzer’s sign-on restricted stock unit award and option award is set forth above under “—Mr. Schnitzer’s Employment Agreement”.

Forfeiture and Post-Employment Treatment

Unvested shares underlying option awards are generally forfeited upon termination of employment following a 90-day post-termination exercise period, except in specific cases (i.e., death, disability and retirement) in which different treatment is afforded. Unvested shares underlying restricted stock awards, restricted stock unit awards and performance share awards are generally forfeited upon termination of employment except in specific cases (i.e.,  death, disability and retirement) in which different treatment is afforded.

Option Exercise Price

Options granted in 2008 under the Company’s 2004 Stock Incentive Plan carry an exercise price equal to the closing price on the date of grant.

Dividends

From the date of award of all restricted stock awards and restricted stock unit awards, the recipient will receive cash dividends and cash dividend equivalents, respectively, at the same times and amounts per share as holders of common stock. The additional shares allocated to recipients of performance shares as a result of the phantom reinvestment of dividend equivalents on unvested performance shares will only be distributed upon the vesting, if any, of such performance shares in accordance with the performance share award terms. See the “All Other Compensation” column and the related footnote of the “Summary Compensation Table” above for these cash dividends and cash dividend equivalents, as the case may be, received by the named executive officers with respect to the shares of restricted stock, restricted stock units or performance shares, as the case may be, during 2006, 2007 and 2008.

Reload Options

Prior to the Merger, both St. Paul and TPC had stock option reload programs. St. Paul eliminated its reload program with respect to initial option grants made after February 1, 2004, and TPC eliminated its reload program with respect to initial option grants made after January 23, 2003. Holders of options granted under either of those reload programs can use common stock that they have owned for at least six months to pay the exercise price of those options and have shares withheld to pay income taxes on the gain that is realized upon exercise. They then receive a new reload option to purchase the same number of shares they used to pay the exercise price and/or had withheld for taxes. The exercise price of any new reload option is equal to the closing price of our stock on the date on which the original option is exercised.

Reload options are subject to several restrictions, including the following: (1) the option holder cannot receive a reload option unless the market price of the common stock on the exercise date is at least 20% greater than the exercise price (an option holder can exercise an option at a lower price, but he or she will not receive a reload option); (2) if the option holder receives a reload option, the shares acquired must be held for one year for legacy St. Paul grants and for two years for legacy TPC grants, other than a small portion to account for the difference between the statutory minimum tax withholding rate and the highest marginal tax rate; (3) the reload options do not vest (i.e., become exercisable) for one year for legacy St. Paul grants and for six months for legacy TPC grants; and (4) the expiration date of the reload option is the same as that for the initial option grant.

Outstanding Equity Awards at December 31, 2008

The following table provides information with respect to holdings of stock options, restricted stock, performance shares and restricted stock unit awards by the named executives officers at December 31, 2008.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
J.S. Fishman	10/10/2001	1,500,000	0	45.67	10/10/2011
	2/5/2002	12,245	0	44.21	2/5/2012
	2/4/2003	600,000	0	30.94	2/4/2013
	2/2/2004	500,000	0	42.88	2/2/2014
	1/25/2005	362,400	120,801	36.97	1/25/2015
	2/6/2006	0	255,678	44.79	2/6/2016
						2/6/2006	25,815	1,666,838
	2/6/2007	0	203,276	52.76	2/6/2017
						2/6/2007			136,088	6,151,178
	2/5/2008	0	313,984	47.23	2/5/2018
						2/5/2008			155,131	7,011,921
J.S. Benet	6/30/1999	104	0	38.43	6/30/2009
	4/18/2000	17,264	0	49.42	4/18/2010
	1/16/2001	15,736	0	59.08	1/16/2011
	4/27/2004	64,096	0	42.55	4/27/2014
	1/25/2005	33,340	11,115	36.97	1/25/2015
	1/25/2005	0	73,447	36.97	1/25/2015
						1/25/2005	19,272	871,094
	2/6/2006	0	95,361	44.79	2/6/2016
						2/6/2006	9,628	435,186
	11/7/2006	27,513	0	51.57	3/22/2012
	2/6/2007	0	64,488	52.76	2/6/2017
						2/6/2007			43,173	1,951,420
	4/16/2007	37	0	53.67	3/22/2012
	5/8/2007	32,122	0	56.23	3/22/2012
	7/23/2007	5,869	0	52.18	3/22/2012
	7/25/2007	4,971	0	51.34	3/22/2012
	10/16/2007	41	0	52.30	3/22/2012
	10/29/2007	3,733	0	52.88	3/22/2012
	11/9/2007	2,235	0	51.40	3/22/2012
	2/5/2008	0	81,636	47.23	2/5/2018
						2/5/2008			40,333	1,823,052
B.W. MacLean	6/30/1999	104	0	38.43	6/30/2009
	4/18/2000	19,183	0	49.42	4/18/2010
	6/30/2000	76	0	52.40	6/30/2010
	1/16/2001	10,790	0	59.08	1/16/2011
	4/27/2004	64,096	0	42.55	4/27/2014
	1/25/2005	30,441	10,148	36.97	1/25/2015
	1/25/2005	0	101,794	36.97	1/25/2015
						1/25/2005	26,711	1,207,337

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
B.W. MacLean	2/6/2006	0	116,091	44.79	2/6/2016
(continued)						2/6/2006	11,721	529,789
	11/7/2006	12,922	0	51.57	3/22/2012
	2/6/2007	0	78,507	52.76	2/6/2017
						2/6/2007			52,557	2,375,576
	4/16/2007	1,597	0	53.67	3/22/2012
	4/27/2007	2,709	0	53.67	3/22/2012
	5/8/2007	13,794	0	56.23	3/22/2012
	7/23/2007	3,833	0	52.18	3/22/2012
	7/25/2007	4,468	0	51.34	3/22/2012
	10/16/2007	1,815	0	52.30	3/22/2012
	10/29/2007	6,874	0	52.88	3/22/2012
	11/2/2007	311	0	52.42	3/22/2012
	11/9/2007	17,041	0	51.40	3/22/2012
	2/5/2008	0	87,916	47.23	2/5/2018
						2/5/2008			43,437	1,963,352
	5/1/2008	1,999	0	52.15	3/22/2012
W.H. Heyman	5/6/2002	200,000	0	47.79	5/6/2012
	2/2/2004	100,000	0	42.88	2/2/2014
	1/25/2005	0	47,676	36.97	1/25/2015
	1/25/2005	33,340	11,115	36.97	1/25/2015
						1/25/2005	12,510	565,452
	2/6/2006	0	95,361	44.79	2/6/2016
						2/6/2006	9,628	435,186
	12/18/2006	30,522	0	53.56	2/4/2013
	2/6/2007	0	64,488	52.76	2/6/2017
						2/6/2007			43,173	1,951,420
	4/17/2007	24,202	0	53.83	2/4/2013
	7/2/2007	12,428	0	54.48	2/4/2013
	10/4/2007	6,360	0	53.55	2/4/2013
	2/5/2008	0	81,636	47.23	2/5/2018
						2/5/2008			40,333	1,823,052
A.D. Schnitzer	4/23/2007	0	121,560	53.82	4/23/2017
						4/23/2007	111,483	5,039,032
	2/5/2008	0	81,636	47.23	2/5/2018
						2/5/2008			40,333	1,823,052

(1)	The market value is based on the closing price of our common stock on December 31, 2008 of $45.20 times the number of outstanding shares or units, as the case may be.

(2)

The number of shares reflected for each of the named executive officers represents the maximum number of performance shares plus the additional shares that have been allocated to the named executive officer through December 31, 2008 as a result of the phantom reinvestment of dividend equivalents on unvested performance shares. We have reflected the maximum number of performance shares for each named executive officer because results for 2007 and 2008, the first and second year of the three year performance period for the February 6, 2007 award, were above target, and results for 2008, the first year of the three year performance period for the February 5, 2008 award, were also above target. The actual number of shares that will be distributed with respect to the 2007 and 2008 awards is not yet determinable. See description of performance shares in the “Compensation Discussion and Analysis—Compensation Elements—Stock-Based Long Term Incentives—Performance Shares” section.

The vesting schedule for each option or stock award in the above table is shown below, based on the grant date.

Option Awards Vesting Schedule

The following table provides information with respect to the vesting schedule of stock options granted to our named executive officers.

Grant Date	Vesting Schedule
06/30/1999	20% exercisable on 6/30/00, 6/30/01, 6/30/02, 6/30/03 and 6/30/04
04/18/2000	20% exercisable on 7/18/01, 7/18/02, 7/18/03, 7/18/04 and 7/18/05
06/30/2000	20% exercisable on 6/30/01, 6/30/02, 6/30/03, 6/30/04 and 6/30/05
01/16/2001	20% exercisable on 7/16/02, 7/16/03, 7/16/04, 7/16/05 and 7/16/06
10/10/2001	100% exercisable at merger 4/1/04
02/05/2002	100% exercisable at merger 4/1/04
05/06/2002	100% exercisable at merger 4/1/04
02/04/2003	100% exercisable at merger 4/1/04
02/02/2004	25% exercisable on 2/2/05, 2/2/06, 2/2/07 and 2/2/08
04/27/2004	50% exercisable on 4/27/06; 25% exercisable on 4/27/07 and 4/27/08
01/25/2005(1)	50% exercisable on 1/25/07; 25% exercisable on 1/25/08 and 1/25/09
01/25/2005(1)	50% exercisable on 1/25/09 and 1/25/10
02/06/2006	100% exercisable on 2/6/09
11/07/2006	100% exercisable on 5/7/07
12/18/2006	100% exercisable on 12/18/07
02/06/2007	100% exercisable on 2/6/10
04/16/2007	100% exercisable on 10/16/07
04/17/2007	100% exercisable on 4/17/08
04/23/2007(2)	100% exercisable on 4/23/11
04/27/2007	100% exercisable on 10/27/07
05/08/2007	100% exercisable on 11/8/07
07/02/2007	100% exercisable on 7/2/08
07/23/2007	100% exercisable on 1/23/08
07/25/2007	100% exercisable on 1/25/08
10/04/2007	100% exercisable on 10/4/08
10/16/2007	100% exercisable on 4/16/08
10/29/2007	100% exercisable on 4/29/08
11/02/2007	100% exercisable on 5/2/08
11/09/2007	100% exercisable on 5/9/08
02/05/2008	100% exercisable on 2/5/11
05/01/2008	100% exercisable on 11/1/08

(1)

The two different vesting schedules for the 1/25/2005 awards relate to two different types of grants made on that date as follows: (1) an annual grant of options made to all of the named executive officers who were employed by the Company on the grant date, which vests 50% on 1/25/2007 and 25% on each of 1/25/2008 and 1/25/2009 and (2) a special retention grant made in connection with the Merger to Mr. Benet (73,447 shares), Mr. Heyman (47,676 shares) and Mr. MacLean (101,794 shares), which vests 50% on 1/25/09 and 50% on 1/25/10.

(2)

Reflects the vesting schedule for an option award granted to Mr. Schnitzer in connection with his commencement of employment with the Company on 4/23/2007. Vesting will be accelerated under certain employment termination events as described above under “Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2008—Mr. Schnitzer’s Employment Agreement”.

Stock Awards Vesting Schedule

Grant Date	Vesting Schedule
01/25/2005(1)	50% on 1/25/09 and 50% on 1/25/10
02/06/2006(2)	100% on 2/6/09
02/06/2007(3)	100% on 12/31/09
04/23/2007(4)	25% on 4/23/08; 25% on 4/23/09; 25% on 4/23/10 and 25% on 4/23/11
02/05/2008 (5)	100% on 12/31/10

(1)

Reflects the vesting schedule for special retention restricted stock awards granted in connection with the Merger on 1/25/05 to Mr. Benet (19,272 shares), Mr. Heyman (12,510 shares) and Mr. MacLean (26,711 shares).

(2)	Reflects the vesting schedule for annual restricted stock awards granted to each of our named executive officers who were employed by the Company on the grant date.

(3)	Reflects the vesting schedule for performance shares granted on 2/06/2007 to each of our named executive officers who were employed by the Company on the grant date.

(4)

Reflects the vesting schedule for restricted stock unit award granted to Mr. Schnitzer in connection with his commencement of employment with the Company on 4/23/2007. Vesting will be accelerated under certain employment termination events as described above under “Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2008—Mr. Schnitzer’s Employment Agreement”.

(5)	Reflects the vesting schedule for performance shares granted on 2/05/2008 to each of our named executive officers.

Option Exercises and Stock Vested in 2008

The following table provides information regarding the amounts received by our named executive officers upon the exercise of stock options and the vesting of stock awards during the year ended December 31, 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
J.S. Fishman	0	0	135,582	6,226,442
J.S. Benet	116	1,927	36,341	1,661,388
B.W. MacLean	2,352	23,091	47,237	2,166,246
W.H. Heyman	0	0	36,341	1,661,388
A.D. Schnitzer	0	0	37,161	1,810,856

(1)

Of these shares acquired upon the exercise of options, 2,236 shares with respect to Mr. MacLean were acquired on exercise of options pursuant to the reload program. For more information regarding our reload program, please refer to the “Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2008—Terms of Equity-Based Awards—Reload Options” section above.

(2)

Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of options being exercised.

(3)

The market price for stock that is used in calculating the value realized on vesting is the average of the high and low on the day of vesting. If vesting occurs on a day on which the market is closed, the market price is the average of the high and low on both the first open market day prior to, and following, the vesting date.

Post-Employment Compensation

The Company has four active plans:

•	A qualified 401(k) plan;

•	A qualified pension plan—the “Pension Plan”;

•	A non-qualified pension restoration plan—the “Benefit Equalization Plan”; and

•	A non-qualified deferred compensation plan—the “Deferred Compensation Plan”.

The Company has three inactive plans from which benefits are still payable, but under which no additional benefits are being earned (other than earnings credits as described below):

•	A non-qualified pension plan maintained by TPC prior to the Merger—the “TPC Benefit Equalization Plan”;

•	A non-qualified deferred compensation plan maintained by TPC prior to the Merger—the “TPC Deferred Compensation Plan”; and

•	A non-qualified deferred compensation plan maintained by St. Paul prior to the Merger—the “Executive Savings Plan” (which is a component of the Benefit Equalization Plan).

Pension Benefits

The following table provides information regarding the pension benefits for our named executive officers under the Company’s pension plans. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service(3)	Present Value of Accumulated Benefit ($)(4)	Payments During Last Fiscal Year ($)
J.S. Fishman	Pension Plan Benefit Equalization Plan(1)	21 25	101,735 1,536,236	0 0
J.S. Benet	Pension Plan Benefit Equalization Plan TPC Benefit Equalization Plan(2)	18 18 11	289,502 435,819 159,759	0 0 0
B.W. MacLean	Pension Plan Benefit Equalization Plan TPC Benefit Equalization Plan(2)	21 21 14	265,001 603,973 66,473	0 0 0
W.H. Heyman	Pension Plan Benefit Equalization Plan	18 18	91,944 609,169	0 0
A.D. Schnitzer	Pension Plan Benefit Equalization Plan	1 1	4,271 44,936	0 0

(1)	Mr. Fishman has four extra years of service in the Benefit Equalization Plan pursuant to his employment agreement. The extra service provided no additional value under the plan.

(2)	Service under the TPC Benefit Equalization Plan was frozen as of January 1, 2002.

(3)

Credited service includes (as applicable) service for time worked at TPC, Citigroup and certain of its affiliates and predecessors (prior to August 20, 2002), St. Paul and the Company. Number of years of credited service represents actual years of service. Except as otherwise set forth in this section, we do not have a policy with respect to granting extra years of credited service.

(4)

Present value of accumulated benefit is calculated by projecting the qualified and non-qualified cash-balance accounts reflected in the tables below forward to age 65 by applying a 4.00% interest rate (except for some sub-accounts which use a 6.00% rate) and then discounting back to December 31, 2008 using a discount rate of 6.30%. These are the same assumptions the Company uses for financial reporting purposes.

The Company’s Pension Plan

The Company’s Pension Plan is a qualified defined benefit pension plan with a cash-balance formula as well as a traditional final average pay formula. Each named executive officer participates in the cash-balance formula, pursuant to which the named executive officer has a hypothetical account balance that grows with interest and pay credits each year. As of December 31, 2008, the named executive officers’ qualified pension account balances were as follows:

Name	12/31/2008 Qualified Account Balance ($)
J.S. Fishman	123,449
J.S. Benet	323,283
B.W. MacLean	299,449
W.H. Heyman	101,016
A.D. Schnitzer	6,900

Interest credits are applied quarterly to the prior quarter’s cash-balance pension account balance. These interest credits are generally based on the yield on 10-year treasury bonds, subject to a minimum annual interest rate of 4.01%. Pay credits are applied on an annual basis and are earned based on the sum of age plus service at the end of the year under the following schedule:

Age + Service	Pay Credit %
< 30	2.00
30 - 39	2.50
40 - 49	3.00
50 - 59	4.00
60 - 69	5.00
> 69	6.00

Service is calculated based on elapsed time with the Company plus any service with TPC, Citigroup (through August 20, 2002) and St. Paul. Pay credits are calculated by multiplying the appropriate pay credit percentage times the named executive officer’s compensation for the year including base salary and bonus up to the qualified plan compensation limit (which for 2008 was $230,000). The plan’s normal retirement age is 65. However, under the cash-balance formula, participants are eligible to receive a distribution from the plan any time after they vest (currently after three years of service) and they separate from the Company. Prior to January 1, 2008, participants vested after five years of service. Once separated from us, participants may elect to receive a lump sum payment, life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity, 100% joint and survivor annuity or 10-year certain and life annuity. All payment forms are actuarially equivalent. There are no special early retirement benefits under the cash balance formula.

Under the plan, the benefits of certain participants may be determined in whole or in part under transition benefit rules, i.e., grandfathered benefit provisions.

The Company’s Benefit Equalization Plan (Non-Qualified Pension)

The Benefit Equalization Plan is a non-qualified pension restoration plan, which provides non-qualified pension benefits on compensation in excess of the qualified plan compensation limit and the benefit limit (if applicable) under tax provisions. Benefits under the plan accrue in the same manner as described above for the Company’s Pension Plan for pay in excess of the compensation limit. As of December 31, 2008, the named executive officers’ non-qualified pension account balances were as follows:

Name	12/31/2008 Non-Qualified Account Balance ($)
J.S. Fishman	1,864,124
J.S. Benet	525,965
B.W. MacLean	748,586
W.H. Heyman	669,275
A.D. Schnitzer	72,600

The plan’s normal retirement age is 65. However, participants are eligible to receive a distribution from the plan any time after they vest (currently after three years of service) and they separate from us subject to a six-month delayed payment requirement following separation. Prior to January 1, 2008, participants vested after five years of service. Once separated from us, participants will receive their benefit in 10 annual installment payments (for account balances greater than $50,000) or a single lump sum payment (for balances less than $50,000). There are no special early retirement benefits. To the extent that a participant’s qualified plan benefits are determined under grandfathered benefit provisions, those provisions can affect the benefits payable under the Benefit Equalization Plan.

TPC Benefit Equalization Plan (Non-Qualified Pension)

The TPC Benefit Equalization Plan is a non-qualified pension plan. Benefit accruals were frozen as of January 1, 2002. Participants in the plan have cash balance accounts that accrue interest credits, but no pay credits. As of December 31, 2008, the named executive officers’ non-qualified account balances were as follows:

Name	12/31/2008 Non-Qualified Account Balance ($)
J.S. Benet	178,563
B.W. MacLean	79,299

Interest credits are applied quarterly to the prior quarter’s account balance. These interest credits are generally based on the yield on 10-year treasury bonds, subject to a minimum annual interest rate of 4.01%. A portion of each named executive officer’s benefit is determined under a prior grandfathered formula which includes an embedded interest credit rate of 6.00%. The plan’s normal retirement age is 65. However, participants are eligible to receive a distribution from the plan any time after becoming vested, attaining age 55 and separating from us. Participants may elect to receive a lump sum payment, life annuity, 50% joint and survivor annuity or 100% joint and survivor annuity. All payment forms are actuarially equivalent. There are no special early retirement benefits. To the extent that a participant’s qualified plan benefits are determined under grandfathered benefit provisions, those provisions can affect the benefits payable under the TPC Benefit Equalization Plan.

Non-Qualified Deferred Compensation for 2008

The following table provides information regarding contributions, earnings and balances for our named executive officers under the Deferred Compensation Plan, the TPC Deferred Compensation Plan and the Executive Savings Plan, which are further described below.

Name	Executive Contributions in 2008 ($)(1)	Company Contributions in 2008 ($)	Aggregate Earnings in 2008 ($)	Aggregate Withdrawals/ Distributions in 2008 ($)	Aggregate Balance at 12/31/08 ($)(2)
J.S. Fishman	0	0	(366,699)	0	696,776
J.S. Benet	0	0	0	0	0
B.W. MacLean	140,000	0	19,657	0	578,367
W.H. Heyman	0	0	(2,410)	0	261,570
A.D. Schnitzer	0	0	(1,305,902)	0	2,820,257

(1)	All of Mr. MacLean’s contributions in 2008 were reported as Salary in the Summary Compensation Table for 2008.

(2)	Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table for this year and for previous years.

Name	2008 ($)	Previous Years ($)	Total ($)
J.S. Fishman	0	570,660	570,660
B.W. MacLean	140,000	175,000	315,000
W.H. Heyman	0	214,220	214,220
A.D. Schnitzer	0	2,820,257	2,820,257

Deferred Compensation Plan

The Company’s current Deferred Compensation Plan is a non-qualified plan that allows employees with annual salaries of $150,000 or more to defer receipt of a portion of his or her salary and/or annual bonuses until a date or dates elected by the employee. Employees participating in the Deferred Compensation Plan elect the time and form of payout prior to the year in which the deferred amounts are earned. These elections are irrevocable.

Participants in the plan can receive distributions of deferred accounts in three situations: when the participant terminates employment or retires or upon a distribution date the participant specifies in advance and that occurs while the participant is still an employee of the Company. The participant can elect to receive retirement distributions and in-service distributions as a lump sum or in up to 10 annual installments. All other distributions will be paid in a lump sum, unless distributions in installments have already begun.

Deferrals may be allocated among 25 hypothetical investment options that generally mirror the investment options available under our qualified 401(k) plan. Under the Deferred Compensation Plan, no Company “match” is made on amounts deferred, “hardship” withdrawals are not permitted and the Company does not provide any opportunity for above-market preferential earnings, nor does it provide any minimum internal rate of return.

As of December 31, 2008, Mr. MacLean and Mr. Schnitzer were the only named executive officers with account balances under the Deferred Compensation Plan, which balances were as follows:

Name	12/31/2008 Account Balance ($)
B.W. MacLean	252,523
A.D. Schnitzer	2,820,257

The Deferred Compensation Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

TPC Deferred Compensation Plan

The TPC Deferred Compensation Plan is a grandfathered non-qualified deferred compensation plan. The plan was closed to any new deferrals beginning January 1, 2005. Deferrals may be allocated among 25 hypothetical investment options that generally mirror our 401(k) plan investment options. “Hardship” withdrawals are available under the TPC Deferred Compensation Plan. Based upon deferral elections made prior to the year in which the compensation was earned, executives can receive payments in either a lump sum or in annual installments over a five, ten or fifteen year period commencing in the month following retirement or age 65.

As of December 31, 2008, Mr. MacLean was the only named executive officer with an account balance under this inactive TPC Deferred Compensation Plan, which balance was as follows:

Name	12/31/2008 Account Balance ($)
B.W. MacLean	325,844

The TPC Deferred Compensation Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

Executive Savings Plan

The Executive Savings Plan is a grandfathered non-qualified excess deferral plan. It includes salary deferrals and Company matching contributions made to the plan only prior to January 1, 2005. The plan was frozen to any new deferrals as of January 1, 2005. Executives will receive distribution of their vested accounts upon termination of employment from the Company. Once separated from us, executives will receive their benefits in 10 annual installment payments (for account balances greater than $50,000) or a single lump sum (for balances of $50,000 or less), with the exception of balances remaining at the time of the executive’s death which will always be paid in a lump sum.

Deferrals may be allocated among 25 hypothetical investment options that generally mirror the investment options available under our qualified 401(k) plan.

As of December 31, 2008, Mr. Fishman and Mr. Heyman were the only named executive officers with account balances under this inactive Executive Savings Plan, which balances were as follows:

Name	12/31/2008 Account Balance ($)
J.S. Fishman	696,776
W.H. Heyman	261,570

The Executive Savings Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

Potential Payments to Named Executive Officers Upon

Termination of Employment or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the named executive officers would be entitled upon termination of employment on December 31, 2008. The only agreements, arrangements or plans that entitle executive officers to severance, perquisites or other enhanced benefits upon termination of their employment are Mr. Fishman’s and Mr. Schnitzer’s employment agreements, the individual non-solicitation and non-disclosure agreements executed by members of the Management Committee, each as described below, the Company’s Executive Severance Plan and as provided under the terms of restricted stock, restricted stock units, performance shares and option awards.

Accrued Pay and Regular Retirement Benefits

The amounts shown in the table below do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers. These include welfare benefits that are provided to all U.S. retirees of the Company.

The table below also does not include:

•	regular pension benefits under our Pension Plan, the Benefit Equalization Plan and the TPC Benefit Equalization Plan. See “Post-Employment Compensation—Pension Benefits” on page 57.

•

distributions of plan balances under our 401(k) plan, the Deferred Compensation Plan and the TPC Deferred Compensation Plan. See the “Compensation Discussion and Analysis—Compensation Elements—Other Compensation—Deferred Compensation” section on page 43 for information about the Company’s 401(k) plan and the “Post-Employment Compensation—Non-Qualified Deferred Compensation for 2008” section on page 59 for information about the Deferred Compensation Plan and the TPC Deferred Compensation Plan.

Potential Payments Upon Termination of Employment or Change in Control

Named Executive Officer	Involuntary Termination without Cause or, if Applicable, Voluntary Termination for “Good Reason”	Additional Value if Involuntary Termination without Cause or, if Applicable, Voluntary Termination for “Good Reason” Follows a Change in Control	Change in Control	Voluntary Retirement(1)	Disability	Death
J.S. Fishman
Cash Severance Payment(2)	$25,534,425	$0	$0	$0	$0	$0
Contractual Disability/Death Payments(3)	0	0	0	0	2,500,000	2,500,000
Acceleration of Equity Awards(4)	10,609,010	0	0	1,099,020	10,609,010	10,609,010
Present Value of Continuing Benefits as of December 31, 2008(5)	64,691	558	0	48,586	64,691	64,691
Excise Tax Gross-up(6)	0	15,455,938	0	0	0	0

Total Termination Benefits	$36,208,126	$15,456,496	$0	$1,147,606	$13,173,701	$13,173,701

J.S. Benet
Cash Severance Payment(2)	$5,900,000	$0	$0	$0	$0	$0
Contractual Disability/Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(4)	565,760	0	0	130,574	2,041,323	3,253,090
Present Value of Continuing Benefits as of December 31, 2008(5)	55,183	0	0	48,233	48,233	48,233
Excise Tax Gross-up	0	0	0	0	0	0

Total Termination Benefits	$6,520,943	$0	$0	$178,807	$2,089,556	$3,301,323

B.W. MacLean
Cash Severance Payment(2)	$8,100,000	$0	$0	$0	$0	$0
Contractual Disability/Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(4)	660,905	0	0	131,115	2,706,006	4,127,275
Present Value of Continuing Benefits as of December 31, 2008(5)	6,950	0	0	0	0	0
Excise Tax Gross-up	0	0	0	0	0	0

Total Termination Benefits	$8,767,855	$0	$0	$131,115	$2,706,006	$4,127,275

W.H. Heyman
Cash Severance Payment(2)	$6,300,000	$0	$0	$0	$0	$0
Contractual Disability/Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(4)	565,760	0	0	130,574	1,523,586	2,735,352
Present Value of Continuing Benefits as of December 31, 2008(5)	6,950	0	0	0	0	0
Excise Tax Gross-up	0	0	0	0	0	0

Total Termination Benefits	$6,872,710	$0	$0	$130,574	$1,523,586	$2,735,352

A.D. Schnitzer
Cash Severance Payment(2)	$4,637,500	$0	$0	$0	$0	$0
Contractual Disability/ Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(4)	5,039,032	0	0	0	5,039,032	5,422,780
Present Value of Continuing Benefits as of December 31, 2008(5)	6,950	0	0	0	52,931	52,931
Excise Tax Gross-up(6)	0	2,093,841	0	0	0	0

Total Termination Benefits	$9,683,482	$2,093,841	$0	$0	$5,091,963	$5,475,711

(1)

On December 31, 2008, Messrs. Fishman, Benet, MacLean and Heyman were “retirement eligible”. Under current provisions in applicable equity award grants, had Messrs. Fishman, Benet, MacLean, or Heyman retired voluntarily on December 31, 2008, each would have been entitled to acceleration of certain outstanding unvested equity awards as shown under the “Voluntary Retirement” column above. Had the named executive officer not been retirement eligible, he would have forfeited these awards if he retired on December 31, 2008. In addition, upon voluntary retirement, Messrs. Fishman and Benet are entitled to certain continuing benefits that are described in footnote 5 below. Mr. Schnitzer is not “retirement eligible” under current provisions in applicable equity award grants as of December 31, 2008.

(2)	Cash Severance Payments:

•

Under the terms of Mr. Fishman’s employment agreement, severance payments in the event of a voluntary termination for “good reason” or involuntary termination without “cause” (each as defined in his agreement) are based on three times his base salary at termination (or, if it occurs following a change in control, his highest base salary in the preceding 12-month period), plus three times the greatest of: (a) 150% of such salary; (b) his annual bonus for the immediately preceding year and (c) the greater of his most recent annual bonus or 150% of his base salary for the year preceding the change in control (if such termination occurs following a change in control). Such severance payments would be made on the first day of the seventh month following termination, together with interest on such payment amount from the date of termination to the date of payment at the most recently issued six-month Treasury bill rate.

•

Under the terms of individual non-solicitation and non-disclosure agreements, other named executive officers are eligible to receive a severance benefit if they are involuntarily terminated due to a reduction in force or for reasons other than cause or if they are asked to take a substantial demotion. Such benefit is equal to the executive’s total monthly cash compensation for 21 to 24 months, depending on his years of service with the Company, with the total monthly cash compensation equal to, at least, one-twelfth of the executive’s annual base annual salary in effect at the time of his termination, plus the greater of (a) one-twelfth of the average of the executive’s two most recent cash payments under our annual incentive compensation plan or (b) one-twelfth of 125% of final annual base salary. Under Mr. Schnitzer’s employment agreement, for purposes of determining the potential severance amount described in the preceding sentence until he has received two payments under our annual incentive compensation plan, his deemed cash payment under our annual incentive compensation plan is equal to $2.0 million for any year in which he has not received an annual bonus or, for any year in which he has received an annual bonus, equal to the greater of his actual bonus or $2.0 million.

(3)

Under the terms of Mr. Fishman’s employment agreement, he or his beneficiary, as applicable, would receive a pro-rata portion of 250% of his annualized salary in the event his employment is terminated due to his death or disability.

(4)	Acceleration of Equity Awards:

•

Acceleration of Equity Awards is presented as the sum of the values as of December 31, 2008 of the additional benefit from the acceleration of vesting, if any, of stock options, restricted stock, restricted stock units and performance shares that would have occurred as a result of termination under the different circumstances presented. Equity awards that were vested as of December 31, 2008 are not included in this amount.

•

For options, the additional benefit to the named executive officer resulting from the acceleration of the vesting reflected in the table is the value that the named executive officer would receive if he was terminated on the last business day of 2008 and assumes that the named executive officer would choose to exercise any additional options that would have vested at that date. This benefit is determined by subtracting the exercise price of the original option award from the closing price of $45.20 at December 31, 2008 and multiplying the result, if a positive number (in-the-money), by the number of in-the-money options that would vest as a result of termination. The acceleration of vesting varies by option grant under each termination scenario and in accordance with the terms of each option grant. The value, if any, of any stock option is a function of the appreciation in the stock price of the Company since the date on which the stock option was awarded to the executive officer.

•

Under the terms of Mr. Fishman’s award agreement, as modified by his employment agreement, in the event of death, voluntary termination for good reason or involuntary termination without cause or disability, performance shares plus dividend equivalent shares accrued to date would vest immediately for the 2007-2009 and 2008-2010 performance periods. The amount reflected for Mr. Fishman in the “Acceleration of Equity Awards” is determined by multiplying the closing stock price of $45.20 on December 31, 2008 by the number of performance shares and related dividend equivalent shares that would be paid assuming that the awards pay out at 100%. In the event of a qualifying retirement (in a circumstance that does not involve one of the foregoing events), a pro-rata portion of the performance shares and dividend equivalent shares attributable thereto would vest according to their original schedule, to the extent that the goals for the applicable performance period have been met. Accordingly, the performance shares have not been included under the “Change in Control” or “Voluntary Retirement” scenarios.

•

For all of the other named executive officers, in the event of a termination due to death, performance shares plus dividend equivalent shares accrued to date would vest immediately at 100% for the 2007-2009 and 2008-2010 performance periods, and would then be paid out on a pro rated basis for the number of days worked in the performance period. The amounts reflected in “Acceleration of Equity Awards” is determined by multiplying the closing stock price of $45.20 on December 31, 2008 by the number of performance shares and related dividend equivalent shares that would be paid out upon death. In the event of disability or termination due to a qualifying retirement, a pro-rata portion of the performance shares and dividend equivalent shares attributable thereto would vest according to their original vesting schedule (i.e., at the end of the performance period), to the extent that the goals for the applicable performance period have been met. In the event of any other termination scenarios, the performance shares and dividend equivalent shares attributable thereto would be forfeited. Accordingly, the performance shares have not been included under any termination scenarios other than death in the table above.

•

In addition to their regular annual equity grants, Messrs. Benet, MacLean and Heyman received “special” equity grants intended to retain and incentivize the Company’s top and next-generation leaders. The vesting period on these grants is longer than on the regular grants, vesting 50% after four years and 50% after five years. The only termination circumstances upon which these grants would vest before the intended vesting schedule would be disability or death.

(5)	Present Value of Continuing Benefits as of December 31, 2008:

•

For Mr. Fishman, the present value of continuing benefits as of December 31, 2008 includes three years of medical and dental premiums in the event of a voluntary termination for good reason, an involuntary termination without cause or upon death or disability; three years of short-term disability, basic life, and accidental death and dismemberment insurance premiums in the event of termination in connection with a change in control; and two years of financial planning benefits (and associated tax gross-ups on the imputed income for such services) in the event of a voluntary termination for good reason, involuntary termination without cause or upon death, disability or voluntary retirement.

•

For Messrs. Benet and Schnitzer, the present value of continuing benefits as of December 31, 2008 includes (a) the value of up to two years financial planning benefits (and associated tax gross-ups on the imputed income for such services) in the event of death or disability and, in the case of Mr. Benet, voluntary retirement and (b) the cash value of nine months of outplacement services under the Company’s executive severance plan in the event of voluntary termination for good reason or involuntary termination without cause. If Messrs. Benet or Schnitzer has not secured viable employment within nine months, these outplacement services may be extended, at the Company’s discretion, on a month-to-month basis for an additional cost to the Company of $750 per month.

•

For Messrs. MacLean and Heyman, the present value of continuing benefits as of December 31, 2008 includes the cash value of nine months of outplacement services under the Company’s executive severance plan in the event of voluntary termination for good reason or involuntary termination without cause. If Messrs. MacLean or Heyman has not secured viable employment within nine months, these outplacement services may be extended on a month-to-month basis, at the Company’s discretion, for an additional cost to the Company of $750 per executive per month.

(6)	Excise Tax Gross-Up as of December 31, 2008:

•

Under the terms of Mr. Fishman’s employment agreement, in the event of a change in control, we are required to provide a tax indemnity whereby, if the Internal Revenue Code subjects Mr. Fishman to an excise tax pursuant to Section 4999 in connection with any payments made under his employment agreement together with any other payments we make to him, we will reimburse him for the full tax amount and all interest or penalties and any federal, state, local income tax and social security and other employment tax so long as Mr. Fishman takes such action as we request to mitigate or challenge the tax under the circumstances. See “Summary of Key Agreements—Mr. Fishman’s Employment Agreement” below.

•

If, prior to the time Mr. Schnitzer’s sign-on incentives have vested in full under his employment agreement, there occurs a transaction described in Section 280G of the Internal Revenue Code or any successor thereto, he is entitled to receive a tax gross-up payment for any taxes imposed or arising under Section 4999 of the Internal Revenue Code or any successor thereto in connection with (i) his involuntary termination without “cause” (as defined in his employment agreement), (ii) his voluntary resignation for “good reason” (as defined in his employment agreement) and/or (iii) the early vesting or payout of an award under the agreement (in connection with the transaction and with approval of our Board or Compensation Committee); provided, however, if all such taxes under Section 4999 of the Internal Revenue Code could be eliminated by reducing his payments by no more than 10%, then such payments will be so reduced. See “Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2008—Mr. Schnitzer’s Employment Agreement”.

Summary of Key Agreements

Mr. Fishman’s Employment Agreement

As discussed above, Mr. Fishman, our Chairman and Chief Executive Officer, has an employment agreement.

The following is a summary of the severance benefits that would be provided to Mr. Fishman if he were terminated without “Cause” or if he were to resign for “Good Reason” (each as defined in his employment agreement and summarized below):

•

on the first day of the seventh month following such termination, a lump sum severance payment equal to three times the sum of (1) his then current annual base salary rate and (2) the greater of (x) 150% of his base salary or (y) his annual bonus for the preceding year (with interest paid on the lump-sum amount from the termination date to the payment date at the six-month Treasury Bill rate);

•

all unvested stock options, restricted stock, performance shares and other equity awards held by Mr. Fishman will fully vest and, in the case of options, become exercisable as of the date of such termination and remain exercisable for at least one year (or the maximum term, if shorter);

•	up to three years of continued medical and dental coverage with coverage after the “COBRA” period being provided through insurance or, if insurance is not available on commercially reasonable terms, through the Company plans with Mr. Fishman paying the full premium cost with reimbursement of such amount by the Company.

Mr. Fishman’s agreement also subjects him to non-competition and non-solicitation covenants that are binding during the term of the agreement and for three years following any termination of his employment by us for Cause or by him without Good Reason (or, in the case of the non-solicitation covenants, for one year following a termination of his employment for any other reason).

If Mr. Fishman’s employment is terminated after a Change in Control (as defined in his agreement and summarized below) by us other than for Cause or by him for Good Reason (each as defined in the agreement), Mr. Fishman would become entitled to certain benefits, generally including:

•

on the first day of the seventh month following such termination, a lump sum payment equal to three times the sum of (1) his highest annual base salary rate payable to him during the 12-month period immediately prior to termination and (2) the greatest of (x) 150% of his then current annual base salary, (y) his annual bonus for the preceding year and (z) the greater of his annual bonus or 150% of his annual base salary for the year immediately preceding the Change in Con-

trol (with interest paid on the lump-sum amount from the termination date to the payment date at the six-month Treasury Bill rate);

•

all unvested stock options, restricted stock, performance shares and other equity awards held by Mr. Fishman will fully vest and, in the case of options, become exercisable as of the date of such termination and remain exercisable for at least one year (or the maximum term, if shorter);

•

up to three years of continued medical and dental coverage, with coverage after the “COBRA” period being provided through insurance or, if insurance is not available on commercially reasonable terms, through the Company plans with Mr. Fishman paying the full premium cost with reimbursement of such amount by the Company;

•

up to three years of continued coverage in those accident, disability (other than long-term disability) and life insurance programs in which he participated on the date employment terminated (provided that such continued coverage will only be provided if such termination occurs within two years following a Change in Control); and

•	reimbursement for any “excess parachute payments” excise tax (and the income and excise taxes on such reimbursement).

If Mr. Fishman’s employment ends by reason of death or disability (as defined in the agreement), he or his beneficiary, as applicable, receives a pro-rata portion of 250% of his annualized salary. In addition, all unvested stock options, restricted stock, performance shares and other equity awards held by Mr. Fishman will fully vest and, in the case of options, will remain exercisable for at least one year, in the case of death, or three years, in the case of disability (or the maximum term, if shorter).

The term “Cause” is generally defined in his employment agreement as a determination by two-thirds of the Board: (1) of Mr. Fishman’s willful and continued failure to perform substantially his duties; (2) that Mr. Fishman has been convicted of, or entered a guilty plea or plea of nolo contendere to, a felony or crime involving moral turpitude; or (3) that Mr. Fishman has engaged in any malfeasance or fraud or dishonesty of a substantial nature in connection with his position with us or willfully engaged in conduct which materially damages our reputation.

“Good Reason” is generally defined in his agreement to include such situations as: (1) reduction in base sal-

ary or annual long-term incentive grant or certain adverse changes with respect to Mr. Fishman’s annual bonus opportunity; (2) his ceasing to be Chairman of the Board or a member of the Executive Committee; (3) reduction without his consent in the scope of his duties, responsibilities, authority or reporting relationships; (4) our breach of the agreement; (5) following a Change in Control, certain relocations or changes in travel obligations or failure to maintain benefits that are substantially the same as are in effect when the Change in Control occurs or (6) our failure to extend Mr. Fishman’s term pursuant to Section 1 of his agreement prior to his attaining age 65.

As generally defined in Mr. Fishman’s agreement with us, a “Change in Control” occurs when: (1) the individuals on the Board (the “Incumbent Directors”) as composed on December 13, 2006 no longer constitute at least a majority of the Board, provided that, generally, any person elected to the Board by two-thirds of the Incumbent Directors after December 13, 2006 shall be an Incumbent Director; (2) any person is or becomes a “beneficial owner” of 30% or more of our outstanding securities; (3) a merger, consolidation, statutory share exchange or similar form of corporate transaction is completed, unless immediately following such transaction the voting power of our shareholders is more than 60% of the total, no person becomes the beneficial owner of more than 30% of the outstanding voting securities eligible to elect directors of the Company, and at least a majority of the members of the Board of the Company following the transaction were Incumbent Directors at the time of the decision to execute the transaction; and (4) our stockholders approve a plan of complete liquidation or dissolution of the Company.

Mr. Fishman’s 2009 performance share award provides additional specificity regarding the vesting and payment of the award, if his employment is terminated by us other than for Cause or by him for Good Reason, or his employment ends by reason of his death or disability:

•	The performance share award will vest upon any such termination of employment.

•

Except in the case of Mr. Fishman’s termination of employment due to death or disability, the performance share award will be paid (if at all) based on actual performance achievement through the end of the last completed fiscal year of the performance period preceding his termination of employment, or if his termination occurs prior to the completion of the first fiscal year of the performance period, based on actual performance achievement for the first full completed fiscal year of the performance period.

•

In the case of Mr. Fishman’s death or disability, the performance share award will be paid at the greater of (a) the amount that would be payable based on the Company’s actual performance achievement, as determined above, and (b)  100% of the performance share award.

Non-Solicitation and Non-Disclosure Agreements

Each of the named executive officers (other than Mr. Fishman) is eligible to receive a severance benefit if they are asked to take a substantial demotion or if any of them is involuntarily terminated due to a reduction in force or for reasons other than “cause”. The severance benefit payable is equal to the executive’s total monthly cash compensation for 21 to 24 months, depending on his years of service with the Company, with the total monthly cash compensation equal to, at least, one-twelfth of the executive’s annual base salary in effect at the time of his termination, plus the greater of (1) one-twelfth of the average of the executive’s two most recent cash payments under our annual incentive compensation plan or (2) one-twelfth of 125% of final annual base salary for any named executive officer serving as a Vice Chairman or an Executive Vice President or equivalent. Under Mr. Schnitzer’s employment agreement, for purposes of determining the potential severance amount described in the preceding sentence, until he has received two payments under our annual incentive compensation plan, his deemed cash payment under our annual incentive compensation plan is equal to (a) $2.0 million for any year in which he has not received an annual bonus or, (b) the greater of his actual bonus or $2.0 million for any year in which he has received an annual bonus.

As described more fully in the “Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2008—Mr. Schnitzer’s

Employment Agreement”, in addition to the severance benefits described above, Mr. Schnitzer would become entitled to accelerated vesting and/or cash payments in respect of his sign-on grants of stock options and restricted stock units, and the amount initially credited to his account under our deferred compensation plan would become non-forfeitable, upon a qualifying termination of his employment. Additionally, if a Company change in control transaction occurs prior to the time when Mr. Schnitzer’s sign-on equity awards have vested in full, Mr. Schnitzer may be entitled to receive a tax gross-up payment for any “golden parachute” excise taxes that are imposed on him pursuant to Section 280G of the Internal Revenue Code.

Equity Recapture Provisions

In connection with equity awards, each recipient executive approximately at or above the Vice President level, accepts the terms of a non-disclosure and non-solicitation agreement that provides for the recapture by us of the corresponding equity awards during a one-year period following his or her departure, if the executive:

(1) fails to keep all confidential information strictly confidential;

(2) uses confidential information to solicit or encourage any person or entity that is a client, customer, policyholder, vendor, consultant or agent of the Company to discontinue business with us;

(3) is directly and personally involved in the negotiation or solicitation of the transfer of business away from us or

(4) solicits, hires or otherwise attempts to affect the employment of any person employed by us at any time during the last three months of the executive’s employment or thereafter, without our consent.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Nominating and Governance Committee of the Board recommends to the full Board for approval the amount and composition of Board compensation for non-employee directors (the “Director Compensation Program”). Directors who are our employees are not compensated for their service on the Board. The Nominating and Governance Committee reviews the significance and appropriateness of each of the components of the Director Compensation Program at least once every two years, most recently in May 2008. F.W. Cook advises the Nominating and Governance Committee with respect to director compensation. The objectives of the Nominating and Governance Committee are to compensate directors in a manner that closely aligns the interests of directors with those of our shareholders, to attract and retain highly qualified directors and to structure and set total compensation in such a manner and at such levels that will not call into question any director’s objectivity.

It is the Board’s practice to provide a mix of cash and equity-based compensation to non-employee directors, as discussed below.

Annual Retainer

Non-employee directors were paid an annual retainer of $79,533 for their services in 2008. Annual retainers are paid in quarterly installments, in arrears, at the end of each quarter in cash or, if the director so elects, in common stock units to be credited to his or her deferred compensation account (discussed under “Director Deferral Plan” below) and distributed at a later date designated by the director. In May 2008, the amount of the annual retainer was increased from $60,000 to $90,000. As such, the $79,533 paid to each non-employee director in 2008 was based on one quarterly payment of $15,000, a second quarterly payment of $19,533 (pro-rated for the increase) and third and fourth quarterly payments of $22,500 each. The lead director is paid an additional $25,000 annual cash retainer.

Annual Deferred Stock Award

During 2008, each non-employee director was awarded $125,000 of deferred stock units, which vest in full as of the date of the annual meeting of shareholders of the Company scheduled at least one year after the date of award based upon continued service. The value of each unit on the date of grant was equal to the closing price of our common stock on the date of grant. In May 2008, the value of the annual deferred stock award to non-employee directors was increased to $145,000 of deferred stock units, with vesting of such deferred stock units to occur on the first anniversary of the annual meeting occurring in the year of the grant. Such increased amount of deferred stock units were awarded to non-employee directors commencing in 2009. These annual deferred stock awards are made under our 2004 Stock Incentive Plan. Dividend equivalents (in an amount equal to the common stock dividends) attributable to the deferred common stock units are deemed “reinvested” in additional deferred common stock units. The accumulated deferred stock units awarded under our 2004 Stock Incentive Plan, and dividends thereon, in a director’s account are distributed in the form of shares of our common stock, at the director’s election, either in a lump sum or in annual installments beginning at least six months following termination of his or her service as a director.

Committee Chair Fees

The chairs of certain committees are paid additional fees in cash in connection with their services over the course of the year. The relevant committees and the sums received are as follows: Audit Committee—$25,000; Compensation Committee—$20,000; Nominating and Governance Committee—$20,000; Investment and Capital Markets Committee—$20,000; Risk Committee—$20,000; and commencing in 2009, Advisory Committee on Public Policy—$5,000.

Director Deferral Plan

Directors may elect to have all or any portion of their annual retainer and any lead director and committee chair fees paid in cash or deferred through our Deferred Compensation Plan for Non-Employee Directors. Deferrals are notionally “invested” in common stock units. Any director who elects to have any of his or her fees credited to his or her deferred compensation plan account as common stock units will be deemed to have purchased shares on the date the fees would otherwise have been paid in cash, based on the closing market price of our common stock on such date. The value of common stock units rises or falls as the price of our common stock fluctuates in the market. In addition, dividend equivalents (in an amount equal to the dividends payable on shares of our common stock) on those units are “reinvested” in additional deferred stock units. Distributions are made in the form of shares of our common stock on pre-designated dates, usually following termination of service as a director. Shares of common stock issued in payment of deferred fees are awarded under our 2004 Stock Incentive Plan.

Legacy Directors’ Charitable Award Program

Prior to the Merger, most directors of St. Paul participated in a Directors’ Charitable Award Program, pursuant to which each participating director could designate up to four tax-exempt charitable, educational or other organizations to receive contributions from St. Paul over a period of ten years following the death of the director, in an aggregate amount over such period of up to $1 million per director. All participating St. Paul directors on April 1, 2004 became fully vested in this program, upon the consummation of the Merger. This program has been discontinued; however, it continues to be actively administered with respect to the vested interests of former St. Paul directors, including Messrs. Dasburg, Duberstein, Fishman, Graev, Hodgson and Nelson. All donations ultimately paid by us under this program should be deductible for purposes of Federal and other income taxes payable by us.

In addition to the six current directors listed above, there are currently 17 former St. Paul directors participating in the Directors’ Charitable Award Program. Eighteen of those 23 directors are fully vested for the $1 million charitable contribution benefit, and the other five are vested in lesser amounts. The directors that are not fully vested retired prior to the Merger and, therefore, did not become fully vested on the Merger date. The total vested liability to us for all 23 participating directors is $20,600,000.

The Company carries life insurance policies on 21 of the directors participating in the program. The face amounts of these life insurance policies total $37,596,000. Each policy covers two directors and will pay only after both directors die. Total premiums paid by us in 2008 in connection with this program were $279,171.

Director Compensation for 2008

The 2008 compensation of non-employee directors is displayed in the table below and explained in the following paragraphs.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
A.L. Beller	79,533	133,333	0	0	212,866
J.H. Dasburg	129,533	125,000	0	0	254,533
J.M. Dolan	79,533	125,000	0	0	204,533
K.M. Duberstein	79,533	125,000	0	0	204,533
L.G. Graev(5)	99,533	125,000	0	1,336	225,869
P.L. Higgins	79,533	133,333	0	0	212,866
T.R. Hodgson	99,533	125,000	0	0	224,533
C.L. Killingsworth, Jr.	79,533	133,333	0	0	212,866
R.I. Lipp	79,533	125,000	0	0	204,533
B.J. McGarvie	99,533	125,000	591	0	225,124
G.D. Nelson	99,533	125,000	0	0	224,533
L.J. Thomsen	79,533	125,000	359	0	204,892

(1)

Ten directors received all of their retainers and fees in cash. Two directors elected to receive their 2008 annual retainer and applicable committee chair fees, as detailed on the “Director Fee Breakdown for 2008” table below, in common stock units which will be accumulated in their deferred compensation plan accounts, to be distributed at a later date, as follows: Mr. Graev—2,200 shares and Dr. Nelson—2,200 shares. The table above does not include dividend equivalents attributable to the common stock units the two directors received in lieu of cash fees because they are earned at the same rate as the dividends on the Company’s common stock and are not preferential.

(2)

The dollar amounts represent the compensation expense recognized by the Company for financial statement reporting purposes during 2008 related to deferred stock units. Compensation cost is measured based on the grant date fair value of an award, determined pursuant to FAS 123R (excluding estimate of forfeiture) utilizing assumptions discussed in Note 12 to our financial statements for the fiscal year ended December 31, 2008. Compensation cost is recognized for financial reporting purposes over the period in which the named director is required to provide service in exchange for the award. This column does not include any expense relating to the dividend equivalents attributable to the annual deferred stock unit awards, which are deemed “reinvested” in additional deferred stock units, and are distributed, in the form of shares of our common stock, beginning at least six months following termination of services as a director. The dollar value of these dividend equivalents will be included in the “All Other Compensation” column if and when they are actually paid in the form of shares of our common stock. For a discussion of annual deferred stock awards, see “Non-Employee Director Compensation—Annual Deferred Stock Award” above.

On February 5, 2008, each non-employee director nominated for re-election to serve for the twelve-month period running from the May 2008 annual meeting through the May 2009 annual meeting was granted 2,647 deferred stock units (determined by dividing $125,000 by the closing market price of $47.23 on February 5, 2008), and the entire award is subject to forfeiture if the director leaves the Board prior to May 5, 2009.

(3)

The dollar amounts represent the compensation expense recognized by the Company for financial statement purposes during 2008 related to stock options granted prior to 2006. (Effective May 4, 2006, the Directors Compensation Program was amended to eliminate the annual stock option as a component of director compensation.) Compensation cost is measured based on the grant date fair value of an award, determined pursuant to FAS 123R (excluding estimate of forfeiture) utilizing assumptions discussed in Note 12 to our financial statements for the fiscal year ended December 31, 2008. Compensation cost is recognized for financial reporting purposes over the period in which the named director is required to provide service in exchange for the award.

(4)

This column does not include the life insurance premiums paid in 2008 in relation to the participation of Messrs. Dasburg, Duberstein, Graev, Hodgson and Nelson in the legacy St. Paul Directors Charitable Award Program. The structure of the plan does not enable us to attribute premium amounts to a specific individual. For more information, please refer to the narrative discussion of the “Legacy Directors’ Charitable Award Program” above.

(5)

The dollar amount for Mr. Graev in the “All Other Compensation” column reflects the value of the shares of common stock equal to the portion of the cumulative dividend equivalents attributable to his 2005 compensation year restricted stock units, which dividend equivalents he received in 2008 in accordance with his 2005 compensation year election.

Director Fee Breakdown for 2008

The following table shows fees paid to our non-employee directors for services performed during 2008.

Name	Base Retainer Fee ($)	Committee Chair Fees ($)	Lead Director Fees ($)	Total Fees ($)
A.L. Beller	79,533	0	0	79,533
J.H. Dasburg	79,533	25,000	25,000	129,533
J.M. Dolan	79,533	0	0	79,533
K.M. Duberstein	79,533	0	0	79,533
L.G. Graev	79,533	20,000	0	99,533
P.L. Higgins	79,533	0	0	79,533
T.R. Hodgson	79,533	20,000	0	99,533
C.L. Killingsworth, Jr.	79,533	0	0	79,533
R.I. Lipp	79,533	0	0	79,533
B.J. McGarvie	79,533	20,000	0	99,533
G.D. Nelson	79,533	20,000	0	99,533
L.J. Thomsen	79,533	0	0	79,533

Outstanding Equity Awards for Non-Employee Directors at December 31, 2008

The following table provides information with respect to aggregate holdings of stock options and deferred shares beneficially owned by directors at December 31, 2008. (1)

Name	Options (#)	Deferred Shares(3) (#)	Market Value of Deferred Shares(4) ($)
A.L. Beller	0	5,113	231,108
J.H. Dasburg	32,126	39,390	1,780,428
J.M. Dolan	26,126	14,915	674,158
K.M. Duberstein	38,126	28,556	1,290,731
L.G. Graev	0	17,960	811,792
P.L. Higgins	0	5,113	231,108
T.R. Hodgson	32,126	27,613	1,248,108
C.L. Killingsworth, Jr.	0	5,113	231,108
R.I. Lipp(2)	1,974,668	8,108	366,482
B.J. McGarvie	9,293	12,219	552,299
G.D. Nelson	38,126	53,142	2,402,018
L.J. Thomsen	12,460	15,746	711,719
Total	2,163,051	232,988	10,531,059

(1)	For information regarding the stock ownership positions of our directors, see the “Share Ownership of Directors and Executive Officers” table on page 71 below.

(2)	Options outstanding that Mr. Lipp received while serving as an executive officer of the Company are included in this table (1,974,668 stock options).

(3)

Includes dividend reinvested common stock units and deferred stock units received through December 31, 2008 by non-employee directors who (a) elected to defer their annual retainer in common stock units and (b) elected to defer receipt of their deferred stock units under annual deferred stock awards, which common stock units and deferred stock units are accumulated in each non-employee director’s deferred compensation account under the Deferred Compensation Plan for Non-Employee Directors for distribution at a later date.

(4)	The market value of the deferred shares is calculated by multiplying our closing market price on December 31, 2008, or $45.20, by the number of deferred shares.

SHARE OWNERSHIP INFORMATION

5% Owners

Based on information available to us, as of March 6, 2009, the only shareholders known to us to beneficially own more than 5% of any class of our voting securities are:

Beneficial Owner	Amount and Nature of Beneficial Ownership of Company Stock		Percent of Company Common Stock		Percent of Company Preferred Stock
FMR LLC 82 Devonshire Street Boston, MA 02109	29,603,499	(1)	5.065	%(1)	—
Fidelity Management Trust Company 82 Devonshire Street Boston, MA 02109	266,748.39	(2)	—	(2)	100	%(2)

(1)

FMR LLC’s Schedule 13G dated February 17, 2009 reported beneficial ownership of common stock as of December 31, 2008, which was beneficially owned by Fidelity Management & Research Company, Strategic Advisers, Inc., Pyramis Global Advisors Trust Company and FIL Limited.

(2)

As trustee under the Company’s 401(k) Savings Plan, Fidelity Management Trust Company held 100% of the 266,748.39 outstanding shares of Series B convertible preferred stock as of March 6, 2009. Each share of Series B convertible preferred stock is convertible into eight shares of common stock. To the best of our knowledge, Fidelity Management Trust Company did not beneficially own 5% or more of our common stock at December 31, 2008 or March 6, 2009.

Share Ownership of Directors and Executive Officers

The following table shows as of March 6, 2009 the beneficial ownership of our capital stock by each director of the Company, each of the named executive officers, and all directors and executive officers of the Company as a group.

	Number of Shares or Units Beneficially Owned as of March 6, 2009(1)
	Column A	Column B	Column C	Column D
Name of Beneficial Owner	Shares Owned Directly and Indirectly(2)	Stock Options Exercisable Within 60 Days of March 6, 2009(3)	Stock Equivalent Units(4)	Total Stock-Based Ownership(5)
J.S. Fishman	290,018	3,351,124	0	3,641,142
J.S. Benet(6)	93,810	350,260	0	444,070
B.W. MacLean	96,187	369,189	0	465,376
W.H. Heyman	102,048	537,166	0	639,214
A.D. Schnitzer(7)	61,087	0	0	61,087
A.L. Beller	0	0	0	0
J.H. Dasburg	71,381	32,126	28,285	131,792
J.M. Dolan	1,000	26,126	215	27,341
K.M. Duberstein	3,761	38,126	2,733	44,620
L.G. Graev	0	0	1,467	1,467
P.L. Higgins	100	0	0	100
T.R. Hodgson	15,001	32,126	3,302	50,429
C.L. Killingsworth, Jr.	0	0	0	0
R.I. Lipp	361,381	1,974,668	0	2,336,049
B.J. McGarvie	1,000	9,293	0	10,293
G.D. Nelson	103,306	38,126	33,354	174,786
L.J. Thomsen	1,601	12,460	0	14,061
All Directors and Executive Officers as a group (25 persons)(6)	1,508,085	8,449,509	69,356	10,026,950

(1)

As of March 6, 2009, (1) Messrs. Fishman and Heyman beneficially owned 133.16 shares and 130.86 shares, respectively, of Series B convertible preferred stock, held in our 401(k) Savings Plan; and the directors and executive officers of the Company as a group beneficially owned 734.97 shares of Series B convertible preferred stock; (2) no director or executive officer beneficially owned 1% or more of the outstanding common stock or the Series B convertible preferred stock of the Company or 1% or more of the aggregate combined voting power of the outstanding common stock and Series B convertible preferred stock; and (3) the directors and executive officers of the Company as a group beneficially owned approximately 1.69% of the common stock of the Company and approximately 0.28% of the Series B convertible preferred stock of the Company, and approximately 0.26% of the aggregate combined voting power of the outstanding common stock and Series B convertible preferred stock.

(2)

Included are (1) common shares owned outright; (2) restricted shares; (3) restricted stock units that vest within 60 days of March 6, 2009; (4) common shares held in our 401(k) Savings Plan; (5) common share equivalents of Series B convertible preferred shares, which can be distributed in the form of common shares, held in our 401(k) Savings Plan; (6) shares held by family members of the following: Mr. MacLean—40 held by his son; Mr. Heyman—2,256 shares held by his spouse; Mr. Schnitzer—4,406 shares held by his spouse and 94 shares held by Mr. Schnitzer or his spouse as custodian for his children; Mr. Lipp—51,841 held by his spouse; and Ms. Thomsen—432 held by her children. These executive officers and directors disclaim beneficial ownership of the shares held by their respective family members; and (7) the following shares which are held in trust: Mr. Fishman—288 (in his children’s 12-year trust with respect to which Mr. Fishman is the trustee); Mr. Dasburg—5,000 (in a trust over which Mr. Dasburg has investment and voting control) and 5,278 (over which Mr. Dasburg has investment and voting control and which are held in a foundation); Mr. Lipp—184,490 (in grantor retained annuity trusts); and Dr. Nelson—103,306 (in a trust with respect to which Dr. Nelson is both grantor and trustee). Mr. Heyman disclaims beneficial ownership of 250 shares held in trust for his stepson, and those shares are not included in the table.

(3)

The number of shares shown in Column B are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days of March 6, 2009.

(4)

All non-employee directors have deferred stock units granted under the 2004 Stock Incentive Plan, the Deferred Compensation Plan for Non-Employee Directors or the legacy deferred stock plan of either St. Paul or TPC. Column C lists those deferred stock units that would be distributed to directors in the form of shares of common stock within 60 days, if any of them were to have retired as a director on March 6, 2009. In addition, the shares of common stock underlying the following deferred stock units and common stock units (which are not reflected in the table) would be distributed to the directors indicated more than 60 days following their retirement as a director: Mr. Beller—8,813; Mr. Dasburg—14,805; Ms. Dolan—18,400; Mr. Duberstein—29,522; Mr. Graev—20,193; Ms. Higgins—8,813; Mr. Hodgson—28,012; Mr. Killingsworth—8,813; Mr. Lipp—11,808; Ms. McGarvie—15,919; Dr. Nelson—19,788 and Ms. Thomsen—19,446.

(5)	These amounts are the sum of the number of shares shown in Column A, B and C.

(6)

11,583 of the shares reported under Column A for Mr. Benet were held in a margin account at March 6, 2009. Additionally, 9,736 shares reported under Column A for All Directors and Executive Officers as a group were held in margin accounts by other executive officers at March 6, 2009.

(7)

The 61,087 shares reported under Column A for Mr. Schnitzer include 37,161 restricted stock units that are scheduled to vest on April 23, 2009. Not included are 74,322 additional restricted stock units that are scheduled to vest in two equal installments on April 23, 2010 and 2011.

ITEM 4—SHAREHOLDER PROPOSAL RELATING TO POLITICAL CONTRIBUTIONS

The Office of the Comptroller of New York City, located at 1 Centre Street, New York, New York, 10007, in its capacity as the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund and custodian of the New York City Board of Education Retirement System (collectively, the “Funds”), has advised us that it plans to introduce the following resolution. The Funds are the beneficial holders of 1,949,000 shares of our common stock.

Resolved, that the shareholders of The Travelers Companies, Inc. (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.

Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Shareholder Supporting Statement

As long-term shareholders of The Travelers Companies, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

The Travelers Companies contributed at least $650,000 in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Your Company’s Response:

The Board of Directors unanimously recommends that shareholders vote AGAINST this proposal for the following reasons:

This proposal is similar to a proposal submitted by a shareholder proponent in 2006 which was rejected by more than 70% of voting shares. The Company’s participation in the political process is governed by law and by internal policy. The Company complies with all applicable laws and regulations pertaining to political campaign contributions, at the federal, state and local levels, including those requiring specific disclosures. These extensive legal and regulatory disclosures provide ample transparency and public access to information regarding the scope of the Company’s political involvement.

The Company is committed to participation in the political process in a thoughtful and responsible manner. The corporate policy governing political activity,

including the expenditure of corporate funds for political purposes, is available on the Company’s website at www.travelers.com by clicking on the “Investors” link and then the “Corporate Governance” link. All corporate political campaign contributions or expenditures are reviewed by the Company’s Government Relations senior management and by the General Counsel. All political activities and political contributions made by the Company are reported to and reviewed by the Nominating and Governance Committee of the Board regularly.

Corporate contributions to federal candidates and political party committees are prohibited by law and, of course, the Company makes none. Such political contributions may be made by the Company’s political action committee (PAC), which is not funded by corporate funds, but by the personal funds given voluntarily by our employees. Decisions concerning use of those funds are made by the PAC Contributions Committee, whose objective is to advance the best interests of the Company and its shareholders. The PAC reports this spending in filings with the Federal Election Commission that are publicly available.

To the extent corporate contributions to candidates or political parties are permitted by certain states, these states also require that such contributions be disclosed either by the recipient or by the donor. As this information is publicly available, data on political campaign contributions or expenditures by the Company could be obtained without the Company preparing an additional report.

We believe that the Company’s current policies and practices with regard to political campaign contributions, together with applicable federal and state reporting requirements, appropriately balance the Company’s interests in political participation and the public interest in disclosure. Adopting a policy as set forth in the proposal would result in an unnecessary and unproductive use of Company resources. In addition, adoption of the proposed policy would require disclosure of proprietary information and could place the Company at a competitive disadvantage by revealing its legislative strategies and priorities.

Further, we believe that disclosure of dues paid to trade associations and similar organizations that may make political campaign contributions or expenditures may risk misrepresenting our political activities. Trade associations operate independently and we do not agree with all positions taken by trade associations on issues. We may join trade associations and similar organizations for non-political reasons intended to further our commercial interests, educate our employ-

ees or further our ability to serve customers. Moreover, we believe that there is no way for us to track the extent to which any political campaign contributions or expenditures by such organizations might be proportionately attributable to our membership dues, and any effort to do so would be a costly diversion of management’s attention from the Company’s business. The Company’s current practice is to deliver annually a written communication to trade associations where the Company pays in excess of $50,000 to belong, affirming that the Company’s dues should be used to pursue business interests and not to support efforts of little or no business consequence.

In summary, the Board is satisfied that the Company has in place a system of accountability and that Company assets are used for political objectives that are in the best long-term interest of the Company and its shareholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and chief accounting officer, we believe that our executive officers, directors and chief accounting officer complied with all Section 16(a) filing requirements during 2008.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at our 2010 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, 485 Lexington Avenue, New York, New York 10017. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2010 Annual Meeting Proxy Statement and form of proxy to be made available in March

2010, a proposal must be received by our Corporate Secretary on or before November 17, 2009.

Our bylaws require advance notice of business to be brought before a shareholders’ meeting, including nominations of persons for election as directors. On August 6, 2008, the Board approved an amendment and restatement of the bylaws to revise the Company’s advance notice provisions. Among other things, the amendments modified the advance notice timing requirements and expanded the information required to be provided by any shareholder who proposes director nominations or any other business for consideration at a shareholders’ meeting. To be timely, notice to our Corporate Secretary must be received at our principal executive office no less than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. The bylaws, which have certain other related requirements, are posted on our website at www.travelers.com.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). You can also request prompt delivery of a copy of the proxy statement and annual report by contacting Travelers Shareholders Relations Department, One Tower Square, 6PB, Hartford, Connecticut 06183, (860) 277-0779.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Matthew S. Furman

Senior Vice President and

Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.travelers.com) and click on “SEC Filings” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2008, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary

The Travelers Companies, Inc.

385 Washington Street

Saint Paul, MN 55102

ANNEX A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

The Board must determine, based on all of the relevant facts and circumstances, whether each director satisfies the criteria for independence, which include that a director must not have a material relationship with the Company, either directly, or indirectly as a partner, shareholder or officer of another organization, that has a relationship with the Company. The Board has established the following guidelines to assist it in making independence determinations:

1.

A director will not be independent if currently, or within the preceding three years: (i) the director is or was employed by the Company or any of its subsidiaries; (ii) an immediate family member (as defined in NYSE rules) of the director is or was employed by the Company or any of its subsidiaries as an executive officer; (iii) (a) the director is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time; (iv) the director is or was part of an interlocking directorate in which an executive officer of the Company serves or served on the compensation committee of another company that concurrently employs or employed such a director or an immediate family member of the director, as an executive officer; or (v) the director or his or her immediate family member receives or received from the Company any compensation, fees or benefits in an amount greater than $120,000 during any twelve-month period, other than (a) pursuant to standard compensation arrangements applicable to non-employee directors generally; or (b) compensation paid to an immediate family member of a director who is a non-executive employee of the Company.

2.

The following commercial relationships will be considered to be material relationships that would impair a director’s independence until three years after such relationships cease: a director is a current employee, or the director’s immediate family member is a current executive officer, of a company that does business with the Company and the payments to, or payments from, the Company are, in any single fiscal year, more than the greater of $1 million or 2% of the consolidated gross revenues of the other company, in each case measured by the last completed fiscal year of the other company. Any such commercial relationship involving payments of less than the greater of such amounts will be considered to be a relationship that does not impair independence.

3.

The following charitable relationships will be considered to be material relationships that would impair a director’s independence until three years after such relationships cease: a director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization exceed 5% of that organization’s total annual operating expenses (the Company’s matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose). Any such charitable relationship not involving contributions exceeding the 5% test described above will be considered to be a relationship that does not impair independence.

A-1

ANNEX B

THE TRAVELERS COMPANIES, INC.

AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

1. Purpose. The purposes of The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”) are (i) to attract and retain Employees by providing competitive compensation opportunities, (ii) to provide Employees with incentive-based compensation in the form of Company Common Stock, (iii) to attract and compensate non-employee directors for service as Board and committee members, (iv) to encourage decision making based upon long-term goals, and (v) to align the interest of Employees and non-employee directors with that of the Company’s shareholders by encouraging such persons to acquire a greater ownership position in the Company.

2. Definitions. Wherever used herein, the following terms shall have the respective meanings set forth below:

“Award” means an award to a Participant made in accordance with the terms of the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Company” means The Travelers Companies, Inc.

“Committee” means the Compensation Committee of the Board, or a subcommittee of that committee, consisting of no less than two directors, all of whom shall qualify as “independent directors” within the meaning of Rule 303A of the New York Stock Exchange, as “outside directors” within the meaning of Section 162(m) of the Code, and as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.

“Common Stock” means the common stock of the Company.

“Change of Control” means the first to occur of (i) any “person” within the meaning of Section 14(d) of the Exchange Act, other than the Company, a subsidiary or any employee benefit plan(s) sponsored by the Company or any subsidiary, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the then-outstanding Common Stock, other than pursuant to a purchase of Common Stock from the Company; (ii) individuals who constitute the Board on the effective date of this Plan, cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of this Plan, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three quarters of the directors comprising the Board on the effective date of this Plan (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii), considered as though such person were a member of the Board on the effective date of this Plan; (iii) any plan or proposal for the liquidation of the Company is adopted by the shareholders of the Company; (iv) all or substantially all of the assets of the Company are sold, liquidated or distributed (in one or a series of related transactions); or (v) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty percent (50%) of the combined voting power of the Company or other entity resulting from such Transaction in substantially the same proportion as their ownership of the voting power of the Company immediately prior to such Transaction. Notwithstanding the foregoing, for purposes of Awards hereunder that are subject to the provisions of Section 409A of the Code and the regulations promulgated thereunder (“Code Section 409A”), no Change of Control shall be deemed to have occurred upon an event described in clauses (i) through (v) above that would have the effect of changing the time or form of payment of such Award unless such event would also constitute a change in the ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company for purposes of Code Section 409A.

“Employee” means an employee, including non-employee directors, as defined in General Instruction A to the Registration Statement on Form S-8 promulgated under the Securities Act of 1933, as amended, or any successor form or statute, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Fair Market Value” means, as of a specified date, one of the following as determined by the Committee, each of which shall be based on trading prices of a share of Common Stock on the New York Stock Exchange or on any national securities exchange on which the shares of Common Stock are then listed, or if the shares were not traded on such date, then on the next preceding date on which such shares of Common Stock were traded, all as reported by such source as the Committee may select: (i) the average of the high and low trading prices on such date, (ii) the closing price on such date or (iii) the closing price on the next preceding trading day.

“ISO” means an incentive stock option as defined in Section 422 of the Code.

“Option Proceeds” means the cash actually received by the Company for the exercise price in connection with the exercise of a stock option granted under the Plan or the Prior Plans that is exercised after the effective date of the Plan plus the tax benefit that could be realized by the Company as a result of such stock option exercise, which tax benefit shall be determined by multiplying (a) the amount that is deductible for federal income tax purposes as a result of such stock option exercise (currently, equal to the amount upon which the Participant’s withholding tax obligation is calculated) times (b) the maximum federal corporate income tax rate for the year of exercise. To the extent a Participant pays the exercise price and/or withholding taxes with shares of Common Stock, Option Proceeds shall not be calculated with respect to the amounts so paid with shares.

“Participant” means an Employee who is selected by the Committee to participate in the Plan.

“Performance Conditions” may, for purposes of Awards under the Plan, include one or more of: earnings per share, earnings before interest and tax, net income, adjusted net income, operating income, stock price, total shareholder return, market share, return on equity, cash return on equity, achievement of profit, loss and/or expense ratio, revenue targets, cash flows, book value, return on assets or return on capital. Such Performance Conditions may be based on the attainment of levels set for such financial measures with respect to the Company or any subsidiary, division, business unit, or any combination thereof and may be set as an absolute measure or relative to a designated peer group or index of comparable companies. Such Performance Conditions shall be set and defined by the Committee within the time period prescribed by Section 162(m) of the Code. Unless specifically determined by the Committee at the time a Performance Condition is set, the satisfaction of any Performance Condition shall be determined without regard to any change in accounting rules which becomes effective following the time such Performance Condition is set.

“Prior Plans” means The St. Paul Companies, Inc. Amended and Restated 1994 Stock Incentive Plan and the Travelers Property Casualty Corp. 2002 Stock Incentive Plan (including the Travelers Property Casualty Corp. Compensation Plan for Non-Employee Directors).

3. Shares Subject to the Plan. Subject to adjustment as provided in Section 20, the number of shares of Common Stock which shall be available and reserved for grant of Awards under the Plan shall be 35,000,000. The shares of Common Stock issued under the Plan may come from authorized and unissued shares or shares purchased in the open market. No Participant may, in any consecutive thirty-six (36) month period, be granted Awards of stock options and stock appreciation rights under Sections 7 and 8 of the Plan, respectively, with respect to more than 3,000,000 shares of Common Stock or more than 1,000,000 shares of restricted stock under Section 9 of the Plan, each of which numbers shall be subject to adjustment as provided in Section 20.

Shares of Common Stock subject to an Award that expires unexercised, that is forfeited, terminated or canceled, that is settled in cash or other forms of property, or otherwise does not result in the issuance of shares of Common Stock, in whole or in part, shall thereafter again be available for grant under the Plan. If the exercise price of any stock option is satisfied by delivering shares of Common Stock to the Company (by tender of such shares or attestation) or by authorizing the Company to retain shares of Common Stock, only the number of shares of Common Stock delivered to the Participant net of shares of Common Stock delivered to the Company (by tender or attestation) or retained by the Company shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for grant under the Plan. To the extent any shares of Common Stock subject to an Award are not delivered to a Participant because such shares are used to satisfy an applicable tax or other withholding obligations, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for grant under the Plan. Shares of Common Stock purchased by the Company on the open market using Option Proceeds shall also be available for grant under the Plan; provided, however, that the increase in the number of shares of Common Stock available for grant pursuant to such market purchases shall not be greater than the number that could be repurchased at Fair Market Value on the date of exercise of the stock option giving rise to such Option Proceeds. Except as otherwise provided by the Committee, the provisions of this paragraph shall also apply to any awards granted under the Prior Plans that are outstanding on the effective date of the Plan. In addition, the number of shares of Common Stock available for grant under the Plan shall not be reduced by shares subject to Awards granted upon the assumption of or in substitution for awards granted by a business or entity that is merged into or acquired by (or whose assets are acquired by) the Company.

4.	Administration.

4.1

Committee Authority. The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and the Awards as it may deem necessary in its discretion, from time to time. The Committee’s authority shall include, but not be limited to, the authority to:

(i)	determine the type and timing of Awards to be granted under the Plan;

(ii)	select Award recipients and determine the extent of their participation; and

(iii)

establish all other terms, conditions, restrictions and limitations applicable to Awards and the shares of Common Stock issued pursuant to Awards, including, but not limited to, those relating to a Participant’s retirement, death, disability, leave of absence or termination of employment.

The Committee’s right to make any decision, interpretation or determination under the Plan shall be in its sole and absolute discretion.

4.2

Administration of the Plan. The administration of the Plan shall be managed by the Committee. The Committee shall have the power to prescribe and modify, as necessary, the form of Award document, to correct any defect, supply any omission or clarify any inconsistency in the Plan and/or in any Award document and to take such actions and make such administrative determinations that the Committee deems appropriate in its discretion. Any decision of the Committee in the administration and interpretation of the Plan, as described herein, shall be final, binding and conclusive on all parties concerned, including the Company, its shareholders and subsidiaries and all Participants.

4.3

Delegation of Authority. The Committee may at any time delegate to a committee of the Board or one or more officers of the Company some or all of its authority over the administration of the Plan, with respect to persons who are not subject to the reporting requirements of Section 16(a) of the Exchange Act or “covered employees” described in Section 162(m) of the Code.

5. Eligibility. The Committee shall determine which Employees shall be eligible to receive Awards. No Employee shall have at any time the right to receive an Award, or having been selected for an Award, to receive any further Awards.

The Committee may also grant stock options, stock appreciation rights, restricted stock, performance awards or other Awards under the Plan in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, restricted stock, performance awards or other awards granted, awarded or issued by another entity and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or any subsidiary is a party. The terms and conditions of the substitute Awards may vary from the terms and conditions set forth in the Plan to the extent the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

6. Awards. Awards under the Plan may consist of: non-qualified stock options, ISOs, stock appreciation rights, restricted stock, performance awards and any other stock-based awards, including deferred stock units.

7.	Stock Options.

7.1

Types of Options. Stock options granted under the Plan may be non-qualified stock options, ISOs or any other type of stock option permitted under the Code, as determined by the Committee and evidenced by the document governing the Award.

7.2

ISOs. The terms and conditions of any ISO shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Committee. At the discretion of the Committee, ISOs may be granted to any employee of the Company and its subsidiaries, as such term is defined in Section 424(f) of the Code (each, a “Subsidiary”). No ISO may be granted to any Participant who, at the time of such grant, owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the exercise price for such ISO is at least one-hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the ISO is granted, and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of shares acquired upon the exercise of an ISO either within two years after the date of grant of such ISO or within one year after the transfer of such shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. The maximum number of shares of Common Stock available under the Plan for issuance as ISOs shall be 35,000,000.

All stock options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award document expressly states that the stock option is intended to be an ISO. If a stock option is intended to be an ISO, and if for any reason such stock option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such stock option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such stock option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options.

7.3

Exercise Price and Period. The Committee shall establish the exercise price, which price (other than for substitute options pursuant to Section 5) shall be no less than the Fair Market Value of a share of the Common Stock on the date of grant. Each stock option may be exercised in whole or in part on the terms provided in the Award document. The Committee also shall establish the period during which a stock option is exercisable, provided that in no event may a stock option be exercisable for a period of more than ten (10) years from the date of grant, and in no event may a stock option become exercisable earlier than one year after the date of grant, except in the case of:

(i)	a Change of Control if so provided by the Committee;

(ii)	an earlier date specifically approved by the Committee to attract a key executive to join the Company; or

(iii)	a stock option issued as a substitute option pursuant to Section 5.

When a stock option is no longer exercisable, it shall be deemed to have lapsed or expired.

7.4

Manner of Exercise. The exercise price of each share as to which a stock option is exercised and, if requested, the amount of any federal, state, local or foreign withholding taxes, shall be paid in full at the time of such exercise. The exercise of any stock option shall be contingent on and subject to such payment of the exercise price and withholding taxes, or the arrangement for the satisfaction of such payments in a manner satisfactory to the Committee. Such payment shall be made in any of the following forms:

(i)	in cash (including check, bank draft or money order),

(ii)

by delivery of shares of Common Stock owned by the Participant (by tender of such shares or by attestation) having a Fair Market Value as of the date of exercise equal to the exercise price for the total number of shares as to which the option is exercised, plus applicable taxes, if requested, subject to (A) the shares so delivered being “mature shares” for purposes of the applicable accounting rules then in effect, or otherwise having such characteristics as are required, if necessary, in order to avoid adverse accounting consequences to the Company on account of use of such shares to pay the exercise price and (B) such other guidelines for the tender of Common Stock as the Committee may establish,

(iii)

if approved by the Committee in the related Award document or other action by the Committee, authorization of the Company to retain from the total number of shares of Common Stock as to which the option is exercised that number of shares of Common Stock having a Fair Market Value as of the date of exercise equal to the exercise price for the total number of shares as to which the option is exercised, plus applicable taxes, if requested, and

(iv)	such other consideration as the Committee deems appropriate, or by a combination of cash, shares of Common Stock, retention of shares and such other consideration.

The Committee may, with the consent of the Participant, cancel any outstanding stock option in consideration of a cash payment in an amount not greater than the excess, if any, of the aggregate Fair Market Value (on the date of such cancellation) of the shares subject to the stock option over the aggregate exercise price of such stock option; provided, however, that the Participant’s consent is not required for such a cancellation pursuant to Section 13 hereof.

8. Stock Appreciation Rights. An Award of a stock appreciation right shall entitle the Participant, subject to terms and conditions determined by the Committee, to receive upon exercise of the stock appreciation right all or a portion of the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date of exercise of the stock appreciation right over a specified strike price, which price (other than for substitute stock appreciation rights pursuant to Section 5) shall be no less than the Fair Market Value of a share of the Common Stock on the date of grant of the stock appreciation right or the date of grant of a previously granted related stock option, as determined by the Committee in its discretion. A stock appreciation right may be granted in connection with a previously or contemporaneously granted stock option, or independent of any stock option. If issued in connection with a previously granted related stock option, the Committee shall impose a condition that the exercise of the stock appreciation right cancels the related stock option and exercise of the related stock option cancels the stock appreciation right, and the other terms of the stock appreciation right shall be identical in all respects to the terms of the related stock option except for the medium of payment. Each stock appreciation right may be exercised in whole or in part on the terms provided in the Award document. Stock appreciation rights granted independent of any stock option shall be exercisable for such period as specified by the Committee, but in no event may stock appreciation rights become exercisable less than one year after the date of grant, except in the case of:

(i)	a Change of Control if so provided by the Committee;

(ii)	an earlier date specifically approved by the Committee to attract a key executive to join the Company; or

(iii)	a stock appreciation right issued as a substitute stock appreciation right pursuant to Section 5.

In addition, in no event may a stock appreciation right be exercisable for a period of more than ten (10) years. When a stock appreciation right is no longer exercisable, it shall be deemed to have lapsed or terminated. Except as otherwise provided in the applicable agreement, upon exercise of a stock appreciation right, payment to the Participant shall be made in the form of cash, shares of Common Stock or a combination of cash and shares of Common Stock as promptly as practicable after such exercise. The Award document may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or shares of Common Stock) may be made in the event of the exercise of a stock appreciation right. The Committee may, with the consent of the Participant, cancel any outstanding stock appreciation right in consideration of a cash payment in an amount not in excess of the difference between the aggregate Fair Market Value (on the date of such cancellation) of any shares subject to the stock appreciation right and the aggregate strike price of such Shares; provided, however, that the Participant’s consent is not required for such a cancellation in connection with the purchase of such stock appreciation right pursuant to Section 13 hereof.

9. Restricted Stock. Restricted stock may be granted in the form of actual shares of Common Stock, which shall be evidenced by a certificate with an appropriate legend, or in uncertificated direct registration form, registered in the name of the Participant but held by the Company until the end of the restricted period, or share units, as determined by the Committee. As a condition to the receipt of an award of restricted stock in the form of actual shares of Common Stock, a Participant may be required to execute any stock powers, escrow agreements or other documents as may be determined by the Committee. Any conditions, limitations, restrictions, vesting and forfeiture provisions shall be established by the Committee in its discretion. No portion of an Award of restricted stock may vest as to any of the shares subject to the Award earlier than one year from the date of grant, except in the case of:

(i)	a Change of Control if so provided by the Committee;

(ii)	death, retirement or disability if so provided by the Committee; or

(iii)	restricted stock issued as a substitute Award pursuant to Section 5.

The Committee may, on behalf of the Company, approve the purchase by the Company of any shares subject to an Award of restricted stock, to the extent vested, for an amount equal to the aggregate Fair Market Value of such shares on the date of purchase. Awards of restricted stock may provide the Participant with dividends or dividend equivalents (pursuant to Section 17) and voting rights, if in the form of actual shares, prior to vesting. With respect to Awards of restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish and administer Performance Conditions in the manner described in Section 162(m) and Treasury Regulations promulgated thereunder as an additional condition to the vesting or payment, as applicable, of such Awards.

10. Performance Awards. Performance awards may be in the form of performance shares valued with reference to a share of Common Stock or performance units valued with reference to an amount of property (including cash) other than shares of Common Stock. Performance awards may also be granted in the form of any other stock-based Award. Performance awards shall entitle a Participant to future payments based upon the attainment of Performance Conditions established in writing by the Committee. Payment shall be made in cash, shares of Common Stock or any combination thereof, as determined by the Committee. The Award document establishing a performance award may establish that a portion of a Participant’s Award will be paid for performance that exceeds the minimum target but falls below the maximum target available to the Award. With respect to Awards of restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish and administer Performance Conditions in the manner described in Section 162(m) and Treasury Regulations promulgated thereunder as an additional condition to the vesting or payment, as applicable, of such performance awards. The Award document shall also provide for the timing of payment, which shall not be earlier than one year from date of grant, except in the case of:

(i)	a Change of Control if so provided by the Committee;

(ii)	an earlier date specifically approved by the Committee to attract a key executive to join the Company; or

(ii)	a performance award issued as a substitute Award pursuant to Section 5.

Following the conclusion or acceleration of the period of time designated for attainment of the Performance Conditions, the Committee shall determine the extent to which the Performance Conditions have been attained and shall then cause to be delivered to the Participant (i) a number of shares of Common Stock equal to the number of performance shares or the value of such performance units determined by the Committee to have been earned, and/or (ii) cash equal to the Fair Market Value of such number of performance shares or the value of performance units, as the Committee shall elect or as shall have been stated in the applicable Award document. In no event may performance awards be granted to a single Participant in any 12-month period (i) in respect of more than 250,000 shares of Common Stock (if the Award is denominated in shares of Common Stock) or (ii) having a maximum payment with a value greater than $10,000,000 (if the Award is denominated in other than shares of Common Stock).

11. Other Stock-Based Awards. The Committee may issue unrestricted shares of Common Stock, or other awards denominated in Common Stock (including but not limited to phantom stock and deferred stock units), to Participants, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. With respect to such Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish and administer Performance Conditions in the manner described in Section 162(m) and Treasury Regulations promulgated thereunder as an additional condition to the vesting and payment of such Awards. In no event may other stock-based Awards described in this Section 11 be granted to a single Participant in respect of more than 250,000 shares of Common Stock in any 12-month period. The terms and conditions of any such other stock-based Awards subject to time-based restrictions on vesting will be limited as specified in Section 9 for Awards of restricted stock.

12. Award Documents. Each Award under the Plan shall be evidenced by an Award document (which may consist of a term sheet or an agreement, and may be provided in electronic form) setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan. The Committee may, in its discretion, place terms in the Award documents that provide for the acceleration of any time periods relating to the exercise or realization of any Awards so that such Awards may be exercised or realized in full on or before a date fixed by the Committee, in connection with a Change of Control.

13. Change of Control. The Committee may, in its discretion, at the time an Award is made hereunder or at any time prior to, coincident with or after the time of a Change of Control:

(i)

provide for the purchase of such Awards, upon the Participant’s consent, for an amount of cash equal to the amount which could have been obtained upon the exercise or realization of such rights had such Awards been currently exercisable or payable, provided that the Participant’s consent shall not be required if the Committee takes such action in connection with the consummation of a Change of Control;

(ii)	make such adjustment to the Awards then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

(iii)	cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such Change of Control.

The Committee may, in its discretion, include such further provisions and limitations in any Award document as it may deem equitable and in the best interests of the Company.

14. Withholding. The Company and its subsidiaries shall have the right to deduct from any payment to be made pursuant to the Plan, or to require prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan, any taxes (whether federal, state, local or foreign) to be withheld therefrom. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by any of the methods pursuant to which the exercise price of a stock option may be paid pursuant to Section 7. Any satisfaction of tax obligations through the withholding of shares may only be up to the statutory minimum tax rate. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

15. Transferability. Except as provided in this Section, during the lifetime of a Participant to whom an Award is granted, only that Participant (or that Participant’s legal representative in the case of disability) may exercise a stock option or stock appreciation right, or receive payment with respect to restricted stock, a performance award or any other Award. The Committee may permit (on such terms, conditions and limitations as it determines), an Award of restricted stock, stock options, stock appreciation rights, performance shares or performance units or other Awards to be transferred or transferable to the extent permissible by law and, in the case of an ISO, to the extent permissible under Section 422 of the Code. Other than as stated in the preceding sentence, no Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company.

16. Deferrals and Settlements. The Committee may require or permit Participants to elect to defer the issuance of shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest or dividend equivalents on the deferral amounts. Any such rules or procedures shall comply with the requirements of Code Section 409A, including those with respect to the time when a deferral election may be made, the period of the deferral and the events that would result in the payment of the deferred amount.

17. Dividends and Dividend Equivalents. An Award (including without limitation a stock option or stock appreciation right) may, if so determined by the Committee, provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Common Stock subject to the Award (both before and after the Common Stock subject to the Award is earned, vested or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Common Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Common Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Common Stock equivalents. To the extent any stock option or stock appreciation right Award is intended to avoid the application of Code Section 409A, the right to any dividend equivalent payment in connection therewith shall not be contingent, directly or indirectly, upon the exercise of the related stock option or stock appreciation right.

18. No Right to Awards or Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continue in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant without any liability, or any claim under the Plan, except as expressly provided herein or in any Award document entered into hereunder.

19. Rights as a Shareholder. Unless the Committee determines otherwise, a Participant shall not have any rights as a shareholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 17.

20. Adjustment of and Changes in Common Stock. In the event of any equity restructuring (within the meaning of Financial Accounting Standard No. 123 (revised 2004), the Committee shall cause there to be made a substitution or adjustment, as it determines to be equitable in order to prevent a dilution or enlargement of rights relative to other shareholders of Common Stock, to the number and kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards (including but not limited to the number and kind of shares of Common Stock or other securities to which such Awards are subject, and the exercise or strike price of such Awards) to the extent such other Awards would not otherwise automatically adjust in the equity restructuring; provided, in each case, that with respect to ISOs, no such adjustment shall be authorized to the extent that such adjustment would cause such options to violate Section 422(b) of the Code or any successor provision; provided further, that no such adjustment shall be authorized under this Section to the extent that such adjustment would cause an Award to be subject to adverse tax consequences under Section 409A of the Code. In the event of a change in corporate capitalization other than an equity restructuring, which may include a merger, consolidation, or any other business combination (within the meaning of Financial Accounting Standard No. 141), or any partial or complete liquidation of the Company, such substitutions or adjustments described in the foregoing sentence may be made as determined to be equitable by the Committee to prevent dilution or enlargement of rights relative to other shareholders of Common Stock. In either case, any such substitution or adjustment shall be conclusive and binding for all purposes of the Plan. Unless otherwise determined by the Committee, the number of shares of Common Stock subject to an Award shall always be a whole number. In no event shall an outstanding stock option or stock appreciation right be amended for the sole purpose of decreasing the exercise price or strike price thereof, except in accordance with Section 21 of the Plan.

21. Amendment; Repricing. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that (i) no amendment shall be made without shareholder approval if such approval is necessary in order for the Plan to continue to comply with the rules of the New York Stock Exchange or if such approval is necessary in order for the Company to avoid being denied a tax deduction under Section 162(m) of the Code, and (ii) no amendment, suspension or termination may adversely affect any outstanding Award without the consent of the Participant to whom such Award was made. Except for adjustments pursuant to Section 20, in no event may any stock option or stock appreciation right granted under the Plan be amended to decrease the exercise price or strike price thereof, as the case may be, or be cancelled in conjunction with the grant of any new stock option or stock appreciation right with a lower exercise price or strike price, as the case may be, or otherwise be subject to any action that would be treated, for accounting purposes or under the rules of the New York Stock Exchange, as a “repricing” of such stock option or stock appreciation right, unless such amendment, cancellation or action is approved by the Company’s shareholders in accordance with applicable law and rules of the New York Stock Exchange.

22. Government and Other Regulations. The obligation of the Company to settle Awards in Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act of 1933 with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act of 1933 any of the shares of Common Stock to be offered or sold under the Plan. If the shares of Common Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act of 1933, the Company may restrict the transfer of such shares and may legend the Common Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

23. Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any subsidiary or affiliate of the Company except as otherwise specifically provided in such other plan.

24. Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Minnesota applicable to contracts made and performed wholly within such state by residents thereof.

25. Effective Date. The original version of this Plan became effective on July 28, 2004 and this amendment and restatement of the Plan is effective on December 13, 2006. Subject to earlier termination pursuant to Section 21, the Plan shall have a term often (10) years from its effective date.

26. Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

27.	Compliance with Code Section 409A.

27.1

Separation from Service. If any amount shall be payable with respect to any Award hereunder as a result of a Participant’s termination of employment or other service and such amount is subject to the provisions of Code Section 409A, then notwithstanding any other provision of this Plan, a termination of employment or other service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A.

27.2

Timing of Payment to a Specified Employee. If any amount shall be payable with respect to any Award hereunder as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” and such amount is subject to the provisions of Code Section 409A, then notwithstanding any other provision of this Plan, no payment shall be made, except as permitted under Code Section 409A, prior to the first day of the seventh (7th) calendar month beginning after the Participant’s separation from service (or the date of his or her earlier death). The Company may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 5, 2009: the Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

For driving directions to the Annual Meeting, please see the “Notice of Internet Availability of Proxy Materials – FAQs” posted on our website at www.travelers.com under “Investors.”

THE TRAVELERS COMPANIES, INC. Proxy Solicited on Behalf of the Board of Directors of The Travelers Companies, Inc. for the Annual Meeting of Shareholders, May 5, 2009

The undersigned hereby constitutes and appoints Jay S. Fishman, Kenneth F. Spence, III and Matthew S. Furman, and each of them, the undersigned’s true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of The Travelers Companies, Inc. to be held at our office located at 385 Washington Street, Saint Paul, Minnesota, on May 5, 2009 at 10:30 a.m. (Central Daylight Time) and at any adjournments or postponements thereof, and to vote as specified on this proxy all shares of stock of The Travelers Companies, Inc. as the undersigned would be entitled to vote if personally present, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side of this proxy.

The signer(s) hereby acknowledge(s) receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at the Annual Meeting and any adjournments or postponements thereof.

This proxy when properly executed will be voted in the manner directed herein. If the proxy is signed but no direction given, this proxy will be voted FOR the election of the director nominees, FOR Proposal 2, FOR Proposal 3 and AGAINST Proposal 4, and it will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

385 WASHINGTON STREET SAINT PAUL, MN 55102-1396

YOU HAVE THREE WAYS TO VOTE:

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions electronically. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, date and return your proxy card in the postage-paid envelope that has been provided to you or return it to The Travelers Companies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you are a shareholder of record or hold shares through a broker or bank, your vote must be received by 11:59 p.m. Eastern Daylight Time on Mat 4, 2009.

If you are a current or former employee voting shares held under an employee benefit or compensation plan, however, you must vote those plan shares by 11:59 P.M. Eastern Daylight Time on May 1, 2009. Please consult the separate voting instructions provided for persons holding shares through a Company employee benefit or compensation plan.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by The Travelers Companies, Inc. in mailing proxy materials, you can consent to receiving all future Notices of Internet Availability of Proxy Materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

NAME
TRAVELERS COMPANIES-COMMON	123,456,789,012.12345
TRAVELERS COMPANIES-COMMON	123,456,789,012.12345
TRAVELERS COMPANIES-COMMON	123,456,789,012.12345
TRAVELERS COMPANIES-COMMON	123,456,789,012.12345
TRAVELERS COMPANIES-COMMON	123,456,789,012.12345
TRAVELERS COMPANIES-COMMON	123,456,789,012.12345
TRAVELERS COMPANIES-COMMON	123,456,789,012.12345
TRAVELERS COMPANIES-COMMON	123,456,789,012.12345

☒
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:		TRVLR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE TRAVELERS COMPANIES, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 and 3 AND A VOTE AGAINST PROPOSAL 4.

1.	Proposal to elect the twelve directors listed below.
				For	Against	Withhold
Nominees:
	1a.	Alan L. Beller		☐	☐	☐

	1b.	John H. Dasburg		☐	☐	☐			For	Against	Withhold

	1c.	Janet M. Dolan		☐	☐	☐	1j.	Robert I. Lipp	☐	☐	☐

	1d.	Kenneth M. Duberstein		☐	☐	☐	1k.	Blythe J. McGarvie	☐	☐	☐

	1e.	Jay S. Fishman		☐	☐	☐	1l.	Laurie J. Thomsen	☐	☐	☐

	1f.	Lawrence G. Graev		☐	☐	☐			For	Against	Abstain

	1g.	Patricia L. Higgins		☐	☐	☐	2.	Proposal to ratify the appointment of KPMG LLP as Travelers’ independent registered public accounting firm for 2009.	☐	☐	☐
	1h.	Thomas R. Hodgson		☐	☐	☐

	1i.	Cleve L. Killingsworth, Jr.		☐	☐	☐	3.	Proposal to re-approve the material terms of the performance goals under Travelers’ Amended and Restated 2004 Stock Incentive Plan.	☐	☐	☐
				Yes	No

Please indicate if you plan to attend this meeting.				☐	☐		4.	Shareholder proposal relating to political contributions.	☐	☐	☐

IF NO BOXES ARE MARKED AND THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ON THE REVERSE SIDE.

NOTE:	Please sign exactly as the name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or other business entity, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date